      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             ----------------------
                                    FORM S-1
                             ----------------------
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------
                              GOLDEN SKY DBS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          4841                         43-1839531
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)       Identification Number)

                        4700 BELLEVIEW AVENUE, SUITE 300
                             KANSAS CITY, MO 64112
                                 (816) 753-5544
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JOHN R. HAGER
                            CHIEF FINANCIAL OFFICER
                              GOLDEN SKY DBS, INC.
                        4700 BELLEVIEW AVENUE, SUITE 300
                             KANSAS CITY, MO 64112
                                 (816) 753-5544
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

          KAREN A. DEWIS, ESQ.                                  JONATHAN A. SCHAFFZIN, ESQ.
        MCDERMOTT, WILL & EMERY                                   CAHILL GORDON & REINDEL
         600 13TH STREET, N.W.                                       EIGHTY PINE STREET
         WASHINGTON, D.C. 20005                                      NEW YORK, NY 10005
             (202) 756-8000                                            (212) 701-3000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
           TITLE OF EACH CLASS OF                   PROPOSED MAXIMUM                    AMOUNT OF
        SECURITIES TO BE REGISTERED             AGGREGATE OFFERING PRICE           REGISTRATION FEE(1)
------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01................          $172,500,000                       $47,955
------------------------------------------------------------------------------------------------------------

(1) The registration fee was calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
                             ----------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JULY 9, 1999
PROSPECTUS

                                             SHARES
                               [GOLDEN SKY LOGO]

                              GOLDEN SKY DBS, INC.
                                  COMMON STOCK
                             ----------------------

     This is Golden Sky DBS, Inc.'s initial public offering of common stock.

     We expect the public offering price to be between $     and $     per
share. Currently, no public market exists for the shares. After the pricing of this offering, we expect that the common stock will trade on the Nasdaq National Market under the symbol "GSKY."

     INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THIS PROSPECTUS.
                             ----------------------

                                                                 PER SHARE        TOTAL
                                                                 ---------        -----
    Public Offering Price......................................      $              $
    Underwriting Discount......................................      $              $
    Proceeds, before expenses, to Golden Sky DBS, Inc. ........      $              $

     The underwriters may also purchase up to an additional        shares at the
public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We expect that the shares of common stock will be ready for delivery in New
York, New York on or about                , 1999.
                             ----------------------

                              JOINT LEAD MANAGERS
MERRILL LYNCH & CO.                                 DONALDSON, LUFKIN & JENRETTE
BOOK RUNNING MANAGER

BEAR, STEARNS & CO. INC.
                        BANC OF AMERICA SECURITIES LLC
                                                     ING BARINGS LLC
                             ----------------------

               THE DATE OF THIS PROSPECTUS IS             , 1999.

                   [GRAPHS WITH SUBSCRIBER GROWTH STATISTICS]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Information in Prospectus...................................    4
Summary.....................................................    5
Risk Factors................................................   11
Use of Proceeds.............................................   21
Dividend Policy.............................................   21
Capitalization..............................................   22
Dilution....................................................   23
Pro Forma Financial Statements..............................   24
Selected Consolidated Financial Data........................   28
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   30
Business....................................................   41
Management..................................................   54
Principal Stockholders......................................   59
Certain Relationships and Related Transactions..............   62
Description of Capital Stock................................   63
Description of Indebtedness.................................   66
Shares Eligible for Future Sale.............................   69
Underwriting................................................   71
Legal Matters...............................................   74
Experts.....................................................   74
Where You Can Find More Information.........................   74
Index to Financial Statements...............................  F-1

                           INFORMATION IN PROSPECTUS

     Unless specifically stated, the information contained in this prospectus has been adjusted to give effect to:

     - the merger of Golden Sky Holdings, Inc. with and into Golden Sky DBS, Inc. pursuant to which each outstanding share of common stock of Golden
       Sky Holdings will be exchanged for           shares of common stock of
       Golden Sky DBS, each outstanding share of series A preferred stock of
       Golden Sky Holdings will be exchanged for           shares of common
       stock of Golden Sky DBS, each outstanding share of series B preferred
       stock of Golden Sky Holdings will be exchanged for           shares of
       common stock of Golden Sky DBS, each outstanding share of series C preferred stock of Golden Sky Holdings will be exchanged
       for          shares of common stock of Golden Sky DBS and each
       outstanding option or warrant to purchase shares of Golden Sky Holdings common stock will be converted into a similar right to purchase shares of Golden Sky DBS common stock; and

     - the exercise of all outstanding warrants to purchase shares of Golden Sky DBS common stock,

each of which is expected to occur immediately prior to completion of the offering. Unless the context otherwise requires, the terms "we," "our," "us" and "Golden Sky DBS" refer to Golden Sky DBS, Inc. and its subsidiaries. Unless otherwise indicated, the share, per share and financial information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

     Information in this prospectus concerning the National Rural Telecommunications Cooperative, or the NRTC, and its arrangements with DIRECTV is based upon information that has been made available to us by the NRTC or is otherwise publicly available. Unless otherwise indicated, information in this prospectus regarding numbers of households and subscribers in rural DIRECTV markets is based upon information compiled by Claritas, Inc. Other industry-related information is derived from SkyREPORT. Golden Sky DBS has not independently verified this data.
                             ----------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

     The following trademarks owned by third parties are used in this prospectus: DIRECTV(R), USSB(R), Total Choice(R), NFL SUNDAY TICKET(TM), NHL(R)CENTER ICE(R), MLB EXTRA INNINGS(SM), ESPN FULL COURT(TM), ESPN GamePlan(TM) and DirecPC(R).

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial data and related notes, before making an investment decision.

                                 GOLDEN SKY DBS

     We are the second largest independent provider of DIRECTV programming in rural markets in the United States. As of June 30, 1999, we were the exclusive provider of DIRECTV programming to approximately 292,400 subscribers in 55 rural markets located in 23 states. Rural markets are typically less competitive than urban markets with respect to pay television services. Approximately 15.7% of households in our exclusive rural markets subscribe to DIRECTV programming, as compared to approximately 5.2% for DIRECTV nationwide.

     DIRECTV, a division of Hughes Electronics Corporation, is one of two direct broadcast satellite companies in the United States. Direct broadcast satellite providers deliver digital television programming and related services to subscribers via satellite. In order to receive this programming, subscribers install a satellite antenna or dish and a digital set-top receiver and pay a monthly fee. Direct broadcast satellite television is currently the fastest growing multichannel pay television service, accounting for two out of three new multichannel pay television subscribers in 1998. As of May 31, 1999, DIRECTV had more than 5.2 million direct broadcast satellite television subscribers, which represented approximately 67% of all direct broadcast satellite television subscribers nationwide. DIRECTV currently offers more than 220 channels of high quality video and audio programming.

     We provide DIRECTV programming services in rural markets in the United States as a non-voting affiliate of the National Rural Telecommunications Cooperative, commonly known as the NRTC. Under a 1992 agreement with DIRECTV, the NRTC acquired exclusive rights for its members and affiliates to distribute DIRECTV programming services in approximately 250 rural markets in the United States. These rural markets currently comprise approximately 9.0 million households, or about 9% of total U.S. television households. According to the NRTC, these markets accounted for approximately 1.2 million, or 20%, of all DIRECTV customers as of June 30, 1999.

     Since our formation in June 1996, we have:

     - acquired rights to provide DIRECTV programming in 55 rural markets with
       1.9 million households and 140,900 subscribers;

     - added 151,500 new subscribers, net of disconnects, in our rural markets through internal growth; and

     - maintained the lowest annual rate of subscriber disconnects, or churn rate, among the leading providers of digital broadcast satellite programming.

     Our net new subscribers since January 1, 1998 represent approximately 6.8% of DIRECTV's net new subscribers nationwide, although our rural markets accounted for just 1.5% of all television households in the United States during that period.

     Our business objective is to be the fastest-growing provider of digital satellite television programming and related services in our markets in order to maximize profits and value for our shareholders. To accomplish this, we plan to:

     - Emphasize Direct Sales and Local Customer Service. We believe our strong local presence differentiates us from other digital satellite programming providers and generates rapid subscriber growth, higher customer satisfaction, lower churn and ultimately greater revenue and cash flow. Since inception, we have opened over 70 offices in our rural markets. We provide sales, installation and customer service directly through these offices and in conjunction with approximately 450 local dealers. We believe that focused local marketing significantly enhances the national marketing efforts of DIRECTV. We support our local presence with our national call center that provides sales and customer service 24 hours a day, seven days a week;

     - Acquire Additional Rural DIRECTV Markets. We are one of two companies currently pursuing the acquisition of rural DIRECTV markets. As of the date of this prospectus, there are approximately 110 unconsolidated rural DIRECTV markets, representing about 2.2 million households and 300,000 subscribers. We expect to continue to aggressively pursue attractive acquisition opportunities in these markets. Given that a majority of these markets are currently owned by rural electric and telephone cooperatives for whom offering DIRECTV programming is an ancillary business, we believe we can rapidly increase subscriber penetration and improve operations in our acquired markets; and

     - Develop Related Business Opportunities. We plan to expand our base of potential customers and product offerings by leveraging our local sales and support infrastructure. We are evaluating other communications products and services that could be offered to customers using our existing marketing and distribution infrastructure. For example, we have begun marketing DirecPC, a satellite-based high-speed Internet access service provided by a corporate affiliate of Hughes.

                              RECENT DEVELOPMENTS

DIRECTV/NRTC LITIGATION

     Until recently, DIRECTV, United States Satellite Broadcasting Company, Inc., Primestar, Inc. and EchoStar Communications Corporation were the principal domestic satellite television operators, serving over 80% of satellite television subscribers in the United States. Hughes, which owns DIRECTV, recently acquired both Primestar's and USSB's satellite television businesses. Prior to its acquisition by Hughes, Primestar offered a full range of satellite television programming to approximately 2.3 million subscribers nationwide, approximately 100,000 of which we believe were located within our rural DIRECTV markets. Former Primestar subscribers that choose to receive DIRECTV programming in our rural markets will become our subscribers.

     Prior to its acquisition by Hughes, USSB offered premium programming packages, consisting of HBO, Showtime, Cinemax and The Movie Channel, to subscribers throughout the United States, including those located within the NRTC's rural DIRECTV markets. After completing its acquisition of USSB, Hughes announced that it intends to combine its DIRECTV business with USSB's assets to expand its programming lineup through the addition of premium multi-channel movie services, including HBO, Showtime, Cinemax and The Movie Channel. On June 3, 1999, the NRTC filed suit against DIRECTV and Hughes seeking a court order requiring DIRECTV to provide NRTC members and affiliates with HBO, Showtime, Cinemax and The Movie Channel programming for exclusive distribution in the NRTC's rural markets and a temporary restraining order and preliminary injunction preventing DIRECTV and Hughes from providing, marketing, selling or billing for this programming in the NRTC's rural DIRECTV markets. On June 17, 1999, the court denied the NRTC's request for a temporary restraining order and preliminary injunction. A trial date has not been set on the merits of the NRTC's complaint. We are unable to predict the outcome of this matter, how it will affect the business relationship between DIRECTV and the NRTC or the effect of the USSB acquisition on our business. See "Risk Factors -- Recent consolidation among direct broadcast satellite operators and related litigation could adversely affect us" and "Business -- Our Relationship with the NRTC and DIRECTV."

POTENTIAL ACQUISITIONS

     We currently have non-binding letters of intent to acquire two additional rural DIRECTV markets with an aggregate of approximately 137,000 households and approximately 9,000 subscribers for total consideration of approximately $28.3 million. In order to complete these acquisitions, we must negotiate satisfactory purchase agreements and satisfy other customary conditions to closing. We may not be successful in completing these acquisitions.

                                  THE OFFERING

Common stock offered.......            shares

Common stock to be
outstanding   after the
  offering(1)..............            shares

Use of proceeds............  We estimate that the net proceeds of this offering, without exercise of the over-allotment option, will be approximately $139.0 million. We intend to use these proceeds for general corporate purposes, including working capital and possible future acquisitions. See "Use of Proceeds."

Dividend policy............  We do not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

Risk factors...............  See "Risk Factors" for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

Proposed Nasdaq National
    Market Symbol..........  "GSKY"
---------------

(1) Excludes           shares of common stock issuable upon the exercise of
    stock options outstanding as of             , 1999 at a weighted average
    exercise price of $     per share and           shares of common stock
    issuable upon the exercise of stock options reserved for grant. This number also assumes that the over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell an
    additional           shares.
                             ----------------------

     Our principal executive offices are located at 4700 Belleview Avenue, Suite 300, Kansas City, Missouri 64112. Our telephone number is (816) 753-5544 and our Internet Web site is located at http://www.gssdirectv.com.

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

     The following table presents our summary consolidated historical and pro forma financial and other data for the periods indicated. This information relates to Golden Sky DBS, Inc. for periods after February 2, 1999, which was when Golden Sky DBS was formed, and to its predecessor and wholly-owned subsidiary Golden Sky Systems, Inc. for periods before February 2, 1999. The information presented below as of and for the periods ended December 31, 1996, 1997 and 1998 was taken from our audited consolidated financial statements. The financial and other information for the businesses we have acquired was taken from the historical financial statements of the acquired entities. The information presented below as of and for the three months ended March 31, 1998 and 1999 is unaudited, but in the opinion of management reflects all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. The results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

     The following pro forma statement of operations data for the year ended December 31, 1998 present our results of operations adjusted for (1) material acquisitions we completed during 1998 and related financings, (2) the sale, in July 1998, of $195.0 million aggregate principal amount of Golden Sky Systems' 12 3/8% senior subordinated notes due 2006 and the application of the resulting proceeds, and (3) the sale, in February 1999, of $193.1 million aggregate principal amount at maturity of our 13 1/2% senior discount notes due 2007 and the application of the resulting proceeds, as if each of these events had occurred at the beginning of 1998. The following pro forma statement of operations data for the three months ended March 31, 1999 present our results of operations adjusted for the sale of our 13 1/2% senior discount notes due 2007 and the application of the resulting proceeds as if the sale had occurred at the beginning of 1998. These summary pro forma data do not purport to represent what our actual financial position or results of operations would have been had these events actually occurred on the specified dates and are not intended to predict our future results of operations or financial position.

     Household and subscriber data presented below reflect 100% of the households and subscribers comprising our rural DIRECTV markets, including two rural DIRECTV markets in which we acquired less than 100% ownership. In one of these markets, we acquired approximately 76% ownership and in the other market we acquired approximately 10% ownership. We receive 100% of the revenue generated by all subscribers in our rural DIRECTV markets. Pro forma household and subscriber data include all households and subscribers that we have acquired in acquisitions since our inception. Pro forma subscriber data is as of the later of March 31, 1999 and the relevant acquisition date.

     The following information should be read in conjunction with our consolidated financial statements and notes thereto, "Pro Forma Financial Statements" and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the individual financial statements and notes thereto of our recently acquired significant businesses appearing elsewhere in this prospectus.

                                                                           YEAR ENDED                    THREE MONTHS
                                                                       DECEMBER 31, 1998                ENDED MARCH 31,
                                       INCEPTION TO    YEAR ENDED    ----------------------   -----------------------------------
                                       DECEMBER 31,   DECEMBER 31,                               1998         1999        1999
                                           1996           1997       HISTORICAL   PRO FORMA   HISTORICAL   HISTORICAL   PRO FORMA
                                       ------------   ------------   ----------   ---------   ----------   ----------   ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenue:
  DBS services.......................    $   219        $ 16,452      $ 74,910    $ 86,786     $13,884      $ 30,502    $ 30,502
  Lease and other....................         36             944         1,014       1,140         245           197         197
                                         -------        --------      --------    --------     -------      --------    --------
        Total revenue................        255          17,396        75,924      87,926      14,129        30,699      30,699
Costs and Expenses:
  Cost of DBS services...............        130           9,304        45,291      52,861       8,250        19,186      19,186
  System operations..................         26           3,796        11,021      12,843       1,787         4,270       4,270
  Sales and marketing................         73           7,316        32,201      32,600       4,670        12,809      12,809
  General and administrative.........      1,035           2,331         7,431       7,470       1,108         2,948       2,948
  Depreciation and amortization......         97           7,300        23,166      29,475       4,348         8,220       8,220
                                         -------        --------      --------    --------     -------      --------    --------
        Total costs and expenses.....      1,361          30,047       119,110     135,249      20,163        47,433      47,433
                                         -------        --------      --------    --------     -------      --------    --------
Operating loss.......................     (1,106)        (12,651)      (43,186)    (47,323)     (6,034)      (16,734)    (16,734)
Net interest expense.................        (61)         (3,133)      (18,964)    (44,505)     (2,253)       (9,138)    (10,886)
                                         -------        --------      --------    --------     -------      --------    --------
Loss before extraordinary charge.....     (1,167)        (15,784)      (62,150)    (91,828)     (8,287)      (25,872)    (27,620)
Extraordinary charge on early
  retirement of debt.................         --              --        (2,577)     (2,577)         --        (2,935)     (2,935)
                                         -------        --------      --------    --------     -------      --------    --------
        Net loss.....................    $(1,167)       $(15,784)     $(64,727)   $(94,405)    $(8,287)     $(28,807)   $(30,555)
                                         =======        ========      ========    ========     =======      ========    ========
Basic and diluted loss per share:
  Loss before extraordinary charge...                                             $                                     $
  Extraordinary charge...............
                                                                                  --------                              --------
        Net loss per share...........                                             $                                     $
                                                                                  ========                              ========
Weighted-average number of shares
  outstanding........................

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                               1996       1997       1998     MARCH 31, 1999
                                                              -------   --------   --------   --------------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents...................................  $   479   $ 13,632   $  4,460      $ 39,276
Restricted cash(1)..........................................       --         --     51,617        34,719
Total assets................................................    6,383    156,236    328,071       358,712
Total debt..................................................    4,450     69,113    278,204       341,741
Stockholder's equity (deficit)..............................   (1,166)    70,449     15,922       (12,572)

                                                          YEAR ENDED                            THREE MONTHS
                                                         DECEMBER 31,                         ENDED MARCH 31,
                              INCEPTION TO   ------------------------------------   ------------------------------------
                              DECEMBER 31,      1997         1998         1998         1998         1999         1999
                                  1996       HISTORICAL   HISTORICAL   PRO FORMA    HISTORICAL   HISTORICAL   PRO FORMA
                              ------------   ----------   ----------   ----------   ----------   ----------   ----------
                                                 (IN THOUSANDS, EXCEPT SUBSCRIBER AND HOUSEHOLD DATA)
OTHER FINANCIAL DATA
EBITDA(2)...................    $(1,009)     $   (5,351)  $  (20,020)  $ (17,848)   $   (1,686)  $   (8,514)  $   (8,514)
Pre-SAC cash flow(3)........         95           3,879       18,075      20,685         3,695        6,873        6,873
Net cash used in operating
  activities................       (790)         (3,099)     (36,588)         NA        (2,377)     (17,238)          NA
Net cash used in investing
  activities................     (3,231)       (120,729)    (159,921)         NA       (28,331)      (4,628)          NA
Net cash provided by
  financing activities......      4,500         136,981      187,337          NA        20,694       56,682           NA
Capital expenditures........        105             998        3,317          NA           684        1,144           NA
Aggregate purchase price of
  acquisitions..............      5,256         129,725      124,844     124,844        27,647       20,334       31,989
OPERATING DATA
Households at end of
  period....................     22,000       1,135,000    1,727,000   1,727,000     1,227,000    1,804,000    1,851,000
Subscribers acquired in
  acquisitions..............      3,000          65,700       55,300      55,300        16,200       10,700       17,200
Subscribers added in
  existing rural DIRECTV
  markets...................        200          22,000       80,300      80,300        15,300       21,700       21,700
Subscribers at end of
  period....................      3,200          90,900      226,500     226,500       121,900      258,900      265,400
SAC per gross subscriber
  added(4)..................    $   290      $      280   $      320          NA    $      320   $      410           NA
Penetration at end of
  period....................       14.7%            8.0%        13.1%       13.1%          9.9%        14.4%        14.3%

---------------

(1) Includes the balance of the $45.2 million we placed in escrow to fund the first four semi-annual payments on Golden Sky Systems' 12 3/8% senior subordinated notes due 2006. The first semi-annual interest payment of $12.1 million was made on February 1, 1999. Also includes $5.3 million as of December 31, 1998 that was deposited with the administrative agent under Golden Sky Systems' credit facility to fund a contingent reduction of availability under the term loan facility. This contingent reduction did not occur under the terms of the amended credit facility entered into coincident with the offering of our outstanding 13 1/2% senior discount notes due 2007.

(2) EBITDA represents earnings before interest, taxes, depreciation and amortization, non-cash charges and extraordinary items. EBITDA is not a measure of performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income or loss as a measure of performance, or as a substitute for cash flow as a measure of liquidity. Nevertheless, we believe that EBITDA is a commonly recognized measure of performance in the communications industry. Many of our financial covenants are also based upon EBITDA. As a result, investors may use this data to analyze and compare other communications companies with our company in terms of operating performance, leverage and liquidity. Further, we believe that EBITDA provides useful information regarding an entity's ability to incur and service debt. Changes in our EBITDA may indicate changes in our free cash flows available to incur and service debt and cover fixed charges. However, EBITDA is not intended to represent cash flows for the period and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. EBITDA, as we calculate it, is not necessarily comparable to similarly captioned amounts of other companies.

(3) Because the company whose operations we believe to be most directly comparable to ours provides to its stockholders information equivalent to pre-subscriber acquisition cost cash flow, or pre-SAC cash flow, we have included this information for comparative purposes. Pre-SAC cash flow represents earnings before interest, taxes, depreciation and amortization, non-cash charges, extraordinary items, corporate overhead and subscriber acquisition costs. Pre-SAC cash flow is not a measure of performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income or loss as a measure of performance, or as a substitute for cash flow as a measure of liquidity. Pre-SAC cash flow is not intended to represent cash flows for the period and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles.

(4) Represents subscriber acquisition costs on a per gross new subscriber activation basis. This excludes acquired subscribers and does not net out disconnected subscribers.

                                  RISK FACTORS

     Investing in our common stock will provide you with an equity ownership interest in Golden Sky DBS. As a Golden Sky DBS stockholder, you will be subject to risks inherent in our business. The performance of your shares will reflect the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

RISKS OF OUR DIRECT BROADCAST SATELLITE BUSINESS

ANY CHANGE IN OUR RELATIONSHIP WITH THE NRTC OR THE NRTC'S RELATIONSHIP WITH DIRECTV COULD ADVERSELY AFFECT US.

     We depend greatly upon the NRTC to:

     - maintain the valuable rights it has with DIRECTV because our ability to offer DIRECTV programming derives from those rights;

     - provide us with accurate information concerning its relationship with DIRECTV because we do not have direct access to that information ourselves; and

     - provide us with services that are essential to our business on a timely and effective basis.

     The NRTC is a cooperative whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Because we do not qualify as a member of the NRTC, we act as a non-voting affiliate. From time to time, the NRTC may act solely in the interests of its members, whose interests may conflict with our interests.

     Our rights to offer DIRECTV programming depend upon our agreements with the NRTC and the NRTC's agreement with Hughes. Virtually all of our business consists of the distribution of DIRECTV programming in rural markets under exclusive agreements that we have with the NRTC. The NRTC acquired the exclusive rights to distribute, through its members and affiliates, DIRECTV programming in rural markets in the United States under an agreement it has with Hughes. We do not have a direct contractual relationship with Hughes with respect to the distribution of DIRECTV programming in our rural markets. The NRTC is permitted to terminate its agreements with us under specified circumstances, including a termination of the NRTC's agreement with Hughes. Any termination of our agreements with the NRTC or the NRTC's agreement with Hughes prior to their expiration would adversely affect our ability to execute our business strategy. We rely upon the NRTC to diligently perform all of its obligations under its agreement with Hughes, as well as to pursue any rights and remedies, including cure rights, that it may have against Hughes. We cannot assure you that the NRTC will act in a manner that will preserve our ability to offer DIRECTV programming on a basis consistent with past practice. For a discussion of recent issues relating to our relationship with the NRTC and DIRECTV, see "-- Recent consolidation among direct broadcast satellite operators and related litigation could adversely affect us" and "Business -- Our Relationship with the NRTC and DIRECTV."

     Changes in NRTC policies may adversely affect our ability to provide DIRECTV programming in our markets. We must comply with the policies of the NRTC adopted from time to time. In the past, we and other NRTC-affiliated DIRECTV providers have disputed policies proposed by the NRTC that we believed did not comply with our agreements with the NRTC and applicable law. For example, the NRTC has adopted a policy regarding its interests in the subscriber information of affiliated DIRECTV providers. Our agreements with the NRTC provide that affiliates, including Golden Sky DBS, have "substantial proprietary interests" in and rights to the information and data regarding their subscribers. We have differed with the NRTC, as have other affiliates, over the import of these rights and interests. In the event that our rights to offer DIRECTV programming through the NRTC are terminated or expire, our rights to subscriber information will be critical to our ability to execute our business strategy.

     Our operations could be adversely affected if the NRTC is unable to provide us with essential support services and accurate subscriber information. Our agreements with the NRTC require that we use the NRTC for support services, including subscriber information and data reporting, retail billing services and central office subscriber services. These services are critical to the operation and management of our business. We are required to pay the NRTC monthly operating fees, monthly security fees, monthly programming fees and a "reasonable margin" on the cost of providing direct broadcast satellite services to us. If the NRTC is unable to provide us with support services for whatever reason, we would be required to acquire these services from other sources or provide them for ourselves. Our cost of acquiring these services elsewhere or providing them internally could exceed amounts payable under our agreements with the NRTC. Moreover, it is possible that we would be able to secure these services on a more economic basis from other persons while we remain obligated to secure them from the NRTC.

     We do not have direct or complete access to or control over the management information systems of the NRTC, including management information systems data concerning our individual subscribers. As a result, while we are entitled to verify the accuracy of individual customer financial accounts, we must rely upon the NRTC to provide accurate and detailed general demographic and other information regarding our subscribers. This information is critical to the growth and development of our ongoing sales and marketing strategy and any inadequacy or inaccuracy in this information could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO MAINTAIN OUR RIGHTS TO DISTRIBUTE DIRECTV PROGRAMMING DUE TO FACTORS BEYOND OUR CONTROL.

     Our agreements with the NRTC and the NRTC's agreement with Hughes expire when the satellite or satellites that broadcast the DIRECTV programming covered by the agreements are removed from their assigned orbital locations. It is unclear whether the NRTC is entitled to programming services from all three DIRECTV satellites currently in orbit or merely the first satellite, DBS-1, which was launched in December 1993. It is possible that the NRTC's agreement with Hughes will be interpreted so as to limit the NRTC's right to programming to the useful life of DBS-1. Although, according to Hughes, DBS-1 has an estimated life of 15 years from its launch date, there are numerous risks associated with satellite transmission technology in general and DIRECTV's delivery of direct broadcast services in particular. Satellite transmission of video, audio and other data is highly complex and requires the manufacture and integration of diverse and advanced components that may not function as expected. The useful life of a direct broadcast satellite also may be adversely affected by acts of war, electrostatic storms or collisions with space debris. We cannot assure you as to the longevity of the satellites that are required to broadcast our DIRECTV programming or that we will continue to have access to any or all of our DIRECTV programming upon the expiration of the useful life of DBS-1 or any other Hughes' satellite.

     The NRTC's agreement with Hughes provides the NRTC with a right of first refusal, under most circumstances, to obtain direct broadcast satellite services, other than programming services, in substantially the same form as these direct broadcast satellite services are currently provided in the event that Hughes elects to launch one or more successor satellites. Our agreements with the NRTC do not expressly provide an equivalent right of first refusal for the NRTC members to acquire direct broadcast satellite services through the NRTC should the NRTC exercise a right of first refusal under its agreement with Hughes. The NRTC is not obligated to exercise any right of first refusal.

     There is a risk that the NRTC will not exercise its right of first refusal or that the terms and conditions of any continuing relationship between the NRTC and Hughes will not be satisfactory to the NRTC. Moreover, if we are offered continuing rights to distribute DIRECTV programming following an exercise by the NRTC of its right of first refusal, the terms and conditions of these rights may not be satisfactory to us. In the event we are unable to acquire either direct broadcast services or DIRECTV programming through Hughes and the NRTC after the expiration of our agreements with the NRTC, we would be required to acquire these services from others, or to attempt to sell our subscriber base to one or more other direct broadcast satellite providers. If we are unable to do this for contractual or other reasons, we may be forced to cease or fundamentally change our business operations.
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

WE DEPEND ON DIRECTV AND HUGHES FOR DIRECTV PROGRAMMING.

     We obtain substantially all of our revenue through the distribution of DIRECTV programming. As a result, we may be affected by any material adverse change in the assets, financial condition, programming, technological capabilities or services of DIRECTV or Hughes. These changes could result from, among other things, possible electronic, computer or other technical problems experienced by DIRECTV or from DIRECTV's failure to retain or renew its Federal Communications Commission licenses to transmit radio frequency signals from the orbital slots occupied by its satellites. DIRECTV's FCC licenses for its current satellites expire beginning in 2004.

     We also rely on DIRECTV to continue to provide programming services on a basis consistent with its past practice. Any change in DIRECTV's practices due to, for example, changes in its programming supply arrangements, regulatory or legal developments or the expiration of the useful orbital life of its current satellites, may prevent us from continuing to provide direct broadcast satellite services and could have a material adverse effect on our business, financial condition and results of operations.

WE COULD LOSE MONEY BECAUSE OF SIGNAL THEFT.

     The delivery of subscription programming requires the use of encryption technology. Signal theft or "piracy" in the C-band direct-to-home, cable television and European direct broadcast satellite industries has been widely reported. The encryption technology used by the direct broadcast satellite equipment we utilize may not remain totally effective. If DIRECTV's signal encryption technology were compromised and could not be promptly corrected, our revenues could decrease.

ANY FAILURE BY THIRD PARTY PROGRAMMERS TO PROVIDE DIRECTV WITH PROGRAMMING THAT APPEALS TO MASS AUDIENCES COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     We depend heavily on DIRECTV's ability to obtain programming from third parties that appeals to mass audiences. DIRECTV's programming agreements with third party programmers have terms that expire on various dates with different renewal and cancellation provisions. It is possible that these agreements will not be renewed or that they will be canceled prior to expiration of their original term. In the event that any of these agreements are not renewed or are canceled, DIRECTV may not be able to obtain or develop substitute programming that is comparable in quality, marketability or cost to its existing programming. Our ability to compete successfully will depend on DIRECTV's ability to continue to obtain desirable programming and attractively package it to its customers at competitive prices. See "Business -- DIRECTV."

     Under the Cable Television Consumer Protection and Competition Act of 1992 and the FCC's rules, programming developed by vertically integrated cable-affiliated programmers generally must be offered to all multi-channel video programming distributors on nondiscriminatory terms and conditions. These laws also prohibit some exclusive programming contracts. We anticipate that DIRECTV will continue to purchase a substantial percentage of its programming from cable-affiliated programmers. Some of the restrictions on cable-affiliated programmers will expire in 2002 unless extended by the FCC or Congress. Any expiration of, amendment to or interpretation of the laws that permit the cable industry or programmers to discriminate in the sale of programming against competing businesses, like DIRECTV, could adversely affect DIRECTV's ability, and therefore our ability, to acquire programming on a cost-effective basis or at all.

RECENT CONSOLIDATION AMONG DIRECT BROADCAST SATELLITE OPERATORS AND RELATED LITIGATION COULD ADVERSELY AFFECT US.

     Until recently, DIRECTV, USSB, Primestar and EchoStar were the primary domestic satellite television operators. Hughes, which owns DIRECTV, recently acquired both USSB and Primestar. Prior to its acquisition by Hughes, USSB offered premium programming packages, consisting of HBO, Showtime, Cinemax and The Movie Channel, to subscribers throughout the United States, including those located within the NRTC's rural DIRECTV markets. After completing its acquisition of USSB, Hughes announced that it intends to combine its DIRECTV business with USSB's assets to expand its programming lineup through the addition of premium multi-channel movie services like HBO, Showtime, Cinemax and The Movie Channel.

     The NRTC and Hughes have so far been unable to resolve a number of issues related to the impact of the Primestar and USSB acquisitions on the NRTC and its members and affiliates. On June 3, 1999, the NRTC filed suit against DIRECTV and Hughes seeking a court order requiring DIRECTV to provide NRTC members and affiliates with HBO, Showtime, Cinemax and The Movie Channel programming for exclusive distribution in the NRTC's rural markets and a temporary restraining order and preliminary injunction preventing DIRECTV and Hughes from providing, marketing, selling or billing for this programming in the NRTC's rural DIRECTV markets. On June 17, 1999, the court denied the NRTC's request for a temporary restraining order and preliminary injunction. The court will proceed to decide the merits of the contractual dispute between DIRECTV and the NRTC to determine if the NRTC and its members and affiliates have the exclusive right to sell the premium programming in the NRTC's rural markets. A trial date has not been set on the merits of the NRTC's complaint.

     It is possible that these acquisitions and the related litigation will adversely impact the business relationship between the NRTC and DIRECTV. It is also possible that these events will increase our costs of providing services or that we will need additional capital to purchase any rights or other benefits that may become available as a result of Hughes' acquisitions of Primestar and USSB. This industry consolidation also could encourage EchoStar to respond by lowering prices or increasing its marketing activities. Any of these events could adversely affect our ability to execute our business strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Future Capital Requirements" and "Business -- Our Relationship with the NRTC and DIRECTV."

WE COULD LOSE REVENUES IF WE ARE FOUND TO HAVE CUSTOMERS OUTSIDE OUR
TERRITORIES.

     Just as we have exclusive DIRECTV distribution rights in our territories, we are not allowed to have customers outside our territories. In addition, DIRECTV and its distributors are prohibited by law from providing DIRECTV programming outside the United States. Despite assurances from our subscribers that they receive programming within one of our rural DIRECTV markets, a portion of our subscribers may, in fact, be receiving DIRECTV programming outside our markets. If we must disconnect a significant portion of our subscribers because they are receiving services outside our rural DIRECTV markets, our revenues could decrease.

RECENT LITIGATION COULD AFFECT DIRECTV'S ABILITY OF DIRECTV TO CONTINUE TO PROVIDE US WITH NETWORK PROGRAMMING AND, THEREFORE, THE ATTRACTIVENESS OF OUR PROGRAMMING PACKAGES.

     The Satellite Home Viewer Act of 1994 establishes the terms and conditions under which a direct-to-home operator, for a statutorily-mandated fee, may claim a "compulsory" copyright license to retransmit "superstations" and broadcast network programming to subscribers for private home viewing. In the case of broadcast network programming, the compulsory license established by this satellite legislation is applicable only to direct-to-home retransmission to persons in households that cannot receive network programming with an acceptable signal quality over-the-air and do not subscribe to cable. A number of television broadcast networks and their affiliates have begun litigation in several courts alleging that satellite programming providers have retransmitted network programming in violation of the "unserved households" limitation of the satellite legislation. By bringing these lawsuits, the networks are seeking to prohibit satellite programming providers like DIRECTV from providing specified broadcast network programming to subscribers in designated geographic areas.

     If any of these lawsuits are determined adversely to DIRECTV, we and DIRECTV may be unable to provide network programming to subscribers in rural markets or we may experience a substantial increase in the cost of providing this programming to our customers.

     Separate pieces of legislation that would revise the Satellite Home Viewer Act's unserved household limitation have been passed by both the House of Representatives and the Senate and a conference committee has been convened to attempt to resolve differences in the two bills. We cannot assure you that legislation revising the Satellite Home Viewer Act will be passed or, if legislation is passed, that the changes in the Satellite Home Viewer Act will mitigate the adverse effect that might result from the lawsuits brought under the current Satellite Home Viewer Act.

DIRECTV IS SUBJECT TO REGULATIONS THAT COULD RESULT IN A MATERIAL INCREASE IN THE FEES THAT WE PAY TO PROVIDE SERVICES TO OUR CUSTOMERS.

     The Satellite Home Viewer Act of 1994 currently is scheduled to expire on December 31, 1999. When the act expires, direct-to-home operators will be required to negotiate in the marketplace to obtain the necessary copyright clearances to retransmit superstations and broadcast network programming. The bills to revise the Satellite Home Viewer Act that passed the House and Senate both would extend the legislation. However, we cannot assure you that this or any similar legislation will be passed.

     There are laws and regulations that affect DIRECTV and, therefore, us. As an operator of a privately-owned United States satellite system, DIRECTV is subject to the regulatory jurisdiction of the FCC, primarily with respect to:

     - licensing of satellites;

     - avoidance of interference with other broadcasting signals; and

     - compliance with rules that the FCC has established specifically for direct broadcast satellite licenses.

Any expiration of, or adverse change to or interpretation of, these regulations could have a material adverse effect on our business, financial condition and results of operations.

FINANCIAL RISKS RELATED TO OUR COMPANY

OUR NET LOSSES AND NEGATIVE EBITDA COULD ADVERSELY AFFECT OUR ABILITY TO RAISE ADDITIONAL CAPITAL.

     We have operated for only a limited period of time. During this time we have generated both net losses and negative earnings before interest, taxes, depreciation and amortization, non-cash charges and extraordinary items, which we refer to in this prospectus as EBITDA. We had a net loss of approximately $64.7 million for the year ended December 31, 1998 and a net loss of approximately $28.8 million for the three months ended March 31, 1999. We also reported negative EBITDA of approximately $20.0 million for the year ended December 31, 1998 and approximately $8.5 million for the three months ended March 31, 1999. The extent to which we generate net income or positive EBITDA in the future will depend upon a number of factors, many of which are beyond our control.

     We cannot assure you that we will be able to generate or sustain net income or positive EBITDA in the future, or if so, when. To the extent investors measure our performance by net income or loss, rather than alternative measures based on cash flow, continuing losses could adversely affect our ability to raise additional capital to finance our business plan.

WE MAY NOT BE ABLE TO MAKE PRINCIPAL OR INTEREST PAYMENTS ON OUR SUBSTANTIAL
DEBT.

     We have a significant amount of outstanding debt. We expect to increase our outstanding debt as we pursue further acquisitions. It is possible that we may not be able to make interest or principal payments on our debt when they become due. In addition, borrowings under Golden Sky Systems' credit facility bear interest at variable rates. This makes us vulnerable to increases in interest rates generally. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Indebtedness -- Credit Facility."

OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY.

     Our substantial debt could:

     - limit our ability to internally fund or obtain financing for future acquisitions, working capital, operating losses, capital expenditures and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - place us at a disadvantage compared to our competitors that have less debt;

     - increase our vulnerability to adverse economic and industry conditions;
       and

     - reduce the cash flow available from our subsidiaries.

Any of these consequences could adversely affect our ability to execute our business strategy.

OUR HOLDING COMPANY STRUCTURE MAY LIMIT OUR ABILITY TO SERVICE OUR INDEBTEDNESS.

     As a holding company, we must rely on dividends and other distributions from our subsidiaries to meet our obligations. The ability of our subsidiaries to pay dividends and make other distributions and advances to us is subject to, among other things, the terms of their debt instruments and applicable law. Golden Sky Systems' credit facility and the indenture governing Golden Sky Systems' 12 3/8% senior subordinated notes due 2006 contain restrictive covenants that limit its ability to pay dividends or make distributions to us. We cannot assure you that we will be in compliance with these covenants at the time of a required interest payment on our debt instruments. We currently expect that it may be difficult for Golden Sky Systems to generate the requisite dividend capacity to enable us to make required cash interest payments on our debt. Our ability to generate sufficient dividend capacity to service our debt will depend upon the extent to which we complete additional acquisitions, incur additional indebtedness, incur operating expenses, make capital expenditures and generate adequate subscriber revenue, among other things. Any significant adverse developments would likely preclude us from being able to access Golden Sky Systems' cash flow to service our debt.

THE RESTRICTIVE COVENANTS OF OUR DEBT INSTRUMENTS MAY LIMIT OUR ABILITY TO PURSUE OUR BUSINESS STRATEGY.

     Our debt instruments contain numerous restrictive covenants that limit our discretion with respect to the operation of our business. Among other things, these covenants limit our ability, and the ability of our subsidiaries, to incur substantial indebtedness, make investments, loans or advances, make capital expenditures or consolidate, merge or transfer all or substantially all of our or their assets. We may be unable to pursue attractive business opportunities due to these restrictive covenants. Moreover, our financial flexibility may be limited by these requirements.

IF WE FAIL TO COMPLY WITH THE RESTRICTIVE COVENANTS OF OUR DEBT INSTRUMENTS, OUR DEBT COULD BE ACCELERATED AND THERE MAY BE INSUFFICIENT ASSETS TO MEET OUR OBLIGATIONS.

     Golden Sky Systems' credit facility requires us to meet specified financial ratios and financial conditions. Events beyond our control may affect our ability to meet these covenants and conditions. We may incur future debt that contains financial or other covenants more restrictive than those currently applicable to us. If we fail to comply with our obligations under these instruments, the holders of this debt could elect to declare all amounts outstanding under the relevant instruments to be immediately due and payable. Our assets may not be sufficient to repay our debt if the holders elect to accelerate the debt.

IF WE ARE UNABLE TO MEET OUR CAPITAL REQUIREMENTS, WE MAY BE UNABLE TO EXECUTE OUR BUSINESS STRATEGY.

     Our operations require and will continue to require substantial capital. Our actual cash requirements may materially exceed our estimated capital requirements and available capital. The amount of capital we will require will depend upon a number of factors, including the cost of future acquisitions, the necessity of future capital expenditures and the extent of our future negative cash flow. If we do not comply with the financial and operating covenants under Golden Sky Systems' credit facility described above, we may be unable to borrow funds under the credit facility. In this event, we will be required to obtain additional financing to fund acquisitions and to continue to develop our operations. We might not be able to secure the additional financing on satisfactory terms, or at all.

OTHER RISKS OF OUR BUSINESS

SIGNIFICANT COMPETITION COULD ADVERSELY AFFECT OUR REVENUES.

     We operate in a highly competitive industry and we expect intense competition in the future. Our competitors include a broad range of companies engaged in providing communications and entertainment services, including cable operators, other direct-to-home programming providers, wireless cable operators, broadcast television networks and home video products companies, as well as companies developing new technologies. Several regional telephone operators have also expressed an interest in becoming subscription television service providers. The entry of these competitors into the subscription television market could increase competition substantially and may have a material adverse effect on our business, financial condition and results of operations. Many of our competitors and potential competitors are well-established companies and have significantly greater financial and marketing resources than we do. Also, we may suffer a competitive disadvantage relative to cable operators because the upfront cost to the subscriber for equipment and installation is higher for direct broadcast satellite service than it is for cable service. See
"Business -- Competition."

OUR ACQUISITION STRATEGY MAY NOT BE SUCCESSFUL, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Acquiring additional rural DIRECTV markets is an essential part of our business strategy. We may not be able to realize the expected benefits of past or future acquisitions or identify suitable acquisition candidates. Our ability to complete future acquisitions will depend on a number of factors, some of which are beyond our control, including the attractiveness of acquisition prices, the negotiation of acceptable definitive acquisition agreements and our ability to obtain the necessary approvals, including the approval of Hughes and the NRTC. We are aware of one other company that is currently pursuing an acquisition strategy in rural DIRECTV markets. We may not have the financial resources to compete with this competitor in making additional acquisitions.

     Even if we complete future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties, divert managerial attention or require significant financial resources that could otherwise be used for the ongoing development or expansion of our existing operations.

     In addition, future acquisitions may require us to incur additional debt and contingent liabilities, which could have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO CONTINUE TO IMPROVE OUR OPERATIONAL PROCEDURES AND HIRE PERSONNEL CAPABLE OF MANAGING OUR RAPID GROWTH, WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS STRATEGY.

     As the size of our operations grows, we will need to continue to improve our operational systems and procedures and to hire and retain additional qualified personnel. We have experienced a period of rapid growth, primarily as a result of acquisitions. In order to achieve our business objectives, we expect to continue to expand, largely through acquisitions of additional rural DIRECTV markets. These acquisitions have placed, and will continue to place, a significant strain on our management, operating systems and procedures, financial resources, employees and other resources. If we are unable to manage our growth, our business, financial condition and results of operations could be adversely affected.

THE YEAR 2000 PROBLEM COULD ADVERSELY AFFECT US.

     We are in the process of assessing the impact of the year 2000 issue on our computer systems and operations. Many existing computer systems and applications currently use two-digit date fields to designate a year. Date sensitive systems and applications may recognize the year 2000 as 1900 or not at all. The inability to recognize or properly treat the year 2000 issue may cause computer systems and applications to fail to process critical financial and operational information correctly. This issue affects virtually all organizations and can be very costly and time consuming to correct.

     We have reviewed the year 2000 compliance of our internal systems and believe that these systems are year 2000 compliant. However, we cannot assure you that all of the software products that we currently use are in fact year 2000 compliant. We have engaged the services of a consultant to assist in our assessment of the impact of the year 2000 issue on our computerized systems and operations. Currently, we believe our costs to successfully mitigate the year 2000 issue will be approximately $200,000.

     We rely heavily on contracted data processing services from the NRTC and DIRECTV for customer service, billing, remittance processing and distribution of our direct broadcast satellite programming services under our contractual relationship with the NRTC. The NRTC has informed us that the majority of the computer systems that provide these services are currently year 2000 compliant, and that the remainder of these systems will be compliant by September 1999. The NRTC has further informed us that DIRECTV has achieved year 2000 compliance for its billing and authorization systems. In addition to the NRTC and DIRECTV, we rely heavily on other parties, like suppliers of direct broadcast satellite equipment, for the successful conduct of our business. We are in the process of conducting surveys of all of our significant vendors and other pertinent relationships to assess their readiness for year 2000 processing.

     If our year 2000 readiness efforts are not successful or are not completed in a timely manner, the year 2000 issue could significantly disrupt our ability to transact business with our customers and suppliers and could have a material adverse effect on our business, financial condition and results of operations. Any failure by the NRTC, DIRECTV or other companies on which we depend to achieve year 2000 compliance by the end of 1999 could have a material adverse effect on our business, financial condition and results of operations.

     To date, we have not implemented a year 2000 contingency plan. Contingency plans for mission critical systems primarily involve development and testing of manual procedures or the use of alternate systems. Viable contingency plans are difficult to develop for third party failures, especially in high-technology industries like the direct broadcast satellite industry, due to the lack of alternate suppliers. There can be no assurance that any contingency plans we develop will successfully mitigate any adverse effects that the year 2000 issue may have on our business, financial condition or results of operations.

RISKS OF INVESTING IN OUR COMMON STOCK

OUR PRINCIPAL STOCKHOLDERS WILL CONTINUE TO HAVE CONTROL OVER OUR BUSINESS AND AFFAIRS.

     Upon the completion of this offering, our executive officers and directors,
together with their affiliates, will beneficially own approximately      % of
our outstanding common stock, or      % if the underwriters' over-allotment
option is exercised in full. As a result of their ownership of our common stock, these stockholders will have significant influence over the election of our directors. Furthermore, given the size of their holdings, these stockholders may be able to exercise substantial influence over other matters requiring stockholder approval, including the approval of significant corporate transactions. For example, this concentration of ownership may have the effect of delaying or preventing a change in control of Golden Sky DBS.

OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER.

     Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, provisions of our certificate of incorporation that establish a staggered board of directors, limit the removal of directors, restrict stockholder action solely by written consent and require advance notice of stockholder proposals and director nominations could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to stockholders. Section 203 of the Delaware General Corporation Law also could prohibit us from engaging in a business transaction with large stockholders for a period of three years after their purchase of our common stock. See "Description of Capital Stock -- Delaware Law and Charter Provisions."

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK.

     Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering. If such a market does not develop or is not sustained, it may be difficult for you to sell your shares of our common stock at a price that is attractive to you. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors. This price may vary from the market price of our common stock after this offering. See "Underwriting."

OUR STOCK PRICE MAY FLUCTUATE.

     The price at which our common stock will trade after this offering depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, some of which are beyond our control. Factors like quarterly fluctuations in our financial and operating results, developments affecting us, our customers or the market for our DIRECTV programming services and the risks described elsewhere in these risk factors also could cause the market price of our common stock to fluctuate substantially. In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our common stock.

PURCHASERS OF OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF THEIR INVESTMENT.

     If you purchase common stock in this offering, you will experience an
immediate and substantial dilution of $     in net tangible book value per share
after the offering. This means that if Golden Sky DBS were to be liquidated immediately after this offering, there may be no assets available for distribution to public shareholders after satisfaction of all creditors assuming the amounts carried as intangible assets on our financial statements have no value. We also have outstanding a large number of options to purchase common stock with exercise prices significantly below the estimated initial public offering price of our common stock. We intend to continue to grant substantial stock options to our employees. We also may raise additional funds through public or private debt or equity financing or from other sources. To the extent options are exercised or additional financing is obtained at prices below the estimated initial public offering price of our common stock, there may be further dilution. See "Dilution."

FUTURE SALES OF OUR COMMON STOCK COULD LOWER OUR STOCK PRICE.

     If our existing stockholders sell shares of our common stock in the public market following this offering, including shares issued upon the exercise of outstanding options, or if the market perceives that these sales could occur, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate or to use equity as consideration for future acquisitions.

     Upon the completion of this offering, we will have           shares of
common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares,
the           shares sold in this offering will be freely tradeable. Of the remaining shares,
subject to the lock-up and affiliate restrictions described below, shares will be freely tradeable upon completion of the offering and
shares will become freely tradeable at varying dates over the next      months.
Of the total shares outstanding upon completion of the offering, shares will be held by directors, executive officers and principal stockholders of Golden Sky DBS who may be deemed to be our affiliates. Pursuant to Rule 144 under the Securities Act, our affiliates may not resell more than 1% of our aggregate outstanding common stock during any three month period.

     In connection with this offering, Golden Sky DBS and directors, officers and principal stockholders of Golden Sky DBS holding, in the aggregate, shares of common stock as of the date of this prospectus, have agreed, subject to some exceptions, not to sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch.

     A number of our stockholders have registration rights allowing them to require us to register the resale of their shares. In addition, after this offering, we intend to file a registration statement covering the sale of
approximately           shares of common stock to be reserved for issuance under
our stock option plan. If any of our significant stockholders exercise their registration rights and sell shares of our common stock in the public market, or if a significant number of option holders exercise their options and sell the common stock acquired upon exercise, the market price of our common stock could fall.

OUR FORWARD-LOOKING STATEMENTS MAY PROVE TO BE INACCURATE.

     This prospectus contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. The words "may," "expect," "believe," "could," "anticipate," "project," "estimate," their opposites and similar expressions are intended to identify forward-looking statements. We caution readers that these statements are not guarantees of future performance or events and are subject to a number of risks, uncertainties and assumptions that may influence the accuracy of the statements and the projections on which they are based, including the risks and uncertainties discussed above. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of           shares of our
common stock in connection with this offering will be approximately $139.0 million, or approximately $160.0 million if the underwriters' over-allotment option is exercised in full, based on an assumed initial public offering price
of $     per share and after deducting the estimated underwriting discount and offering expenses.

     We intend to use the net proceeds from this offering for our general corporate purposes, including working capital and possible acquisitions of additional rural DIRECTV markets. As of the date of this prospectus, we have non-binding letters of intent to acquire two additional rural DIRECTV markets for aggregate consideration of approximately $28.3 million. We have no binding agreements with respect to any material acquisitions.

     Pending these uses, we intend to use the net proceeds to temporarily repay any amounts outstanding under Golden Sky Systems' revolving credit facility and to invest the remaining net proceeds in short-term, investment grade, interest-bearing securities and other similar investments.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future. Any declaration and payment of dividends would be subject to the discretion of our board of directors. Any future determination to pay dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by our board of directors.

                                 CAPITALIZATION

     The following table presents our cash and total capitalization as of March 31, 1999 on an actual basis, on a pro forma basis to reflect the merger of Golden Sky Holdings into Golden Sky DBS and the related conversion of all outstanding shares of capital stock of Golden Sky Holdings into shares of common stock of Golden Sky DBS, and on a pro forma as adjusted basis to reflect the merger and related conversion and the sale of the shares of common stock offered
by this prospectus at an assumed initial public offering price of $     per
share as if the offering and the merger and related conversion had occurred on March 31, 1999:

                                                                   AS OF MARCH 31, 1999
                                                            -----------------------------------
                                                                                     PRO FORMA
                                                             ACTUAL     PRO FORMA   AS ADJUSTED
                                                            ---------   ---------   -----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                        SHARE DATA)
Cash and cash equivalents.................................  $  39,276   $  39,276    $ 178,276
                                                            =========   =========    =========
Restricted cash...........................................  $  34,719   $  34,719    $  34,719
                                                            =========   =========    =========
Long-term debt (including current maturities):
  Bank debt...............................................  $  35,000   $  35,000    $  35,000
  Seller notes payable....................................      9,414       9,414        9,414
  Other...................................................        758         758          758
  12 3/8% Notes...........................................    195,000     195,000      195,000
  13 1/2% Notes...........................................    101,569     101,569      101,569
                                                            ---------   ---------    ---------
          Total long-term debt............................    341,741     341,741      341,741
Stockholders' equity (deficit):
  Common Stock, par value $0.01; 1,000 shares authorized
     and 100 shares issued and outstanding, actual;
               shares authorized and           shares
     issued and outstanding, pro forma; and        shares
     authorized and           shares issued and
     outstanding, pro forma as adjusted...................         --
  Additional paid-in capital..............................     97,913
  Accumulated deficit.....................................   (110,485)   (110,485)    (110,485)
                                                            ---------   ---------    ---------
          Total stockholders' equity (deficit)............    (12,572)    (12,572)     126,428
                                                            ---------   ---------    ---------
          Total capitalization............................  $ 329,169   $ 329,169    $ 468,169
                                                            =========   =========    =========

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering.

     Our pro forma net tangible book deficit as of March 31, 1999, after giving effect to the merger of Golden Sky Holdings into Golden Sky DBS and the related conversion of all outstanding shares of capital stock of Golden Sky Holdings
into shares of common stock of Golden Sky DBS, was approximately $     million
or $     per share of common stock. Pro forma net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding after giving effect to the merger and related conversion. After giving effect to our sale of
the           shares of common stock offered by this prospectus at an assumed
initial public offering price of $     per share and after deducting the
estimated underwriting discount and offering expenses, our pro forma as adjusted net tangible book deficit as of March 31, 1999 would have been approximately
$     million or $     per share of common stock. This represents an immediate
decrease in pro forma net tangible book deficit to existing shareholders of
$     per share and an immediate dilution to new investors of $     per share.
The following table illustrates the per share dilution to new investors:

Assumed initial public offering price per share.............           $
  Pro forma net tangible book deficit per share before this
     offering...............................................  $
  Increase per share attributable to this offering..........
                                                              ------
Pro forma as adjusted net tangible book deficit per share
  after this offering.......................................
                                                                       ------
Dilution per share to new investors in this offering........           $
                                                                       ======

     The foregoing table does not reflect           shares of common stock
issuable upon exercise of stock options outstanding as of the date of this prospectus.

     The following table sets forth, on a pro forma basis as of March 31, 1999, the number of shares of common stock purchased from us, the total consideration paid to us for the shares and the average price paid per share by the existing stockholders and by new investors purchasing common stock from us in this offering:

                                          SHARES PURCHASED      TOTAL CONSIDERATION
                                        --------------------   ----------------------   AVERAGE PRICE
                                          NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                                        ----------   -------   ------------   -------   -------------
Existing stockholders.................                     %   $ 97,714,000     39.4%      $
New investors.........................                          150,000,000     60.6       $
                                        ----------    -----    ------------
          Total.......................                100.0%   $247,714,000    100.0%
                                        ==========    =====    ============    =====

     If the underwriters' over-allotment option is exercised in full, the number
of shares held by new investors will increase to           , or      % of the
total shares of common stock outstanding after this offering.

                         PRO FORMA FINANCIAL STATEMENTS

GENERAL

     The following pro forma financial statements relate to Golden Sky DBS, Inc. for periods after February 2, 1999, and to its predecessor and wholly-owned subsidiary, Golden Sky Systems, Inc., for periods before February 2, 1999.

     The following pro forma statement of operations data for the year ended December 31, 1998 present our results of operations as adjusted for (1) material acquisitions we completed during 1998 and related financings, (2) the sale, in July 1998, of $195.0 million aggregate principal amount of Golden Sky Systems' 12 3/8% senior subordinated notes due 2006 and the application of the resulting proceeds, and (3) the sale, in February 1999, of $193.1 million aggregate principal amount at maturity of our 13 1/2% senior discount notes due 2007 and the application of the resulting proceeds, as if each of these events had occurred at the beginning of 1998. The following pro forma statement of operations data for the three months ended March 31, 1999 present our results of operations adjusted for the sale of our 13 1/2% senior discount notes due 2007 and the application of the resulting proceeds as if the sale had occurred at the beginning of 1998.

     These pro forma data do not purport to represent what our actual financial position or results of operations would have been had these events actually occurred on the specified dates and are not intended to predict our future results of operations or financial position.

     Our historical information for the year ended December 31, 1998 was taken from our audited consolidated financial statements included elsewhere in this prospectus. Our historical information for the three months ended March 31, 1999 was taken from our unaudited consolidated financial statements included elsewhere in this prospectus. The financial information for the significant businesses we have acquired was taken from the historical financial statements of those acquired businesses.

                              GOLDEN SKY DBS, INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                             PRO FORMA
                                             HISTORICAL   ACQUISITIONS(A)   ADJUSTMENTS      PRO FORMA
                                             ----------   ---------------   -----------      ---------
Revenue:
  DBS services.............................   $ 74,910        $11,876        $     --        $ 86,786
  Lease and other..........................      1,014            126              --           1,140
  Other....................................         --             28             (28)(b)          --
                                              --------        -------        --------        --------
          Total revenue....................     75,924         12,030             (28)         87,926
Costs and Expenses:
  Costs of DBS services....................     45,291          7,570             (21)(b)      52,861
  Other costs of revenue...................         --             21              --              --
  System operations........................     11,021          1,822              --          12,843
  Sales and marketing......................     32,201            399              --          32,600
  General and administrative...............      7,431             39              --           7,470
  Depreciation and amortization............     23,166            490           5,819 (c)      29,475
                                              --------        -------        --------        --------
          Total costs and expenses.........    119,110         10,341           5,798         135,249
                                              --------        -------        --------        --------
Operating income (loss)....................    (43,186)         1,689          (5,826)        (47,323)
Non-operating Items:
  Interest and investment income...........      1,573            222            (222)(d)       1,573
  Interest expense.........................    (20,537)          (139)        (25,402)(e)     (46,078)
  Gain on sale of wireless TV rights.......         --          1,956          (1,956)(b)          --
  Net profit on asset disposal.............         --          8,421          (8,421)(b)          --
                                              --------        -------        --------        --------
          Total non-operating items........    (18,964)        10,460         (36,001)        (44,505)
                                              --------        -------        --------        --------
Income (loss) before income taxes..........    (62,150)        12,149         (41,827)        (91,828)
Income taxes...............................         --         (3,074)          3,074 (f)          --
                                              --------        -------        --------        --------
Income (loss) before extraordinary
  charge...................................   $(62,150)       $ 9,075        $(38,753)       $(91,828)
                                              ========        =======        ========        ========

                              GOLDEN SKY DBS, INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999
                                 (IN THOUSANDS)

                                                                          PRO FORMA
                                                            HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                            ----------   -----------     ---------
Revenue:
  DBS services............................................   $ 30,502      $    --       $ 30,502
  Lease and other.........................................        197           --            197
                                                             --------      -------       --------
          Total revenue...................................     30,699           --         30,699
Costs and Expenses:
  Costs of DBS services...................................     19,186           --         19,186
  System operations.......................................      4,270           --          4,270
  Sales and marketing.....................................     12,809           --         12,809
  General and administrative..............................      2,948           --          2,948
  Depreciation and amortization...........................      8,220           --          8,220
                                                             --------      -------       --------
          Total costs and expenses........................     47,433           --         47,433
                                                             --------      -------       --------
Operating loss............................................    (16,734)          --        (16,734)
Non-operating Items:
  Interest and investment income..........................        823           --            823
  Interest expense........................................     (9,961)      (1,748)(g)    (11,709)
                                                             --------      -------       --------
          Total non-operating items.......................     (9,138)      (1,748)       (10,886)
                                                             --------      -------       --------
Loss before income taxes..................................    (25,872)      (1,748)       (27,620)
Income taxes..............................................         --           --             --
                                                             --------      -------       --------
Loss before extraordinary charge..........................   $(25,872)     $(1,748)      $(27,620)
                                                             ========      =======       ========

---------------

(a) Includes the operations of material businesses we acquired during 1998 from January 1, 1998 through their respective acquisition dates.

(b)  To eliminate the results of operations not acquired.

(c) Gives effect to the amortization of intangible assets recorded in purchase accounting of $6,309,000, less the elimination of historical amortization of intangible assets of $490,000. Intangible assets consist of non-compete agreements, customer lists and DIRECTV distribution rights. Non-compete agreements are amortized over the contract period, which is generally three years, while customer lists are amortized over five years. DIRECTV distribution rights are amortized over the remaining useful life of the satellites, which is generally 10 to 12 years depending upon the date of our acquisition of the distribution rights.

(d) Gives effect to the elimination of historical interest income of material businesses we acquired during 1998.

(e)  Gives effect to the following (in thousands):

Elimination of historical interest expense of material
  businesses we acquired during 1998........................  $    139
Interest expense on borrowings under Golden Sky Systems'
  12 3/8% senior subordinated notes due 2006, seller notes
  payable and Golden Sky Systems' credit facility assumed to be incurred to finance acquisitions as if these borrowings had occurred at the beginning of 1998 at their respective
  historical interest rates.................................   (14,734)
Aggregate interest expense and amortization of deferred
  financing costs associated with the offering of our
  13 1/2% senior discount notes due 2007 as if this offering
  has been consummated as of the beginning of 1998..........   (14,007)
Reduction of historical interest expense as a result of the
  paydown of outstanding debt from the proceeds of the
  offering of our 13 1/2% senior discount notes due 2007
  assuming this offering had occurred at the beginning of
  1998......................................................     3,200
                                                              --------
                                                              $(25,402)
                                                              ========

(f) Gives effect to the elimination of historical income tax expense (benefit) of acquired entities.

(g) Reflects aggregate interest expense and amortization of deferred financing costs associated with the offering of our 13 1/2% senior discount notes due 2007 totaling $2,347,000 as if this offering had occurred at the beginning of 1998. Also gives effect to the reduction of interest expense of $599,000 as a result of the repayment of debt from the proceeds of the offering of our 13 1/2% senior discount notes due 2007.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data relates to Golden Sky DBS, Inc. for periods after February 2, 1999, which was when Golden Sky DBS was formed, and to its predecessor and wholly-owned subsidiary, Golden Sky Systems, Inc. for periods before February 2, 1999. The selected historical consolidated financial data as of December 31, 1996, 1997 and 1998 and for the periods then ended presented below were taken from our audited consolidated financial statements included elsewhere in this prospectus. The information presented below as of and for the three months ended March 31, 1998 and 1999 is unaudited, but in the opinion of management reflects all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. The results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. Household and subscriber data reflect 100% of the households or subscribers comprising our rural DIRECTV markets, including two rural DIRECTV markets in which we acquired less than 100% ownership. In one of these markets we acquired approximately 76% ownership and in the other market we acquired approximately 10% ownership. We receive 100% of the revenue generated by all subscribers in our rural DIRECTV markets. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                     YEARS ENDED       THREE MONTHS ENDED
                                                  INCEPTION TO      DECEMBER 31,           MARCH 31,
                                                  DECEMBER 31,   -------------------   ------------------
                                                      1996         1997       1998      1998       1999
                                                  ------------   --------   --------   -------   --------
                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA
Revenue:
  DBS services..................................    $   219      $ 16,452   $ 74,910   $13,884   $ 30,502
  Lease and other...............................         36           944      1,014       245        197
                                                    -------      --------   --------   -------   --------
         Total revenue..........................        255        17,396     75,924    14,129     30,699
Costs and Expenses:
  Cost of DBS services..........................        130         9,304     45,291     8,250     19,186
  System operations.............................         26         3,796     11,021     1,787      4,270
  Sales and marketing...........................         73         7,316     32,201     4,670     12,809
  General and administrative....................      1,035         2,331      7,431     1,108      2,948
  Depreciation and amortization.................         97         7,300     23,166     4,348      8,220
                                                    -------      --------   --------   -------   --------
         Total costs and expenses...............      1,361        30,047    119,110    20,163     47,433
                                                    -------      --------   --------   -------   --------
Operating loss..................................     (1,106)      (12,651)   (43,186)   (6,034)   (16,734)
Net interest expense............................        (61)       (3,133)   (18,964)   (2,253)    (9,138)
                                                    -------      --------   --------   -------   --------
Loss before extraordinary charge................     (1,167)      (15,784)   (62,150)   (8,287)   (25,872)
Extraordinary charge on early retirement of
  debt..........................................         --            --     (2,577)       --     (2,935)
                                                    -------      --------   --------   -------   --------
         Net loss...............................    $(1,167)     $(15,784)  $(64,727)  $(8,287)  $(28,807)
                                                    =======      ========   ========   =======   ========

                                                                      DECEMBER 31,
                                                              -----------------------------   MARCH 31,
                                                               1996       1997       1998       1999
                                                              -------   --------   --------   ---------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents...................................  $   479   $ 13,632   $  4,460   $ 39,276
Restricted cash(1)..........................................       --         --     51,617     34,719
Total assets................................................    6,383    156,236    328,071    358,712
Total debt..................................................    4,450     69,113    278,204    341,741
Stockholder's equity (deficit)..............................   (1,166)    70,449     15,922    (12,572)

                                                                                        THREE MONTHS ENDED
                                           INCEPTION TO   YEARS ENDED DECEMBER 31,           MARCH 31,
                                           DECEMBER 31,   -------------------------   -----------------------
                                               1996          1997          1998          1998         1999
                                           ------------   -----------   -----------   ----------   ----------
OPERATING DATA
Households at end of period..............     22,000       1,135,000     1,727,000     1,227,000    1,804,000
Subscribers acquired in acquisitions.....      3,000          65,700        55,300        16,200       10,700
Subscribers added in existing rural
  DIRECTV markets........................        200          22,000        80,300        15,300       21,700
Subscribers at end of period.............      3,200          90,900       226,500       121,900      258,900
SAC per gross subscriber added(2)........    $   290      $      280    $      320    $      320   $      410
Penetration at end of period.............       14.7%            8.0%         13.1%          9.9%        14.4%

---------------

(1) Includes the balance of the $45.2 million we placed in escrow to fund the first four semi-annual interest payments on Golden Sky Systems' 12 3/8% senior subordinated notes due 2006. The first semi-annual interest payment of $12.1 million was made on February 1, 1999. Also includes $5.3 million as of December 31, 1998 that was deposited with the administrative agent under Golden Sky Systems' credit facility to fund a contingent reduction of availability under the term loan facility. This contingent reduction did not occur under the terms of the amended credit facility entered into coincident with the offering of the outstanding notes.

(2) Represents subscriber acquisition costs on a per gross new subscriber activation basis. This excludes acquired subscribers and does not net out disconnected subscribers.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of our historical consolidated results of operations, liquidity and capital resources. This discussion should be read in conjunction with our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

OVERVIEW

     We were formed in June 1996 to acquire rights to distribute DIRECTV programming services in rural markets in the United States. We are a non-voting affiliate of the NRTC, which is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in rural America. We acquired our first rural DIRECTV market in November 1996. From our inception through June 30, 1999, we have acquired 55 rural DIRECTV markets serving approximately 1.9 million households. The aggregate purchase price for these acquisitions totaled approximately $297.1 million, or about $160 per household. Following each acquisition, we have sought to create a strong local presence in each of our markets. We have established over 70 offices in our territories and have established dealer relationships with approximately 450 local retailers of direct broadcast satellite ("DBS") equipment. We are continually evaluating acquisition prospects and we expect to continue to enter into acquisition agreements to purchase additional rural DIRECTV markets consistent with our growth strategy.

     In addition to growth by acquisitions, we have increased our subscriber base through increased penetration of our rural DIRECTV markets. We believe that there is a substantial opportunity to increase penetration through local marketing. Most of the NRTC members from which we acquire rural DIRECTV markets generally have not engaged in significant marketing efforts, but rather have relied primarily on the consumer to take the initiative to acquire service.

     We have experienced net losses as well as negative EBITDA and cash flows from operations since our inception. For a description of EBITDA, see note 2 to "Summary Historical and Pro Forma Financial and Other Data." These shortfalls are primarily the result of our rapid subscriber growth and acquisitions of rural DIRECTV markets. In particular, we have incurred significant sales and marketing expenses in our effort to rapidly build our subscriber base. Many of these expenses, which are expensed as incurred and include advertising and promotional expenses, sales commissions and DBS equipment and installation subsidies, are incurred at or before the time a new subscriber is activated. As a result, revenue attributable to new subscribers lags behind the expense incurred in acquiring them. The impact of this lag generally increases with the rate at which we add subscribers. Our rapid subscriber growth and related subscriber acquisition costs have been significant contributors to our net losses and negative EBITDA experienced to date. We believe that our subscriber acquisition costs will continue to negatively affect our operating results for at least the next year as we continue to add new subscribers. However, as long as a subscriber remains in service, future operating results benefit from a recurring monthly revenue stream with minimal additional sales and marketing expense. Because we have experienced a relatively low rate of customer disconnects ("churn"), we believe that our investment in building our subscriber base rapidly will enhance our cash flow and operating results in the longer term. During the twelve-month period ended March 31, 1999, our annual churn rate approximated 10.6%.

     As a result of our historical and anticipated significant growth rate, our historical operating results may not be comparable from period to period.

RESULTS OF OPERATIONS

     The following table presents some of the items from our consolidated statements of operations as a percentage of total revenue for the periods noted.

                                                                 YEARS ENDED        THREE MONTHS
                                                 INCEPTION TO    DECEMBER 31,     ENDED MARCH 31,
                                                 DECEMBER 31,   --------------    ----------------
                                                     1996       1997     1998      1998      1999
                                                 ------------   -----    -----    ------    ------
Revenue:
  DBS services.................................       85.9%      94.6%    98.7%    98.3%     99.3%
  Lease and other..............................       14.1        5.4      1.3      1.7       0.7
                                                    ------      -----    -----    -----     -----
          Total revenue........................      100.0%     100.0%   100.0%   100.0%    100.0%
Costs and Expenses:
  Costs of direct broadcast satellite
     services..................................       51.0%      53.5%    59.7%    58.4%     62.5%
  System operations............................       10.2       21.8     14.5     12.6      13.9
  Sales and marketing..........................       28.6       42.0     42.4     33.1      41.7
  General and administrative...................      405.9       13.4      9.8      7.8       9.6
  Depreciation and amortization................       38.0       42.0     30.5     30.8      26.8
                                                    ------      -----    -----    -----     -----
          Total costs and expenses.............      533.7      172.7    156.9    142.7     154.5
                                                    ------      -----    -----    -----     -----
Operating loss.................................     (433.7)     (72.7)   (56.9)   (42.7)    (54.5)
Net interest expense...........................      (23.9)     (18.0)   (25.0)   (15.9)    (29.8)
                                                    ------      -----    -----    -----     -----
Loss before extraordinary charge...............     (457.6)%    (90.7)%  (81.9)%  (58.6)%   (84.3)%
                                                    ======      =====    =====    =====     =====

     Revenue. We earn revenue by providing DIRECTV programming services to subscribers within our rural DIRECTV markets. DBS services revenue includes any combination of various monthly program service plans, additional monthly premium channel program upgrades, seasonal sports programming packages, one-time event programming on a pay-per-view basis and miscellaneous fee revenue related to providing programming to subscribers. Lease and other revenue principally is comprised of revenue from the rental of DBS equipment to subscribers.

     Costs of DBS Services. Our largest cost of providing service to our subscribers is the wholesale cost of DIRECTV programming and related services. The principal components of programming costs include miscellaneous service fees and programming costs paid to the NRTC and a 5% royalty based on programming revenue paid to DIRECTV.

     System Operations. System operations expenses include costs of our national call center operations, field office operations and other subscriber service expenses. We expect that these expenses will increase as we continue to make acquisitions and open additional field offices. However, many of these costs are fixed in nature and we do not expect that these expenses will increase in direct proportion to revenue.

     Sales and Marketing. Sales and marketing expenses include advertising, promotional expenses, marketing personnel expenses, commission expenses to our employees and outside sales agents, net equipment and installation costs and other marketing overhead costs. We subsidize the cost to the consumer of DBS equipment and the cost of installation of DBS equipment. Equipment and installation revenues and related expenses are recognized upon the delivery and installation of DBS equipment. Net transaction costs associated with the sale and installation of DBS equipment are reported as a component of sales and marketing expenses in our statement of operations. We invest significantly to develop our sales and distribution systems and to acquire new subscribers. A large part of our sales and marketing expense is comprised of costs related to the addition of new subscribers. Although we anticipate continuing to incur these costs as we build our subscriber base, these costs are not expected to increase in direct proportion to revenue.

     General and Administrative. General and administrative expenses include corporate general office and administration expenses incurred primarily at our Kansas City corporate office. We expect that these expenses will increase as we grow and continue to expand our infrastructure. However, since many of these expenses are fixed in nature, general and administrative expenses are not expected to increase in direct proportion to increases in subscribers and revenue.

     Depreciation and Amortization. Depreciation and amortization includes amortization of intangible assets associated with acquisitions and depreciation of property and equipment.

     Income Taxes. Golden Sky Systems elected to be treated as a Subchapter S corporation in 1996. As an S corporation, it generally was not directly subject to income taxation and recognized no income tax expense or benefit at the corporate level. On February 12, 1997, Golden Sky Systems terminated its Subchapter S corporation status and became subject to income taxation under Subchapter C of the Internal Revenue Code. We have recognized no income tax benefits in any of the periods presented because we have incurred operating losses in all periods, and realization of future tax benefits is uncertain.

     As of December 31, 1998, we had net operating loss carryforwards for federal income tax purposes of approximately $63.4 million. These net operating loss carryforwards expire beginning in the year 2011.

  Three Months Ended March 31, 1999 Compared to the Three Months Ended March 31, 1998.

     Revenue. DBS services revenue for the three months ended March 31, 1999 totaled $30.5 million, which represented a 120% increase as compared to the same period during the prior year. This increase was principally attributable to the increase in the number of subscribers. The average number of subscribers during the three months ended March 31, 1999 increased to approximately 248,000, compared to approximately 109,700 during the comparable 1998 period. Average monthly programming revenue per subscriber approximated $41 and $43 during those same periods. This decrease resulted primarily from a change in sales mix toward lower priced services.

     Costs of DBS Services. Costs of DBS services increased $10.9 million, or 133%, during the three months ended March 31, 1999, to $19.2 million. This increase was consistent with the increase in the average number of subscribers. As a percentage of DBS services revenue, the costs of DBS services increased to 62.9% during the three months ended March 31, 1999, compared to 59.4% during the same period of 1998. This increase resulted largely from a change in sales mix toward lower margin services and increased charges by DIRECTV for satellite and ground service operations.

     System Operations. System operations costs totaled $4.3 million for the three months ended March 31, 1999, a $2.5 million increase, or 139%, over the comparable 1998 period. These costs rose as a result of the increased number of field offices and related activity resulting from our continued acquisition of rural DIRECTV markets, as well as from subscriber growth. As a percentage of total revenue, system operations expenses increased to 13.9% during the three months ended March 31, 1999, from 12.6% during the same 1998 period. The increase in system operations expenses as a percentage of total revenues resulted primarily from the expansion of our national customer service center in Kansas City. We expect that these expenses will increase as we continue to make acquisitions and open additional field offices. However, many of these costs are fixed in nature, and we do not expect that these expenses will increase in direct proposition to revenue.

     Sales and Marketing. Sales and marketing expenses totaled $12.8 million during the three months ended March 31, 1999, an increase of $8.1 million compared to the same 1998 period. Sales and marketing costs per new subscriber activation approximated $410 during the three months ended March 31, 1999 and $300 during the three months ended March 31, 1998. The increase in sales and marketing expenses resulted from:

     - A 93% increase in the number of new subscriber activations during the three months ended March 31, 1999, as compared to the same period of 1998;

     - Increased costs associated with free programming provided to new subscribers under DIRECTV national sales promotions;

     - Costs we experienced from our marketing efforts to convert Primestar subscribers to our DIRECTV service, as discussed below in "-- Liquidity and Capital Resources;" and

     - Increased equipment and installation subsidies we provided to new subscribers.

     General and Administrative. During the three months ended March 31, 1999, general and administrative expenses totaled $2.9 million, compared to $1.1 million during the comparable 1998 period. The increase in general and administrative expenses resulted from the addition of administrative resources necessary to support our growth. As a percentage of revenue, general and administrative expenses increased to 9.6% during the three months ended March 31, 1999, from 7.8% during 1998. While there can be no assurance, we expect that our general and administrative expenses will decrease as a percentage of revenue over time as these costs, which are partially fixed in nature, are leveraged over increased subscribers and revenue.

     Earnings Before Interest, Taxes, Depreciation and Amortization, Non-Cash Charges and Extraordinary Items. EBITDA for the three months ended March 31, 1999 totaled negative $8.5 million, compared to EBITDA of negative $1.7 million during the three months ended March 31, 1998. This increase in negative EBITDA principally resulted from the increases in sales and marketing activities and related new subscriber activations previously described. For a description of EBITDA, see note 2 to "Selected Consolidated Financial Data."

     During the three months ended March 31, 1999, we:

     - used net cash of $17.2 million in operating activities;

     - used net cash of $4.6 million in investing activities; and

     - provided net cash of $56.7 million from financing activities.

     During the three months ended March 31, 1998, we:

     - used net cash of $2.4 million in operating activities;

     - used net cash of $28.3 million in investing activities; and

     - provided net cash of $20.7 million from financing activities.

     Depreciation and Amortization. Depreciation and amortization expenses increased $3.9 million to $8.2 million during the three months ended March 31, 1999, compared to $4.3 million during the three months ended March 31, 1998. This increase primarily reflects the increased amortization of higher intangible asset balances resulting from our acquisitions of additional rural DIRECTV markets.

     Interest Expense. Interest expense totaled $10.0 million during the three months ended March 31, 1999 and $2.3 million during the same 1998 period. This increase of $7.7 million primarily resulted from higher outstanding debt balances and an increase in our weighted-average interest rate resulting from the issuance of Golden Sky Systems' 12 3/8% senior subordinated notes due 2006 (the "12 3/8% Notes") in July 1998 and our 13 1/2% senior discount notes due 2007 (the "13 1/2% Notes") in February 1999.

  Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997.

     Revenue. DBS services revenue for the year ended December 31, 1998 totaled $74.9 million, which represented a 355% increase as compared to the prior year. This increase was principally attributable to the increase in the number of subscribers. The average number of subscribers during 1998 increased to approximately 155,200, compared to approximately 33,600 during 1997. Average monthly programming revenue per subscriber approximated $40 and $41 during these same periods.

     Costs of DBS Services. Costs of DBS services increased $36.0 million, or 387%, during 1998, to $45.3 million. This increase is consistent with the increase in the average number of subscribers. As a percentage of DBS services revenue, the costs of DBS services increased to 60% during 1998, compared to 57% in 1997. This increase resulted largely from increased programming costs.

     System Operations. System operations costs totaled $11.0 million for the year ended December 31, 1998, a $7.2 million increase, or 190%, over 1997. These costs rose as a result of the increased number of field offices and related activity resulting from our continued acquisition of rural DIRECTV markets, as well as from subscriber growth. As a percentage of total revenue, system operations expenses declined to 14.5% for the year ended December 31, 1998, from 21.8% during the year ended December 31, 1997. The decrease in system operations expenses as a percentage of total revenues resulted from the increases in subscribers and revenues as previously described.

     Sales and Marketing. Sales and marketing expenses totaled $32.2 million during the year ended December 31, 1998, an increase of $24.9 million compared to the previous year. This increase principally resulted from the 265% increase in new subscriber activations during 1998, as compared to 1997. Sales and marketing costs per new subscriber activation approximated $320 during the year ended December 31, 1998 and $280 during the year ended December 31, 1997.

     General and Administrative. During the year ended December 31, 1998, general and administrative expenses totaled $7.4 million, compared to $2.3 million during 1997. The increase in general and administrative expenses resulted from the addition of administrative resources necessary to support our growth. As a percentage of total revenue, general and administrative expenses decreased to 9.8% during the year ended December 31, 1998, from 13.4% during 1997. This decrease reflects the continued leveraging of these costs, which are partially fixed in nature, over increased subscribers and revenues.

     Earnings Before Interest, Taxes, Depreciation and Amortization, Non-Cash Charges and Extraordinary Items. EBITDA for the year ended December 31, 1998 totaled negative $20.0 million, compared to EBITDA of negative $5.4 million during the same period in 1997. This increase in negative EBITDA principally resulted from the increases in sales and marketing activities and related new subscriber activations previously described. For a description of EBITDA, see
Note 2 to "Selected Consolidated Financial Data."

     During the year ended December 31, 1998 we:

     - used net cash of $36.6 million in operating activities;

     - used net cash of $159.9 million in investing activities; and

     - provided net cash of $187.3 million from financing activities.

     During the year ended December 31, 1997 we:

     - used net cash of $3.1 million in operating activities;

     - used net cash of $120.7 million in investing activities; and

     - provided net cash of $137.0 million from financing activities.

     Depreciation and Amortization. Depreciation and amortization expenses increased $15.9 million to $23.2 million during the year ended December 31, 1998, compared to $7.3 million during the year ended December 31, 1997. This increase resulted from higher intangible assets balances, which resulted from our acquisition of additional rural DIRECTV markets.

     Interest Expense. Interest expense totaled $20.5 million during the year ended December 31, 1998, as compared to $3.2 million during 1997. This increase of $17.3 million primarily resulted from higher outstanding debt balances and, to a lesser degree, from an increase in weighted-average interest costs.

  Year Ended December 31, 1997 Compared to Period from Inception to December 31, 1996

     Revenue. DBS services revenue for the year ended December 31, 1997 increased to $16.5 million from $219,000 for the period from inception to December 31, 1996 (the "1996 Period"). Equipment lease revenue was $944,000 for the year ended December 31, 1997, compared to $36,000 for the 1996 Period. These increases principally resulted from the fact that we conducted operations for all of 1997 as opposed to only a portion of 1996, and from an increase in subscribers. The average number of subscribers during 1997 increased to approximately 33,600, compared to approximately 3,000 during the 1996 Period.

     Costs of DBS Services. Costs of DBS services totaled $9.3 million for the year ended December 31, 1997, compared to $130,000 for the 1996 Period. The increase in the costs of DBS services resulted from the fact that we conducted operations for all of 1997 as opposed to only a portion of 1996 and corresponds to the large number of subscribers we added in 1997. As a percentage of DBS services revenue, the costs of DBS services decreased to 57% for the year ended December 31, 1997, compared to 59% for the 1996 Period. This decrease was primarily due to a change in subscriber revenue mix toward packages with higher margins.

     System Operations. System operations expenses totaled $3.8 million for the year ended December 31, 1997, as compared to $26,000 for the 1996 Period. These expenses rose as a result of the fact that we conducted operations for all of 1997 as opposed to only a portion of 1996 and from the increase in the number of field offices and related activity during 1997. We opened our first two field offices in November 1996 and had a total of 36 field offices as of December 31, 1997.

     Sales and Marketing. Sales and marketing expenses totaled $7.3 million for the year ended December 31, 1997, as compared to $73,000 for the 1996 Period. The increase of $7.2 million in sales and marketing expenses resulted from the fact that we conducted operations for all of 1997 as opposed to only a portion of 1996 and from the increase in the size and scope of our operations. Advertising expenses were $1.4 million for the year ended December 31, 1997, compared to $33,000 during the 1996 Period.

     General and Administrative. General and administrative expenses approximated $2.3 million for the year ended December 31, 1997, as compared to $1.0 million for the 1996 Period. The increase of $1.3 million in general and administrative expenses resulted from the fact that we conducted operations for all of 1997 as opposed to only a portion of 1996 and from our growth.

     Earnings Before Interest, Taxes, Depreciation and Amortization, Non-Cash Charges and Extraordinary Items. EBITDA for the year ended December 31, 1997 totaled negative $5.4 million, compared to EBITDA of negative $1.0 million for the 1996 Period. This increase in negative EBITDA principally resulted from the fact that we conducted operations for all of 1997 as opposed to only a portion of 1996 and from the increases in sales and marketing activities and related new subscriber activations previously described.

     During the year ended December 31, 1997 we:

     - used net cash of $3.1 million in operating activities;

     - used net cash of $120.7 million in investing activities; and

     - provided net cash of $137.0 million from financing activities.

     During the 1996 Period we:

     - used net cash of $790,000 in operating activities;

     - used net cash of $3.2 million in investing activities; and

     - provided net cash of $4.5 million from financing activities.

     Depreciation and Amortization. Depreciation and amortization totaled $7.3 million for the year ended December 31, 1997, compared to $97,000 during the 1996 Period. The increase in depreciation and amortization expense of $7.2 million primarily reflects increased amortization of intangible assets resulting from our acquisition activity during 1997, as well as the fact that we conducted operations for all of 1997 as opposed to only a portion of 1996.

     Interest Expense. Interest expense amounted to $3.2 million for the year ended December 31, 1997, compared to $62,000 for the 1996 Period. The increase in interest expense of $3.1 million resulted primarily from the fact that we conducted operations for all of 1997 as opposed to only a portion of 1996 and from increased borrowings. Bank borrowings at December 31, 1997 totaled approximately $60.0 million and were incurred to fund acquisitions and, to a lesser extent, working capital needs resulting from our growth during the year.

LIQUIDITY AND CAPITAL RESOURCES

     Our operations require substantial amounts of capital for:

     - acquisitions of rural DIRECTV markets;

     - the financing of subscriber growth, including subsidizing DBS equipment and installation and marketing and selling expenses;

     - investments in, and maintenance of, field offices in our rural DIRECTV markets;

     - the financing of infrastructure development costs necessary to support the growth of our business; and

     - the funding of start-up losses and other working capital requirements.

     Our capital expenditures, inclusive of acquisitions of rural DIRECTV markets, totaled $21.5 million during the three months ended March 31, 1999 and $28.3 million during the three months ended March 31, 1998. Our net cash used in operations totaled $17.2 million during the three months ended March 31, 1999 and $2.4 million during the three months ended March 31, 1998.

     Our capital expenditures, inclusive of acquisitions of rural DIRECTV markets, totaled $128.2 million during 1998, $130.7 million during 1997 and $5.4 million during the 1996 Period. Net cash used in operations totaled $36.6 million in 1998, $3.1 million in 1997 and $790,000 in the 1996 Period.

     To date, our acquisitions, subscriber growth and operations have been financed from borrowings under Golden Sky Systems' bank credit facility, proceeds from Golden Sky Systems' offering of its 12 3/8% Notes, proceeds of the offering of our 13 1/2% Notes, proceeds from the issuance of capital stock and, to a lesser extent, the issuance of promissory notes to sellers of rural DIRECTV markets.

     During the three months ended March 31, 1999, our net cash from financing activities of $56.7 million was comprised of:

     - gross proceeds of $100.0 million from the offering of our 13 1/2% Notes, which we completed in February 1999;

     - net repayments of $32.0 million under Golden Sky Systems' bank credit facility;

     - increased deferred financing costs of $5.3 million resulting from the amendment of Golden Sky Systems' bank credit facility and the offering of our 13 1/2% Notes; and

     - repayments totaling $6.0 million on other debt.

     In 1998, our net cash from financing activities of $187.3 million was comprised of:

     - net proceeds of $189.2 million from the offering of Golden Sky Systems' 12 3/8% Notes;

     - net borrowings of $7.0 million under Golden Sky Systems' bank credit facility;

     - deferred financing costs of $5.2 million; and

     - $3.7 million of repayments on other debt.

     In 1997, our net cash flows from financing activities of $137.0 million was comprised of:

     - $81.1 million from the issuance of preferred stock;

     - deferred financing costs of $3.3 million; and

     - $59.2 million of net borrowings under Golden Sky Systems' bank credit facility and other indebtedness.

  Credit Facility

     Golden Sky Systems has a credit facility with a group of banks that provides for a $150.0 million line of credit to fund acquisitions and working capital requirements. Of this amount, $35.0 million is in the form of a term loan facility and $115.0 million is in the form of a revolving credit facility, including a letter of credit sub-limit of $40.0 million. As of March 31, 1999, Golden Sky Systems had (1) fully utilized the entire $35.0 million of term loan availability, (2) utilized approximately $13.1 million of the letter of credit sub-facility and (3) had no outstanding borrowings under the revolving credit line. Availability under the revolving credit line depends upon satisfaction of various financial and operating covenants as well as minimum subscriber base requirements.

     The term loan amortizes in specified quarterly installments from March 31, 2002 through maturity on December 31, 2005. Availability of revolving loan borrowings decreases by specified amounts over the period from March 31, 2001 through maturity on September 30, 2005. Borrowings under the credit facility bear interest at variable rates calculated on a base rate, which is either the prime rate or LIBOR, plus an applicable margin, with reductions under some circumstances, based on leverage.

     For additional information regarding the credit facility, see "Description of Indebtedness -- Credit Facility."

  12 3/8% Notes

     On July 31, 1998, Golden Sky Systems completed the sale of $195.0 million aggregate principal amount at maturity of its 12 3/8% Notes. Interest on the 12 3/8% Notes is payable in cash semi-annually on February 1 and August 1 of each year. The 12 3/8% Notes mature on August 1, 2006. The offering of these notes resulted in net proceeds of approximately $189.2 million after the payment of underwriting discounts and other issuance costs. For additional information regarding the 12 3/8% Notes, see "Description of Indebtedness -- The 12 3/8% Notes."

  13 1/2% Notes

     On February 19, 1999, we completed the sale of $193.1 million aggregate principal amount at maturity of our 13 1/2% Notes. Interest on these notes is payable in cash semi-annually on March 1 and September 1 of each year, with the first cash interest payment due on September 1, 2004. The 13 1/2% Notes mature on March 1, 2007. These notes were offered at a substantial discount and resulted in net proceeds of approximately $95.7 million, after the payment of underwriting discounts and other issuance costs aggregating approximately $4.4 million. For additional information regarding the 13 1/2% Notes, see "Description of Indebtedness -- The 13 1/2% Notes."

  Future Capital Requirements

     Our future capital requirements will depend upon a number of factors, including the extent of our acquisition activities, the rate of our subscriber growth and the working capital needs necessary to accommodate our anticipated growth. We expect that increased investments in our administrative and computer systems will be necessary to support our increased size and continued growth. We currently subsidize a portion of the cost of DBS equipment and subscriber installations. The extent of our future subsidies of DBS equipment may materially affect our liquidity and capital requirements. In addition, our favorable working capital position relies, in part, upon the existing terms of our agreements with the NRTC and the timing of required payments to the NRTC. Excluding costs associated with the acquisition of additional rural DIRECTV markets, we anticipate that our total capital expenditures, primarily related to expanding facilities and information systems for our corporate office, customer service operations and field offices, will approximate $5.0 million during the year ended December 31, 1999. During 1999, we expect to continue to expand our marketing efforts in order to increase our subscriber penetration. As of

June 30, 1999, after giving effect to the sale of shares of common stock offered
by this prospectus, we had cash on hand of approximately $          . As of the
same date, we had approximately $          available for borrowing under Golden
Sky Systems' revolving credit facility. While we cannot assure you, we believe that the proceeds of this offering along with amounts available for borrowing under the credit facility will be sufficient to finance our operations during the remainder of 1999.

     Since December 31, 1998, we have acquired eight rural DIRECTV markets. These markets include approximately 116,000 households and 17,200 subscribers. The aggregate purchase price for these recent acquisitions, excluding direct acquisition costs, was approximately $31.4 million. We are continually evaluating acquisition prospects and expect to enter into additional acquisition agreements and complete further acquisitions of rural DIRECTV markets consistent with our growth strategy. We currently have non-binding letters of intent to acquire two additional rural DIRECTV markets for aggregate consideration of approximately $28.3 million in cash. These markets include approximately 137,000 households and approximately 9,000 subscribers. Completion of these acquisitions is contingent upon negotiation of satisfactory definitive agreements and other customary conditions to closing. We cannot assure you that we will complete these or any other future acquisitions.

     In April 1999, Hughes, the parent company of DIRECTV, acquired Primestar's medium-power broadcast satellite business and high-powered DBS assets. In May 1999, Hughes acquired USSB. Prior to its acquisition by Hughes, USSB operated a DBS service providing 28 channels of video programming consisting of multiple channels of HBO, Showtime and other premium movie channels. The video programming provided by USSB was complementary to DIRECTV's DBS service. While we are not yet able to predict the impact of these acquisitions on our business, financial condition or results of operations, this industry consolidation may affect our future capital requirements. See "Risk Factors -- Recent consolidation among direct broadcast satellite operators and related litigation could adversely affect us."

     Recently, we have experienced increased subscriber acquisition costs due to increased competition for subscribers. Subsequent to Hughes' announcement of its proposed acquisition of Primestar, EchoStar began to offer increased promotional and other incentives to Primestar customers, as well as to EchoStar retailers, to entice the conversion of Primestar subscribers to EchoStar's competing DBS service, the DISH Network. EchoStar is the second largest provider of DBS service in the United States. Consequently, we have increased our marketing efforts with respect to Primestar subscribers. Our increased Primestar conversion efforts include, among other things, discounted equipment and installation prices and higher sales commissions. We are unable to estimate the number of Primestar subscribers we may be able to convert to our DIRECTV service. Our subscriber acquisition costs also have increased during 1999 as a result of recent national DIRECTV promotions that offer new subscribers two to three months of free programming services. We expect that our subscriber acquisition costs will continue to approximate as much as $400 or more on a per new subscriber basis, including the incremental costs associated with converting existing Primestar subscribers, during the remainder of 1999.

     We are highly leveraged and expect to increase our leverage as we pursue further acquisitions of rural DIRECTV markets by borrowing additional funds, under Golden Sky Systems' credit facility or otherwise, and by the issuance of additional acquisition-related notes payable. The approximately $9.4 million of seller notes payable outstanding at March 31, 1999 mature as follows: $2.5 million in 1999, $1.9 million in 2000, $2.0 million in 2001, $2.0 million in 2002 and $1.0 million in 2003.

     As a holding company, we must rely on dividends and other distributions from our subsidiaries to meet our obligations. The ability of our subsidiaries to pay dividends and make other distributions and advances to us is subject to, among other things, the terms of their debt instruments and applicable law. Golden Sky Systems' credit facility and the indenture governing Golden Sky Systems' 12 3/8% Notes contain restrictive covenants that limit its ability to pay dividends or make distributions to us. We cannot assure you that we will be in compliance with these covenants at the time of a required interest payment on our debt instruments. We currently expect that it may be difficult for Golden Sky Systems to generate the requisite dividend capacity to enable us to make the initial cash interest payments on our 13 1/2% Notes. Our ability to generate sufficient dividend capacity under the indenture governing the 12 3/8% Notes to service our 13 1/2% Notes and to comply with the financial and other covenants in Golden Sky Systems' credit facility will depend upon the extent to which we pursue acquisitions, incur additional indebtedness, incur operating expenses, make capital expenditures and generate adequate subscriber revenue, among other things. To the extent these vary significantly from our current expectations, it is likely that we will not be able to make our initial interest payments absent consents from our lenders and existing bondholders. Moreover, any significant adverse developments would likely preclude us from being able to access Golden Sky Systems' cash flow for these initial interest payments.

     There may be a number of factors, some of which may be beyond our control or ability to predict, that could require us to raise additional capital. These factors include possible acquisitions of additional rural DIRECTV markets, increased costs associated with potential future acquisitions of rural DIRECTV markets, unexpected increases in operating costs and expenses, subscriber growth in excess of that currently expected, or an increase in the cost of acquiring subscribers due to increased DBS equipment and subscriber installation subsidies, the acquisitions by Hughes of USSB and Primestar or additional competition, among other things. Additional financing also may be required to meet our debt service requirements. There can be no assurance that additional financing will be available on terms acceptable to us, or at all, and if available, that the proceeds of this financing would be sufficient to enable us to meet our debt service requirements or completely execute our business plan.

YEAR 2000 COMPLIANCE

     We are in the process of assessing the impact of the year 2000 issue on our computer systems and operations. Many existing computer systems and applications currently use two-digit date fields to designate a year. Date sensitive systems and applications may recognize the year 2000 as 1900 or not at all. The inability to recognize or properly treat the year 2000 issue may cause computer systems and applications to fail to process critical financial and operational information correctly. This issue affects virtually all organizations and can be very costly and time consuming to correct.

     We have reviewed the year 2000 compliance of our internal systems and believe that these systems are year 2000 compliant. However, we cannot assure you that all of the software products that we currently use are in fact year 2000 compliant. We have engaged the services of a consultant to assist in our assessment of the impact of the year 2000 issue on our computerized systems and operations. Currently, we believe our costs to successfully mitigate the year 2000 issue will approximate $200,000.

     We rely heavily on contracted data processing services from the NRTC and DIRECTV for customer service, billing, remittance processing and distribution of our direct broadcast satellite programming services under our contractual relationship with the NRTC. The NRTC has informed us that the majority of the computer systems that provide these services are currently year 2000 compliant, and that the remainder of these systems will be compliant by September 1999. The NRTC has further informed us that DIRECTV has achieved year 2000 compliance for its billing and authorization systems. In addition to the NRTC and DIRECTV, we rely heavily on other parties, like suppliers of DBS equipment, for the successful conduct of our business. We are in the process of conducting surveys of all of our significant vendors and other pertinent relationships to assess their readiness for year 2000 processing.

     If our plan is not successful or is not completed in a timely manner, the year 2000 issue could significantly disrupt our ability to transact business with our customers and suppliers, and could have a material adverse effect on our business, financial condition and results of operations. Any failure by the NRTC, DIRECTV or other companies on which we depend to achieve year 2000 compliance by the end of 1999 could have a material adverse effect on our business, financial condition and results of operations.

     To date, we have not implemented a year 2000 contingency plan. Contingency plans for mission critical systems primarily involve development and testing of manual procedures or the use of alternate systems. Viable contingency plans are difficult to develop for some third party failures, especially in high-technology industries like the DBS industry, due to the lack of alternate suppliers. We will continue to monitor the progress of third party remediation efforts and contingency plans. Substantial completion of our year 2000 contingency plan is expected in mid-1999. There can be no assurance that any contingency plans we may develop will successfully mitigate any adverse effects that the year 2000 issue may have on our business, financial condition and results of operations.

     The foregoing constitutes a year 2000 statement and readiness disclosure subject to the protections afforded it by the Year 2000 Information and Readiness Disclosure Act of 1998.

RECENT ACCOUNTING DEVELOPMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS No. 133"). As a result of the subsequent issuance of FAS No. 137, FAS No. 133 is now effective for fiscal years beginning after June 15, 2000. FAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Currently, we have no derivative instruments or hedging arrangements. Accordingly, adoption of FAS No. 133 is not expected to have a material effect on our business, financial position or results of operations.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, defines costs related to start-up activities and requires that these costs be expensed as incurred. As we have previously expensed all of these costs, the adoption of SOP 98-5 is not expected to have a material effect on our business, financial position and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Information about our market sensitive financial instruments is provided below and constitutes a "forward-looking statement." Our major market risk exposure is changing interest rates under Golden Sky Systems' credit facility. See "-- Liquidity and Capital Resources -- Credit Facility." Our policy is to manage interest rates through the use of floating rate debt. Our objective in managing our exposure to interest rate changes is to limit the impact of interest rate changes on earnings and cash flow and to lower our overall borrowing costs.

     Golden Sky Systems currently has $35.0 million of outstanding borrowings under the variable rate term loan portion of its credit facility. This loan is to be repaid in 16 consecutive quarterly installments of approximately $88,000, beginning on March 31, 2002, with approximately $33.7 million due as a final payment at maturity on December 31, 2005. Interest on the loan is calculated on a base rate, which is either the lender's prime rate or LIBOR, plus an applicable margin.

     At December 31, 1998, Golden Sky Systems had $32.0 million of borrowings outstanding under the $115.0 million revolving loan commitment of its credit facility. Interest on revolving loan borrowings also is calculated on a base rate, which is either the lenders' prime rate or LIBOR, plus an applicable margin. All outstanding borrowings under the revolving loan commitment were repaid in February 1999 from the proceeds of the offering of our 13 1/2% Notes. As of June 30, 1999, no borrowings were outstanding under the credit facility's revolving loan commitment. Availability of revolving loan borrowings under the credit facility reduces by specified amounts quarterly from March 31, 2001 through maturity on September 30, 2005.

                                    BUSINESS

GENERAL

     We are the second largest independent provider of DIRECTV satellite television programming. Under our agreements with the NRTC, we have the exclusive right to provide DIRECTV programming in the following rural DIRECTV markets and to receive the monthly service revenue from all DIRECTV subscribers in these markets regardless of the subscribers' original point of purchase.

                               NUMBER OF RURAL
      GEOGRAPHICAL AREA        DIRECTV MARKETS   TOTAL HOUSEHOLDS       STATES REPRESENTED
      -----------------        ---------------   ----------------       ------------------
Southeast....................         5               210,000       AL, FL, GA, NC, TN
Southwest....................        14               520,000       AR, OK, TX
Midwest......................        20               546,000       IA, KS, MI, MN, MO, ND, WI
Rocky Mountain...............         9               226,000       CO, ID, MT, UT, WY
Pacific......................         7               357,000       CA, NV, OR
                                     --             ---------
          Total..............        55             1,859,000
                                     ==             =========

Total households are based on estimates of primary residences by Claritas, Inc.

     Our subscriber base has increased rapidly due to acquisitions, internal growth and a low churn rate. Our annual churn rate approximated 10.6% during the twelve-month period ended March 31, 1999. During the five months ended May 31, 1999, net internal subscriber growth in our rural DIRECTV markets totaled approximately 36,300 subscribers, or approximately 6.5% of DIRECTV's net new subscribers nationwide for the period. Although we incur substantial costs to add subscribers, we have relatively low recurring costs to service them. We believe these factors provide an opportunity to increase operating leverage and provide strong growth in cash flow.

     We believe that our exclusive right to provide DIRECTV programming in our rural DIRECTV markets is attractive for the following reasons:

     - DIRECTV Programming. We believe that marketing DIRECTV, the country's leading DBS provider, gives us a competitive advantage over providers of other subscription television services. DIRECTV offers a wide variety of programming, exclusive sports packages like NFL SUNDAY TICKET and a large selection of pay-per-view movies and events. We capitalize on the recognition of DIRECTV's brand name and on DIRECTV's programming advantages to broaden our subscriber base in our rural DIRECTV markets. DIRECTV currently has approximately 67% of all DBS subscribers nationwide;

     - Limited Competition in Rural Markets. Competition from cable television providers in our markets is often limited. Many households in rural markets are not passed by traditional cable systems or are served by analog systems with less than 40 channels and inferior signal quality compared to DBS service. Rural households also often receive poor reception of off-air channels. Given the relatively low housing density in these markets, the build-out of new cable systems or upgrade of existing cable systems may not be cost-effective. Other entertainment options, like theaters, movies and sporting events, may also be limited. We believe that this market environment contributes to a subscriber penetration rate within rural DIRECTV markets that is currently nearly three times the penetration rate for DIRECTV in other U.S. markets; and

     - National Marketing, Distribution and Manufacturing Support. Our local marketing efforts are supported by DIRECTV's national marketing campaign, which includes television and print advertising, and through its alliances with strategic partners like Bell Atlantic and GTE. DIRECTV also supports its local providers with an extensive retail distribution network, offering more channels of distribution and more retail distribution points than competing services. Three major consumer electronics manufacturers currently compete to provide customers with DBS equipment. We believe that competition among DBS equipment providers results in greater availability, continued product innovation and lower equipment costs compared to single-source DBS equipment required for some competing services.

STRATEGY

     We intend to leverage our competitive strengths by pursuing the following strategies:

     - Emphasize Direct Sales and Local Customer Service. We believe our strong local presence generates rapid subscriber growth, higher customer satisfaction, lower churn and ultimately greater revenue and cash flow. We have created a highly decentralized operating structure that permits managers to respond quickly and flexibly to local needs. We believe that our local presence differentiates us from other major DIRECTV and DBS providers and is a key element in our strategy for attracting and retaining subscribers. Since inception, we have opened over 70 offices in our rural DIRECTV markets. We provide sales, installation and customer service directly through these offices and in conjunction with approximately 450 local dealers. We believe that focused local marketing significantly enhances the existing national marketing efforts of DIRECTV and our national distribution partners, and that local customer service increases customer satisfaction and is a major contributor to our low churn rate. We complement our local presence from our headquarters in Kansas City, Missouri with centralized sales, marketing, operational and administrative support, including overflow and after-hours customer support from a national call center that operates 24 hours a day, seven days a week;

     - Acquire Additional Rural DIRECTV Markets. We are aggressively pursuing the acquisition of additional rural DIRECTV markets held by original NRTC licensees, a majority of which are owned by rural electric and telephone cooperatives for whom offering DIRECTV programming is an ancillary business. We are continually evaluating acquisition prospects and expect to continue to enter into acquisition agreements and complete acquisitions of additional rural DIRECTV markets consistent with our growth strategy. We are one of two companies actively consolidating rural DIRECTV markets. We estimate that, as of the date of this prospectus, there are approximately 110 unconsolidated rural DIRECTV markets, representing approximately 2.2 million households and 300,000 subscribers; and

     - Develop Related Business Opportunities. We plan to expand our base of potential customers and product offerings by leveraging our local sales and support infrastructure. We also are evaluating other telecommunications products and services that could be offered to customers using our existing marketing and distribution infrastructure. For example, during 1998 we began marketing DirecPC, a satellite-based high-speed Internet access service provided by a corporate affiliate of Hughes.

SALES AND DISTRIBUTION

     We offer DIRECTV programming to consumer and business segments in our rural DIRECTV markets through two separate but complementary sales and distribution channels.

  Direct Sales Force and Dealer Network

     We have established direct sales forces in all of our rural markets to market our DIRECTV programming services. Our direct sales force currently consists of approximately 250 direct salespeople who are compensated on a commission basis. Since inception we have opened over 70 full service retail stores in our rural DIRECTV markets. We support our direct sales staff and local offices with an advertising campaign that we believe is both creative and consistent. We also have close relationships with approximately 450 independent dealers of DBS equipment to whom we provide marketing, subscriber authorization, installation and customer service support in order to enhance our subscriber additions. Wherever possible, our arrangements with dealers are exclusive. In connection with the sale of a DBS unit and a subscription to DIRECTV programming offered by us, a dealer retains the proceeds from the sale of the equipment and earns a one-time commission paid by us. We retain the ongoing monthly subscription revenue from the subscriber. For equipment sold through the indirect dealer network, we generally provide a subsidy, thus lowering the price of the equipment for the consumer. We believe that we can increase penetration more rapidly through our direct sales approach instead of relying, as have other satellite television providers, upon the consumer to take the initiative to purchase our product and services.

  Other Distribution Channels

     In addition to our direct sales force, we utilize other distribution channels to offer DIRECTV programming to potential subscribers in our rural DIRECTV markets, including:

     - national retailers selected by DIRECTV;

     - consumer electronics dealers authorized by DIRECTV to sell DIRECTV programming; and

     - satellite dealers and consumer electronics dealers authorized by five regional sales management agents selected by DIRECTV.

In a similar fashion to our indirect dealer network, we pay a one-time commission to these distribution channels for the sale of DIRECTV programming to a subscriber located in our rural DIRECTV markets and we receive all associated monthly programming revenue associated therewith, regardless of what outlet originally sold DIRECTV programming to the subscriber.

MARKETING

     We believe that DBS services compete favorably with medium and low-power direct-to-home ("DTH"), cable and other subscription television services on the basis of superior signal quality, channel capacity, programming choice and price. We complement the extensive existing marketing effort of DIRECTV and its other national distribution partners through focused local marketing and sales, including local print and radio advertising to promote general market acceptance of DIRECTV programming. We believe that, prior to acquisition, there was no significant local presence in our acquired markets to drive these local marketing and sales efforts.

     We also implement support-advertising programs for our indirect distribution channels. Our marketing efforts emphasize the value of premium subscription plan offerings in order to maximize revenue per customer. We have implemented specific promotions, like offering new subscribers an initial month's service at no charge, to motivate customers to purchase these plans. We also have incentive-based sales compensation for both our direct and dealer sales forces to promote and sell premium subscription plans.

     A key element of our marketing strategy is to offer value-priced DBS equipment and installation through the use of subsidies on direct sales of DBS equipment and installations to lower the up-front costs to consumers of becoming Golden Sky subscribers. We offer various types of DBS equipment and accessories through our direct sales force and retail locations. We are able to take advantage of volume discounts in purchasing this equipment from the NRTC and other vendors. In addition, dealers are motivated to lower the prices at which they offer DBS equipment and installation by our volume-based commission structure.

CUSTOMER SERVICE

     We provide customer service from each of our local offices. Generally, our offices are staffed from 9 a.m. to 7 p.m., six days a week. Local managers are responsible for managing customer accounts receivable and churn. We believe we can control our churn rate by providing local customer service and aggressively managing collections. Overflow and after hours assistance is provided 24 hours a day, seven days a week, by our national call center located in Kansas City, Missouri. We also provide professional installation services and technical assistance in each of our offices.

OVERVIEW OF THE DIRECT-TO-HOME TELEVISION INDUSTRY

     DTH television services encompass all types of television transmission from satellites directly to the home. The FCC has authorized two types of satellite services for transmission of television programming: direct broadcast satellite services, commonly referred to as "DBS", and fixed satellite service, commonly referred to as low-power and medium-power satellite services. DBS services operate at high power, or 120 to 240 watts per frequency channel, in the Ku-band. Fixed satellite services include low-power services transmitting in the C-band, as well as medium-power services transmitting in the Ku-band at 20 to 100 watts per frequency channel. Both DBS and medium-power DTH satellites are used for digital satellite television services. DBS provides high quality video and audio signals and can be received by an 18-inch dish. Medium and low-power DTH signals require home satellite dishes of 27 inches to six feet in diameter, depending on the geographical location of the dish and wattage per frequency channel. See "-- DIRECTV."

     We believe that the growth potential of the DTH industry is evidenced by America Online, Inc.'s announcement on June 21, 1999 that it would invest $1.5 billion in Hughes to develop interactive television and high speed Internet services via satellite. As a result of this alliance, Hughes will offer AOL Internet services to its DIRECTV satellite subscribers. The $1.5 billion investment will be used to finance DIRECTV subscriber acquisition costs and to develop AOL Plus, a high speed satellite uplink, DirecDuo, a service which will enable subscribers to access both DIRECTV and DirecPC networks with a single satellite dish, and the DIRECTV/AOL-TV product. AOL and Hughes intend to cross-market these services to their approximately 17.0 million AOL and CompuServe subscribers and the approximately 7.0 million DIRECTV customers.

     DIRECTV and EchoStar are currently the only domestic providers of DBS services. All other DTH domestic satellite television providers currently provide medium or low-power DTH services. See "-- Competition" and "Risk Factors -- Recent consolidation among direct broadcast satellite operators and related litigation could adversely affect us."

     A DBS system consists of an uplink center, one or more orbiting satellites and the subscriber's reception equipment. The uplink center collects programming from on-site video equipment and from the direct feeds of programmers. Through antennae located at the uplink center, the operator transmits, or uplinks, the programming to transponders located on its geostationary satellite. The transponders receive and amplify the digital signal and transmit it to receiving dishes within the service area covered by the satellite. The digital signal is then transmitted via coaxial cable to the subscriber's receiver, where it is converted into an analog signal which allows it to be received by the subscriber's televisions. System security is maintained through the use of reprogrammable access cards that must be inserted into each subscriber's integrated receiver decoder, sometimes referred to as a digital set-top box, to unscramble programming signals.

     DBS providers are afforded technological and regulatory advantages over medium and low-power DTH services. The FCC requires the satellites used to provide DBS services to be spaced at greater intervals than medium and low-power DTH satellites. The greater orbital spacing is intended to ensure that the signals transmitted by DBS providers can be received by a small dish, free of interference from adjacent satellites. In addition, DBS satellites are allowed to broadcast with much higher power levels than medium and low-power DTH satellites. The combination of greater orbital spacing and higher power enables providers of DBS services to obtain a superior balance of small dish size, signal quality in adverse weather conditions and increased channel capacity.

DIRECTV

     DIRECTV is a multichannel DBS programming service initially introduced to U.S. television households in 1994. DIRECTV currently offers in excess of 220 channels of digital quality video and audio programming, and transmits via three high-power Ku-band satellites, each containing 16 transponders. As of May 31, 1999, DIRECTV had over 7.0 million subscribers, including those acquired as a result of Hughes' acquisition of Primestar, which represented approximately 75% of the DBS and medium-power

DTH market. DIRECTV added approximately 1.2 million new subscribers, net of churn, during the year ended December 31, 1998, which was a greater increase than any other DBS or medium-power DTH provider and accounted for approximately 48.1% of all new DBS and medium-power DTH subscribers during the period.

     We believe that DIRECTV services are superior to those provided by other DTH service providers and that DIRECTV's extensive programming, including up to 55 channels of pay-per-view movies and events, various sports packages and the exclusive NFL SUNDAY TICKET, will continue to contribute to the growth of DIRECTV's subscriber base and DIRECTV's market share for DTH services in the future. In addition, we believe that DIRECTV's national marketing campaign provides us with significant marketing advantages over other DTH competitors.

     DBS equipment is produced by major manufacturers under brand names including RCA, Sony, Hughes, and others. DBS equipment is currently sold at retail outlets throughout the U.S. for prices typically ranging from $79 to $199, depending upon the generation of the equipment, the features offered and the retail outlet. Prices for DBS equipment have declined consistently since introduction, further stimulating demand for DIRECTV services.

  Programming

     DIRECTV programming includes:

     - cable networks, broadcast networks and audio services available for purchase in tiers for a monthly subscription fee;

     - premium services available a-la-carte or in tiers for a monthly subscription fee;

     - sports programming, including major professional league sports packages like the exclusive NFL SUNDAY TICKET, regional sports networks and seasonal college sports packages, which is available for a yearly, seasonal or monthly subscription fee; and

     - movies from all major Hollywood studios and special events available for purchase on a pay-per-view basis.

     Satellite and premium services available a-la-carte or for a monthly subscription are priced comparably to cable. Pay-per-view movies are available for viewing on multiple channels at staggered starting times so that a viewer does not have to wait more than 30 minutes to view a particular pay-per-view movie.

     DIRECTV periodically adjusts its programming packages to provide the best channel mix possible at various price points. The following is a summary of some of the more popular DIRECTV programming packages we currently offer:

     - Total Choice: Package of 60 video channels, including two Disney channels and an in-market regional sports network, 31 CD audio channels and access to up to 55 channels of pay-per-view movies and events. Total Choice is DIRECTV's most popular offering. Total Choice Platinum, Gold, Silver and Plus Encore offer additional programming at higher retail prices;

     - Select Choice: Package of 40 video channels, 31 CD audio channels and access to up to 55 channels of pay-per-view movies and events; and

     - NFL SUNDAY TICKET: All out-of-market NFL Sunday games. NFL SUNDAY TICKET is exclusive to DIRECTV with respect to small dish providers through at least the end of the 1999-2000 football season.

     Other sports programming packages include:

     - NHL CENTER ICE: Approximately 500 out-of-market NHL games;

     - MLB EXTRA INNINGS: Approximately 800 out-of-market major league baseball games;

     - ESPN FULL COURT: Hundreds of college basketball games; and

     - ESPN GamePlan: Up to ten college football games every Saturday.

     DIRECTV generally does not provide local broadcast programming via satellite. However, seamless switching between satellite and broadcast programming provided by other sources is possible with all DBS units. In addition, DIRECTV provides programming from affiliates of the national broadcast networks to subscribers who are unable to receive networks over the air and do not subscribe to cable. See "--Regulation."

OUR RELATIONSHIP WITH THE NRTC AND DIRECTV

     The NRTC is a cooperative whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. The NRTC acquired the right to provide DIRECTV programming to residential households in rural markets in 1992 and commercial establishments located in rural DIRECTV markets in 1994 under an agreement with Hughes ("the Hughes Agreement"). The NRTC subdivided its rights to provide these services into approximately 250 geographically-based rural DIRECTV markets and then sold a portion of its rights to the individual rural DIRECTV markets to NRTC members under agreements between the NRTC and its individual members (the "NRTC Agreements"). We have acquired the exclusive rights to provide DIRECTV programming in each of our rural DIRECTV markets from various NRTC members through assignment of their NRTC Agreements. Each NRTC Agreement was assigned to us with the consent of the NRTC and DIRECTV. Because we do not qualify as a member of the NRTC, we act as a non-voting affiliate.

     Under the NRTC Agreements, we are obligated to promote, market and sell DIRECTV programming in accordance with NRTC procedures and to take all reasonable steps to ensure that DIRECTV programming is not received at any unauthorized locations or in any unauthorized manner. We also purchase customer authorization, billing services and centralized remittance processing services from the NRTC under the NRTC Agreements. The NRTC Agreements also contain customary provisions regarding payment terms, compliance with laws and indemnification and provide that both the NRTC and DIRECTV must consent prior to any assignment or transfer of our rights or obligations under the NRTC Agreement, which consent shall not be unreasonably withheld.

     The NRTC Agreements also contain termination provisions which allow the NRTC to terminate the agreements:

     - as a result of a termination of the Hughes Agreement, with the NRTC remaining responsible for paying to us its pro rata portion of any refunds that the NRTC receives from Hughes under the Hughes Agreement;

     - if we fail to make any payment due to the NRTC or otherwise breach a material obligation in the NRTC Agreement and this failure or breach continues for more than 30 days after written notice from the NRTC; or

     - if we fail to keep and maintain any letter of credit required to be provided to the NRTC in full force and effect or to adjust the amount of the letter of credit as required by the NRTC Agreements.

     The NRTC Agreements also require us to comply with policies of the NRTC promulgated from time to time. We, along with other NRTC-affiliated DIRECTV providers, have disputed some of the policies proposed by the NRTC in the past that we believed did not comply with the NRTC Agreements and applicable law. For example, in 1998, the NRTC proposed new conditions to securing its approval of acquisitions that included changes to all of the NRTC Agreements which, if adopted, could have had material adverse financial consequences to us. The dispute was resolved without any modifications to the NRTC Agreements and our then pending acquisitions were approved. In addition, the NRTC has adopted a policy regarding its own interests in the subscriber information of NRTC members and affiliates. The NRTC Agreements provide that NRTC members and affiliates, including Golden Sky DBS, have "substantial proprietary interests" in and rights to the information and data with respect to their subscribers. The NRTC and its affiliates, including us, have differed over the import of these rights and interests, which may have consequences in the event that our rights to offer DIRECTV programming through the NRTC are terminated or expire.

     Under the NRTC Agreements, we have the exclusive right in our rural DIRECTV markets to market and sell most programming transmitted by the DIRECTV satellites over the 27 frequencies owned by Hughes and to retain all of the revenue from subscribers derived from these sales and marketing activities. We pay the NRTC for the wholesale cost of this programming. We also pay a fee to DIRECTV based upon 5% of the programming revenue. The NRTC has the right to choose to provide some non-select services, like NFL SUNDAY TICKET, as DIRECTV and the content providers enter into new agreements. "Non-select services" are services not generally included in the DIRECTV programming we provide because providers of the programming require minimum subscriber guarantees, advance payments or other similar commitments which the NRTC declines to give. We retain 5% of the revenue from non-select services purchased by our subscribers and remit the balance to DIRECTV.

     The NRTC Agreements and the Hughes Agreement expire when the satellite or satellites that broadcast the DIRECTV programming covered by the agreements are removed from their assigned orbital locations. According to Hughes, the DIRECTV satellites have estimated orbital lives of at least 15 years from their respective launches in December 1993, August 1994 and June 1995. It is unclear whether the NRTC is entitled to services from all three DIRECTV satellites or merely the first satellite, DBS-1, which was launched in December 1993. It is possible that the Hughes Agreement will be interpreted so as to limit the NRTC's right to programming to the useful life of DBS-1. There are numerous risks associated with satellite transmission technology in general and DIRECTV's delivery of direct broadcast services in particular. Satellite transmission of video, audio and other data is highly complex and requires the manufacture and integration of diverse and advanced components that may not function as expected. The useful life of a direct broadcast satellite also may be adversely affected by acts of war, electrostatic storms or collisions with space debris. We cannot assure you as to the longevity of the satellites that are required to broadcast our DIRECTV programming or that we will continue to have access to any or all of our DIRECTV programming upon the expiration of the useful life of DBS-1 or any other Hughes' satellite.

     The Hughes Agreement provides the NRTC with a right of first refusal to obtain DBS services, other than programming services, in substantially the same form as these DBS services are provided under the existing Hughes Agreement in the event that Hughes elects to launch one or more successor satellites upon the removal of the present satellites from their assigned orbital locations. The NRTC Agreements do not expressly provide an equivalent right of first refusal for the NRTC members to acquire DBS services through the NRTC should the NRTC exercise any right of first refusal under the Hughes Agreement. Any material adverse change in our relationship with the NRTC could have a material adverse effect on our business, financial condition and results of operations. See "Risk Factors -- We may not be able to maintain our rights to distribute DIRECTV programming due to factors beyond our control."

     Until recently, DIRECTV, USSB, Primestar and EchoStar were the principal domestic satellite television operators, serving over 80% of satellite television subscribers in the United States. In April 1999, Hughes acquired Primestar's medium-power DTH business for approximately $1.8 billion. In May 1999, Hughes acquired USSB for approximately $1.6 billion. Prior to its acquisition by Hughes, Primestar offered a full range of satellite television programming to approximately 2.3 million subscribers nationwide, approximately 100,000 of which we believe were located within our rural DIRECTV markets. Former Primestar subscribers that choose to receive DIRECTV programming in our rural markets will become our subscribers.

     Prior to its acquisition by Hughes, USSB offered premium programming packages consisting of HBO, Showtime, Cinemax and The Movie Channel to subscribers throughout the United States, including those in the NRTC's rural DIRECTV markets. After completing its acquisition of USSB, Hughes announced that it intends to combine its DIRECTV business with USSB's assets to expand its programming lineup through the addition of premium multi-channel movie services like HBO, Showtime, Cinemax and The Movie Channel.

     On June 3, 1999, the NRTC filed suit against DIRECTV and Hughes in the United States District Court for the Central District of California. The suit seeks a court order requiring DIRECTV to provide NRTC members and affiliates with HBO, Showtime, Cinemax and The Movie Channel programming for exclusive distribution in the NRTC's rural markets. The suit further seeks a temporary restraining order and preliminary injunction preventing DIRECTV and Hughes from providing, marketing, selling or billing for this programming in the NRTC's rural DIRECTV markets. A preliminary hearing on this matter was held on June 14, 1999. On June 17, 1999, the court denied the NRTC's request for a temporary restraining order and preliminary injunction. The court will proceed to decide the merits of the contractual dispute between DIRECTV and the NRTC to determine if the NRTC is entitled to a finding that it and its members and affiliates have the exclusive right to sell the premium programming in the NRTC's rural markets. A trial date has not been set on the merits of the NRTC's complaint. We are unable to predict the outcome of this matter, how it will impact the business relationship between the NRTC and DIRECTV, whether it will increase our costs of providing services, or the effect of the USSB acquisition on our business. It is possible that we will need additional capital to purchase any rights or other benefits that may become available as a result of Hughes' acquisitions of Primestar and USSB. This industry consolidation also could encourage EchoStar to respond by lowering prices or increasing its marketing activities.

COMPETITION

     We face competition for acquisitions of rural DIRECTV markets from one other company. We also face competition for subscribers within our exclusive rural DIRECTV markets from a broad range of companies offering communications and entertainment services, including cable operators, other satellite service providers, wireless cable operators, telephone companies, television networks and home video product companies. Many of our competitors have greater financial and marketing resources than we do and the business of providing subscription and pay television programming is highly competitive. We believe that quality and variety of programming, signal quality, service and cost will be the key bases of competition. See "Risk Factors -- Significant competition could adversely affect our revenues." and "Risk Factors -- Our acquisition strategy may not be successful, which could have a material adverse effect on us."

  Competition for Acquisition of Rural DIRECTV Markets

     Pegasus Communications Corporation is currently pursuing the same goal as we are of consolidating rural DIRECTV markets. Pegasus is currently the largest independent provider of DIRECTV services and has substantially greater financial resources than we do. Including pending acquisitions, Pegasus had approximately 553,000 subscribers and 4.9 million households in 81 rural DIRECTV markets as of June 30, 1999. Pegasus' competing acquisition strategy could have a material adverse effect on our ability to execute our acquisition strategy.

  Competing Subscription Television Providers

     Cable Television Providers

     Cable operators in the United States serve approximately 65 million subscribers, representing over 65% penetration of television households passed by cable systems. Cable operators typically offer 30 to 80 channels of programming at an average monthly subscription price of approximately $36. While cable companies currently serve a majority of the U.S. television market, we believe many may not be able to provide the quality and variety of programming offered by DIRECTV until they significantly upgrade their coaxial systems. Many cable television providers are in the process of upgrading their systems and other cable operators have announced their intentions to make significant upgrades. Many proposed upgrades, like conversion to digital format, fiber optic cabling, advanced compression technology and other technological improvements, when fully completed, will permit cable companies to increase channel capacity, thereby increasing programming alternatives, and to deliver a better quality signal. Although cable systems with adequate channel capacity may offer digital service without major rebuilds, we believe that other cable systems that have limited channel capacity, like those in most of the rural DIRECTV markets, will have to be upgraded to add bandwidth in order to provide digital service. We believe that these upgrades will require substantial investments of capital and time to complete industry-wide. As a result, we believe that there will be a substantial delay before cable systems in the rural DIRECTV markets can offer programming services equivalent to DBS satellite providers and that some cable systems in those markets may never be upgraded, subject to advances in digital compression technology currently under development.

     We expect to encounter a number of challenges in competing with cable television providers. First, cable operators have an entrenched position in the marketplace. However, we believe that our current strategy of targeting the acquisition of rural DIRECTV markets that are not served by cable or are underserved by cable partially offsets the cable industry's position in the consumer marketplace. Second, the up-front costs to the consumer associated with purchasing and installing DBS equipment are higher than the up-front costs for installation of cable television. However, prices for DBS equipment have declined consistently since introduction and we believe that competition among DBS equipment vendors and technological improvements will create continuing downward pressure on prices. Third, DBS systems, unlike cable, do not currently provide local broadcast programming via satellite, although both DIRECTV and EchoStar have indicated an intention to provide local broadcast service in some areas of the country. Seamless switching between satellite and broadcast programming from other sources is possible with all DBS units. In addition, DIRECTV provides programming from affiliates of the national broadcast networks to subscribers who are unable to receive networks over the air and do not subscribe to cable. See "-- Regulation." We believe that the significant capital costs of upgrading cable systems to provide similar services, combined with the marketing strength of DBS providers like DIRECTV, presents DBS providers with an opportunity to take substantial market share for pay television services from cable in the rural DIRECTV markets.

     Other Direct-To-Home Television Providers

     EchoStar, the only other remaining DBS provider in the United States, began national broadcasting of programming in March 1996 and currently broadcasts over 300 channels of digital television programming and CD quality audio programming services to the entire continental United States. EchoStar has 21 licensed channel frequencies at the 119 degrees W.L. orbital position. The 119 degrees W.L. orbital position is one of the three DBS orbital locations that can serve the entire continental United States. These three orbital locations are sometimes referred to as full "CONUS." EchoStar also has 69 frequencies in other partial CONUS orbital locations. EchoStar reported approximately 2.5 million subscribers as of May 31, 1999. In June 1999, EchoStar acquired a license for 28 DBS frequencies at 110 degrees W.L., which is a full CONUS orbital location, two satellites to be delivered in orbit and a direct broadcast operations facility from The News Corporation Limited and MCI WorldCom Inc. EchoStar expects to significantly expand its DBS and other programming offerings as a result of this acquisition, which will potentially strengthen its competitive strength relative to DIRECTV and us. We believe that we can successfully compete with EchoStar in the DBS market because of our local strategy and because of DIRECTV's brand name and its significantly larger distribution networks.

     Primestar, a medium-power DTH provider, launched the first digital DTH satellite television service in 1994. On April 28, 1999, Hughes acquired Primestar's medium-power DTH business, which consisted of its subscribers and related high-power satellite assets, for approximately $1.8 billion. Prior to its acquisition by Hughes, Primestar offered a full range of programming to approximately 2.3 million subscribers nationwide, approximately 100,000 of which we believe were located within our rural DIRECTV markets. Former Primestar subscribers that choose to receive DIRECTV programming in our rural markets will become our subscribers.

     Low-power C-band DTH operators reported approximately 1.8 million subscribers as of June 30, 1999. C-band DTH operators provide subscription television services primarily to subscribers who live in markets not served by cable television. C-band equipment, including the six-to-eight-foot dish necessary to receive the low-power signal, currently costs approximately $2,000 and is distributed by local TVRO satellite dealers. We believe that DBS has significant advantages over low-power C-band service in equipment cost, dish size and range of programming packages. The number of C-band subscribers declined by approximately 164,000 during 1998.

     Other Competitors

     Regional telephone companies and other long distance companies could become significant competitors in the future, as they have expressed an interest in becoming subscription multichannel video programming distributors. Furthermore, the Telecommunications Act of 1996 (the "1996 Act") removes barriers to entry that previously inhibited local telephone companies from competing, or made it more difficult for telephone companies to compete, in the provision of video programming and information services. Several telephone companies have received authorization to test market video and other services in specified geographic areas using fiber optic cable and digital compression over existing telephone lines. Estimates for the timing of wide-scale deployment of these multi-channel video services vary, as several telephone companies have pushed back or cancelled originally announced deployment schedules. In addition, mergers, joint ventures and alliances among franchise, wireless or private cable television operators and regional telephone companies may result in competitors capable of offering bundled cable television and telecommunications services. For example, the recent merger of AT&T and Tele-Communications, Inc. has resulted in a large, integrated communications provider with significantly greater technical, financial and marketing resources than we have.

     As more telephone companies begin to provide multichannel video programming and other information and communications services to their customers, additional significant competition for subscribers will develop. Among other things, telephone companies have an existing relationship with substantially every household in their service area, substantial financial resources and an existing infrastructure. Further, telephone companies may be able to subsidize the delivery of programming through their position as the sole source of local wireline telephone service to the home.

     Most areas of the United States are covered by traditional terrestrial over-the-air VHF/UHF television broadcasters. Consumers can receive from three to ten channels of over-the-air programming in most markets. These stations provide local, network and syndicated programming free of charge, but each major market is generally limited in the number of programming channels. On August 5, 1997, Congress approved the release of additional digital spectrum for use by VHF/UHF broadcasters.

REGULATION

     Unlike a cable operator, DBS operators like DIRECTV are free to set prices and serve customers according to their business judgment, without rate of return or other regulation or the obligation not to discriminate among customers. However, there are laws and regulations that affect DIRECTV and, therefore, us. As an operator of a privately owned United States satellite system, DIRECTV is subject to the regulatory jurisdiction of the FCC, primarily with respect to:

     - the licensing of individual satellites, including a requirement that DIRECTV meet minimum financial, legal and technical standards;

     - avoidance of interference with radio stations; and

     - compliance with rules that the FCC has established specifically for DBS licenses.

     As a distributor of television programming, DIRECTV also is affected by numerous other laws and regulations. The 1996 Act clarifies that the FCC has exclusive jurisdiction over DTH satellite services and that criminal penalties may be imposed for piracy of DTH satellite services. The 1996 Act also offers DTH operators relief from private and local government-imposed restrictions on the placement of receiving antennae. In some instances, DTH operators have been unable to serve areas due to laws, zoning ordinances, homeowner association rules, or restrictive property covenants banning the installation of antennae on or near homes. In August 1996, the FCC promulgated rules designed to implement Congress' intent by prohibiting any restriction, including zoning, land use or building regulation, or any private covenant, homeowners' association rule or similar restriction on property within the exclusive use or control of the antenna user where the user has a direct or indirect ownership interest in the property, to the extent that the restriction impairs the installation, maintenance or use of a DBS receiving antenna that is one meter or less in diameter or diagonal measurement, except where the restriction is necessary to accomplish a clearly defined safety objective or to preserve a recognized historic district. Local governments and associations may apply to the FCC for a waiver of this rule based on local concerns of a highly specialized or unusual nature. In November 1998, the FCC amended its rules to extend these protections to rental property in those areas under the exclusive use or control of the renter. The 1996 Act also preempted local, but not state, governments from imposing taxes or fees on DTH services, including DBS. Finally, the 1996 Act required that multi-channel video programming distributors, including DTH operators, fully scramble or block channels providing indecent or sexually explicit adult programming. If a multi-channel video programming distributor cannot fully scramble or block this programming, it must restrict transmission to those hours of the day when children are unlikely to view the programming, as determined by the FCC. On December 30, 1998, a three-judge federal court in Delaware held that this provision was unconstitutional. The United States Supreme Court has agreed to review the judgment of the Delaware Court.

     In addition to regulating pricing practices and competition within the franchise cable television industry, the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act") was intended to establish and support existing and new multi-channel video services, including wireless cable and DTH, to provide subscription television services. We and DIRECTV have benefited from the programming access provisions of the Cable Act and implementing rules in that DIRECTV has been able to gain access to previously unavailable programming services and, in some circumstances, has obtained programming services at reduced cost. Any amendment to, or interpretation of, the Cable Act or the FCC's rules that would permit cable companies or entities affiliated with cable companies to discriminate against competitors like DIRECTV in making programming available or to discriminate in the terms and conditions of its programming could adversely affect DIRECTV's ability to acquire programming on a cost-effective basis, which would have an adverse impact on us. Some of the restrictions on cable-affiliated programmers will expire in 2002 unless the FCC or Congress extends these restrictions.

     The Cable Act also required the FCC to conduct a rule-making proceeding to impose public interest requirements for providing video programming on DTH licensees. In November 1998, the FCC adopted rules requiring DTH licensees to provide reasonable and non-discriminatory access by qualified candidates for elective office. These rules also require DTH licensees to set aside four percent of the licensee's channel capacity for non-commercial programming of an educational or informational nature. Petitions for reconsideration seeking the imposition of additional regulatory obligations on DTH licensees are pending at the FCC.

     The Satellite Home Viewer Act of 1994 ("SHVA"), establishes the terms and conditions under which a DTH operator, for a statutorily-mandated fee, may claim a "compulsory" copyright license to retransmit "superstations" and broadcast network programming to subscribers for private home viewing. The SHVA currently is scheduled to expire on December 31, 1999, in which case DTH operators would be required to negotiate in the marketplace to obtain the necessary copyright clearances to retransmit superstations and broadcast network programming. Separate pieces of legislation to extend and revise the SHVA have been passed by the House of Representatives and the Senate and a conference committee has been convened to attempt to resolve the differences in the bills. In general, both the Senate and House bills would establish a new expiration date for the SHVA, create new rules regarding the retransmission of local and distant broadcast television stations by satellite carriers, reduce the royalty rates payable under the SHVA, and establish a new compulsory license for the retransmission by DTH operators of a national public broadcasting channel.

     In the case of retransmissions of broadcast network programming, the compulsory license established by the SHVA is limited to DTH retransmissions to persons in unserved households. In general, an "unserved household" is one that cannot receive, through the use of a conventional outdoor rooftop antenna, a sufficient over-the-air network signal and has not, within 90 days prior to subscribing to the DTH service, subscribed to a cable service that provides that network signal.

     A number of television broadcast networks and their affiliates have commenced litigation against DTH operators, including DIRECTV, for allegedly violating the unserved household limitation in the SHVA. The litigation resulted in the issuance of a permanent injunction by a court in North Carolina restraining DIRECTV and its distributors from providing retransmissions of any television station affiliated with ABC to any household located within 75 miles of the transmission tower of WTVD, the ABC affiliate serving the Raleigh-Durham market. In Florida, a federal district court issued a temporary restraining order, preliminary injunction, and contempt finding requiring DIRECTV and its agents and those who act in active concert or participate with DIRECTV to cease retransmission of CBS and Fox programming to subscribers nationwide who are able to receive an off-air signal of at least Grade B intensity, measured using the Individual Location Longley Rice signal propagation model approved by the FCC in a recently completed rulemaking proceeding.

     On March 12, 1999, DIRECTV and the broadcast networks announced that a settlement of this litigation had been reached whereby DIRECTV agreed to terminate its retransmission of NBC, CBS, ABC and Fox programming to ineligible subscribers that are located within a local network affiliate's "Grade A" signal strength contour as of June 30, 1999, which was later extended to July 31, 1999, and to terminate retransmission of this network programming to ineligible subscribers in the "Grade B" signal strength contour as of December 31, 1999. In addition, DIRECTV agreed to provide discounted antennas to subscribers whose network programming service is terminated.

     Other pending lawsuits relating to the SHVA's unserved household limitation include an action brought in Texas by an NBC affiliate against PrimeTime 24, and an action brought by EchoStar in the United States District Court of Colorado. PrimeTime 24 is a satellite carrier that, until recently, provided DTH operators including DIRECTV with a package of network-affiliated broadcast television stations for retransmission to subscribers. The EchoStar action, which has been transferred to the same Florida court that issued the orders against DIRECTV described above, seeks declaratory ruling regarding the appropriate predictive model for determining whether a household is unserved for purposes of the SHVA and a clarification of the particular means for measuring signal intensity. EchoStar also has filed a petition asking the FCC to reconsider its recent rulemaking order adopting the Longley Rice signal propagation methodology for use in determining the eligibility of a subscriber to receive network-affiliated broadcast television stations pursuant to the SHVA.

     While we believe that we have complied to date with the SHVA in providing network programming only to "unserved households" and we do not believe that the interpretations of the SHVA applied by the Florida and North Carolina federal courts will have a material adverse effect on our business, financial condition or results of operations or our ability to attract new subscribers, it is possible that our inability to provide network services to our subscribers will have these negative effects. In addition, should we elect to continue to offer network services, the costs of compliance with those interpretations could be material. The inability of DIRECTV, and therefore our company, to provide network programming to subscribers in rural DIRECTV markets could adversely affect our average programming revenue per subscriber and subscriber growth and churn.

     In addition, the impact of the lawsuits regarding the unserved household limitation could be affected by the pending legislation to extend and revise the SHVA. Both the House and Senate versions of that legislation propose to eliminate the 90-day waiting period provision in the SHVA and to revise the way in
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

which a subscriber's eligibility to receive a network-affiliated broadcast television station is determined. It also is possible that the legislation may grandfather, either on a temporary or permanent basis, the continued retransmission of network programming to some or all existing subscribers who live within the predicted Grade B signal strength contour of a local network affiliate. The legislation also may establish additional rules governing the retransmission by DTH operators of network-affiliated broadcast television stations.

FACILITIES

     On January 27, 1999, we entered into a lease with respect to approximately 35,000 square feet of office space in Kansas City, Missouri. Annual rent under this lease approximates $570,000 and the lease will terminate in August 2002. We moved our principal executive offices to this location in April 1999. We also have more than 70 offices and operations in 23 states. We expect these facilities to be adequate for our needs in the foreseeable future. We believe that we will be able to lease office and retail space in our rural DIRECTV markets as needed on acceptable terms.

MANAGEMENT AND EMPLOYEES

     As of June 30, 1999, we had approximately 700 full-time and 200 part-time employees. We are not a party to any collective bargaining agreement and consider our relations with our employees to be good.

LEGAL PROCEEDINGS

     We are not currently party to any material legal proceedings, although we do have an interest in the legal proceedings described in "-- Our Relationship with the NRTC and DIRECTV" and "-- Regulation."

                                   MANAGEMENT

     The information contained in this section relates to our management for the period from our formation in February 1999 to date, and to the management of our predecessor entity, Golden Sky Systems, for periods prior to our formation.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding our executive officers and directors as of May 31, 1999:

              NAME                AGE                       POSITION
              ----                ---                       --------
Rodney A. Weary.................  48    Chairman of the Board and Chief Executive Officer
John R. Hager...................  37    Chief Financial Officer
William J. Gerski...............  46    Vice President, Sales and Marketing
Scott R. Brown..................  33    Vice President, Operations
Gordon G. Smith.................  56    Vice President, Human Resources
Jo Ellen Linn...................  37    Secretary and General Counsel
Robert F. Benbow(1).............  62    Director
William O. Charman..............  35    Director
William P. Collatos(1)..........  44    Director
William A. Johnston(1)(2).......  46    Director
Robert B. Liepold(2)............  72    Director
Erik M. Torgerson(2)............  33    Director

---------------

(1) Member of the Compensation Committee of our board of directors.

(2) Member of the Audit Committee of our board of directors.

     All of the executive officers identified above serve at the discretion of our board of directors. There are no family relationships between any persons identified above. The following are brief biographies of the persons identified above:

     Rodney A. Weary. Mr. Weary founded Golden Sky Systems, Inc. in June 1996 and has been our Chief Executive Officer since inception. Until 1995, he was President of Cable Video Enterprises Inc., which he formed in 1986 by acquiring traditional cable systems located in three states. From 1988 to December 1994, Mr. Weary was a co-founder, officer and director of Premiere Page, a paging company.

     John R. Hager. Mr. Hager has been our Chief Financial Officer since October 1998. Mr. Hager joined us in August 1998 as Vice President, Finance and Controller. From February 1997 until August 1998, Mr. Hager was Vice
President -- Controller of EchoStar Communications Corporation. He was the Controller of American Telecasting, Inc. from August 1993 until February 1997. Prior to joining American Telecasting, Inc. in 1993, Mr. Hager was with Ernst & Young, where he was an Audit Senior Manager.

     William J. Gerski. Mr. Gerski has been our Vice President, Sales and Marketing since May 1997. From May 1996 to April 1997, Mr. Gerski was Regional Director of Marketing and Sales at American Telecasting, Inc. From December 1995 to May 1996, Mr. Gerski was Vice President of Marketing and Sales of Bell Atlantic Video Services. From April 1990 through November 1995, Mr. Gerski was Corporate Director of Sales at Adelphia Cable Communications. He has served on the Executive Board of Directors of the Southern California Cable Association and the Los Angeles, Chicago, and Cleveland Cable Co-ops.

     Scott R. Brown. Mr. Brown has been our Vice President of Operations since February 1999. Mr. Brown held the position of Vice President of Fulfillment Operations with Primestar, Inc. from April 1998 to February 1999 and was the Vice President of Operations with TCI Satellite Entertainment, Inc. from November 1995 to March 1998. From May 1989 to November 1995, Mr. Brown held several positions with Tele-Communications, Inc., including General Manager of TCI Cable at Westchester, General Manager of TCI Cablevision of Pinellas County, Business Manager of TCI Cablevision at Dade/ Broward County and Internal Auditor of TCI North Central Division.

     Gordon G. Smith. Mr. Smith has been our Vice President of Human Resources since May 1999. From 1998 to 1999, Mr. Smith was a Principal of Somerset Partners. From 1990 to 1998, Mr. Smith was Vice President of Human Resources, Health Care Services at Olsten Corporation.

     Jo Ellen Linn. Ms. Linn has been our Secretary and General Counsel since inception. From 1993 to 1996, Ms. Linn was General Counsel to Cable Video Management, Inc., a communications management company and the former Cable Video Enterprises, Inc., which owned and operated domestic cable television systems. Ms. Linn is licensed to practice law in Kansas and Texas.

     Robert F. Benbow. Mr. Benbow has been a director since February 1997. He is a Vice President of Burr, Egan, Deleage & Co. and a General Partner of Alta Communications VI, L.P. Prior to joining Burr, Egan Deleage & Co. in 1990, Mr. Benbow spent 22 years with the Bank of New England N.A., where he was Senior Vice President responsible for special industries lending in the areas of media, project finance and energy. He serves as a director of Teletrac, Inc., a major metropolitan wireless provider of location and two way messaging services for fleets of commercial vehicles.

     William O. Charman. Mr. Charman has been a director since March 1997. He has served as a Vice President of BancBoston Capital since 1995. From 1993 to 1995, Mr. Charman was a Director and team leader for Bank of Boston's Media & Communications Group in London.

     William P. Collatos. Mr. Collatos has been a director since March 1997. He is a Managing General Partner of Spectrum Equity Investors, which he founded in 1993.

     William A. Johnston. Mr. Johnston has been a director since November 1997. He is a Managing Director of HarbourVest Partners, LLC and has served in a variety of capacities for HarbourVest Partners, LLC and its predecessor, Hancock Venture Partners, Inc., since 1983.

     Robert B. Liepold. Mr. Liepold has been a director since our inception. Mr. Liepold has been President and Chief Executive Officer of KCWE-TV, an independent commercial television station operating in Kansas City, Missouri, since 1994. Since 1983, Mr. Liepold also has been a consultant to the telecommunications industry.

     Erik M. Torgerson. Mr. Torgerson has been a director since November 1997. He is a Partner at Norwest Equity Partners. Prior to joining Norwest Equity Partners in 1993, Mr. Torgerson was with Arthur Anderson & Co.'s financial consulting and audit practice.

     Each director was elected under the terms of a Stockholders' Agreement dated as of November 24, 1997 among Golden Sky Holdings and its stockholders. The Stockholders' Agreement will be terminated prior to completion of this offering.

ELECTION OF DIRECTORS

     Effective upon the filing of our amended and restated certificate of incorporation prior to completion of this offering, our board of directors will be divided into three classes and the directors will be appointed to the
following classes: Mr.           and Mr.           will be Class I directors
with their terms of office expiring on the date of our annual meeting of
stockholders in 2000. Mr.           and Mr.           will be Class II directors
with their terms of office expiring on the date of our annual meeting of
stockholders in 2001, and Mr.           and Mr.           will be Class III
directors with their terms of office expiring on the date of our annual meeting of stockholders in 2002.

     Directors do not receive compensation for services provided as a director or for participation on any committee of our board of directors. All directors are reimbursed for their out-of-pocket expenses in serving on our board of directors or any committee thereof.

EXECUTIVE COMPENSATION

     The following table sets forth compensation information for the fiscal years ended December 31, 1997 and 1998 for our Chief Executive Officer and the two other highest paid executive officers whose total annual salary and bonus exceeded $100,000 (the "named executive officers"). None of our other executive officers received salary and bonus payments exceeding $100,000 in the aggregate during fiscal year 1998.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                               ANNUAL COMPENSATION     SECURITIES
                                               --------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR    SALARY      BONUS      OPTIONS(#)    COMPENSATION($)
---------------------------             ----   ---------   --------   ------------   ---------------
Rodney A. Weary.......................  1998   $227,462    $90,000       21,884          $7,945(1)
  Chief Executive Officer and           1997    198,818     50,000       21,884              --
  Chairman of the Board of Directors
William J. Gerski.....................  1998   $153,270    $80,000       15,000          $   --
  Vice President, Sales and Marketing   1997     60,259     50,000       12,182              --
Jo Ellen Linn.........................  1998   $ 93,061    $32,500        2,501          $   --
  Secretary and General Counsel         1997     80,926     25,000        2,501              --

---------------

(1) Represents compensation attributable to Mr. Weary's use of a company-owned car.

OPTION GRANTS

     The following table sets forth information concerning grants of stock options to the named executive officers during the fiscal year ended December 31, 1998:

                             OPTION GRANTS IN 1998

                                                                                                           POTENTIAL
                                                                 INDIVIDUAL GRANTS                     REALIZABLE VALUE
                                                ----------------------------------------------------      AT ASSUMED
                                                              % OF TOTAL                                ANNUAL RATES OF
                                                NUMBER OF      OPTIONS                                    STOCK PRICE
                                                SECURITIES     GRANTED                                 APPRECIATION FOR
                                                UNDERLYING   TO EMPLOYEES   EXERCISE OR                   OPTION TERM
                                                 OPTIONS      IN FISCAL     BASE PRICE    EXPIRATION   -----------------
                     NAME                       GRANTED(#)       YEAR         ($/SH)         DATE       5%($)    10%($)
                     ----                       ----------   ------------   -----------   ----------   -------   -------
Rodney A. Weary...............................       --            --          $  --             --    $   --    $   --
William J. Gerski.............................    2,818(1)       15.1           1.00       10/08/07     1,772     4,491
Jo Ellen Linn.................................       --            --             --             --        --        --

---------------

(1) Approximately 1,092 of these options were exercisable as of the date of grant. The remaining 1,726 options vest in increments of approximately 78 shares per month on the 24th day of each month beginning on November 24, 1998.

     The following table sets forth information concerning option exercises by the named executive officers during 1998 and fiscal year-end option values.

            OPTION EXERCISES AND FISCAL YEAR-END 1998 OPTION VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                        SHARES                      OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                                      ACQUIRED ON    VALUE             YEAR-END(#)              FISCAL YEAR-END($)(1)
                                       EXERCISE     REALIZED   ---------------------------   ---------------------------
                                          (#)          $       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                      -----------   --------   -----------   -------------   -----------   -------------
Rodney A. Weary.....................     9,726         --         1,823         10,335           --             --
William J. Gerski...................     5,414         --         2,502          7,084           --             --
Jo Ellen Linn.......................     1,111         --           208          1,192           --             --

---------------

(1) Based on a value of $1.00 per share, which was the fair value of our common stock as of December 31, 1998, as determined by the board of directors of Golden Sky Holdings for purposes of option grants. On this basis, the unexercised options were not in the money.

EMPLOYMENT AGREEMENTS

     In February 1997, we entered into an employment agreement with Mr. Weary pursuant to which he agreed to serve as our President and Chief Executive Officer through February 2000. This agreement may be extended according to its terms. Under the agreement, Mr. Weary is paid compensation in an amount not less than $200,000 per year and is eligible to participate in our stock option plan.

     Also during 1997, we entered into substantially similar employment agreements with Ms. Linn and Mr. Gerski, pursuant to which each of them agreed to serve in their present capacity, through February 2000 for Ms. Linn and November 2000 for Mr. Gerski. These agreements may be extended according to their terms. Under these agreements, Ms. Linn is paid compensation in an amount not less than $82,500 per year and Mr. Gerski is paid compensation in an amount not less than $100,000 per year. Ms. Linn and Mr. Gerski are also eligible to participate in our stock option plan.

     In January 1997, we entered into non-competition agreements with Rodney A. Weary and Jo Ellen Linn, the terms of which preclude each of them from competing with us during their respective periods of employment and for two years thereafter in any market in North America in which we operate or intend to operate.

STOCK OPTION PLAN

     In July 1997, the board of directors of Golden Sky Systems adopted its Stock Option and Restricted Stock Purchase Plan to provide the employees, officers and directors of Golden Sky Systems with an opportunity to invest in the common stock of Golden Sky Systems and to advance the interests of Golden Sky Systems and its stockholders. Effective September 9, 1997, the plan was assumed by Golden Sky Holdings.

     The plan permits our board of directors to grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options within the meaning of Treasury Regulations
Section 1.83-7 and restricted stock awards to our officers, directors and employees. The maximum number of shares of our common stock that may be subject to options or awards granted under the plan may not exceed, in the aggregate, 85,218 shares. Shares of our common stock that are attributable to grants or awards that have expired or been terminated, cancelled or forfeited are available for issuance in connection with future grants or awards. The Compensation Committee of our board of directors administers the plan, makes grants and awards under the plan and establishes the terms and conditions of the grants and awards.

401(k) PLAN

     We maintain a 401(k) savings plan for our full-time employees which permits employee contributions of up to 15% of annual compensation to the plan on a pre-tax basis. In addition, we may make contributions on a discretionary basis as a percentage of each participating employee's annual compensation. We may also make additional discretionary contributions to this plan in any plan year up to the annual 401(k) plan contribution limits as defined in the Internal Revenue Code. This plan is administered by the Compensation Committee of our board of directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information, as of June 30, 1999, regarding the ownership of Golden Sky DBS' common stock by each beneficial owner of 5% or more of our common stock, each director and named executive officer, and all directors and executive officers as a group, after giving effect to the merger of Golden Sky Holdings and Golden Sky DBS and the related conversion of all outstanding shares of capital stock of Golden Sky Holdings into common stock of Golden Sky DBS.

                                                                                         PERCENT
                                                                                   -------------------
                                                               NUMBER OF SHARES     BEFORE     AFTER
                          NAME(1)                             BENEFICIALLY OWNED   OFFERING   OFFERING
                          -------                             ------------------   --------   --------
PRINCIPAL STOCKHOLDERS:
  Alta Subordinated Debt Partners III, L.P.(2)..............
  Alta Communications VI, L.P.(2)...........................
  Alta-Comm S By S, LLC(2)..................................
  Spectrum Equity Investors L.P.(3).........................
  Spectrum Equity Investors II L.P.(3)......................
  BancBoston Ventures Inc.(4)...............................
  Norwest Equity Partners VI, LP(5).........................
  Norwest Venture Partners VI, LP(5)........................
  HarbourVest Partners V -- Direct Fund L.P.(6).............
  Lion Investments Limited(7)...............................
  Westpool Investment Trust plc(7)..........................
  General Electric Capital Corporation(8)...................
  Harold Poulsen(9).........................................
  Jack S. Ramirez and Carol H. Ramirez(10)..................
  Joyce Travis, Trustee of the Travis Living Trust Dated the
     5th day of March, 1998(11).............................
  James and Constance R. Hertz(12)..........................
  Maxon R. and Kristina Davis(13)...........................
  Louise A. Davis(14).......................................
  Jay and Maria Downen(15)..................................
  Otis J. Downen as Trustee of the Otis J. Downen, June 1992
     Trust and Frances Eileen Downen, Trustee of the Frances
     Eileen Downen June 1992 Trust as Tenants in
     Common(16).............................................
  Chris J. Downen(17).......................................
EXECUTIVE OFFICERS AND DIRECTORS:
  Rodney A. Weary(18)(19)...................................
  John R. Hager(19)(20).....................................
  William J. Gerski(19)(21).................................
  Scott R. Brown(19)(22)....................................
  Jo Ellen Linn(19)(23).....................................
  Robert F. Benbow(24)......................................
  William O. Charman(25)....................................
  William P. Collatos(26)...................................
  William A. Johnston(27)...................................
  Robert B. Liepold(19)(28).................................
  Erik M. Torgerson(29).....................................
  All executive officers and directors as a group (11
     persons)...............................................

---------------

  *  Less than 1%

 (1) Except as otherwise noted below, the persons named in the table have sole voting power and investment power with respect to all shares set forth in the table.

 (2) The address is c/o Alta Communications, Inc., One Embarcadero Center, Suite 4050, San Francisco, California 94111, Attn: Robert Benbow. Alta Subordinated Debt Partners III, L.P. ("Alta Sub Debt III") is managed by Burr, Egan, Deleage & Co. Alta Communications VI, L.P. ("Alta VI") and Alta Comm S by S, LLC ("S by S") are managed by Alta Communications, Inc. The general partner of Alta Sub Debt III and the general partner of Alta VI exercise sole voting and investment power with respect to the securities held by their respective funds. The general partners of Alta Subordinated Debt Management III, L.P., which is the general partner of Alta Sub Debt III, include Messrs. Craig Burr, William P. Egan, Brian McNeill, Robert Benbow, Timothy Dibble, Jean Deleage and Jonathan Flint and Ms. Eileen McCarthy. These general partners may be deemed to share voting and investment power for the shares held by Alta Sub Debt III. The general partners of Alta Communications VI Management Partners, L.P., which is the general partner of Alta VI, include Messrs. William P. Egan, Brian McNeill, Robert Benbow, Timothy Dibble and David Retik and Ms. Eileen McCarthy. These general partners may be deemed to share voting and investment powers for the shares held by Alta VI. These general partners disclaim beneficial ownership of all securities held by the funds except to the extent of their proportionate pecuniary interests in the shares. Some of the principals of Burr, Egan, Deleage & Co. and Alta Communications, Inc., including some of the individuals identified above, are members of S by S, which invests alongside Alta VI. As members of S by S, they may be deemed to share voting and investment power for the shares held by S by S. These principals disclaim beneficial ownership of all of these shares except to the extent of their proportionate pecuniary interest in the shares.

     The number of shares of common stock beneficially owned by these entities
     includes           shares of common stock owned by Alta VI and      shares
     of common stock owned by S By S, LLC.

 (3) The address is 125 High Street, Suite 2600, Boston, Massachusetts 02110,
     Attn: William P. Collatos. The sole general partner of Spectrum Equity Investors, L.P. is Spectrum Equity Advisors, LLC, a limited liability company whose members are Messrs. Brion B. Applegate and William P. Collatos. The sole general partner of Spectrum Equity Investors II, L.P. is Spectrum Equity Advisors II, LLC, a limited liability company whose members are Messrs. Brion B. Applegate, William P. Collatos and Kevin J. Morroni. Messrs. Applegate and Collatos may be deemed to share beneficial ownership of the shares owned by Spectrum Equity Investors, L.P., and Messrs. Applegate, Collatos and Morroni may be deemed to share beneficial ownership of the shares owned by Spectrum Equity Investors II, L.P. These individuals disclaim beneficial ownership of all of these shares except to the extent of their respective pecuniary interests in the shares.

 (4) The address is 175 Federal Street, 10th Floor, Boston, Massachusetts 02110,
     Attn: William O. Charman. The shares of common stock beneficially owned by BancBoston Ventures Inc. are controlled by its President, Frederick M. Fritz, and by its Managing Director, Sanford Anstey, and by William O. Charman, who is a director of our company.

 (5) The address is c/o Norwest Venture Capital Management, Inc., 2800 Piper Jaffray Tower, 222 South Ninth Street, Minneapolis, Minnesota 55402, Attn:
     Erik M. Torgerson. The shares of Series B Preferred Stock beneficially owned by Norwest Equity Partners VI, LP are controlled by its general partner, Itasca LBO Partners VI, LLP, which is controlled by John E. Lindahl, Managing Partner, and by John P. Whaley, Managing Administrative Partner. The shares of common stock beneficially owned by Norwest Venture Partners VI, LP are controlled by its general partner, Itasca VC partners, LLP, which is controlled by its Managing Partner, George J. Still, Jr., and by John P. Whaley, Managing Administrative Partner.

 (6) The address is c/o HarbourVest Partners, LLC, One Financial Center, 44th Floor, Boston, Massachusetts 02111, Attn: William A. Johnston. The sole general partner of HarbourVest Partners V -- Direct Fund L.P. ("HarbourVest V") is a limited liability company whose managing member is HarbourVest Partners, LLC. The managing directors of HarbourVest Partners, LLC are Messrs. George Anson, John M. Begg, Philip M. Bilden, Theodore A. Clark, Kevin S. Delbridge, William A. Johnston, Edward W. Kane, Frederick C. Maynard, Ofer Nernirovsky, Robert M.

     Wadsworth and D. Brooks Zug, and Ms. Martha D. Vorlicek. These individuals may be deemed to share beneficial ownership of the shares held by HarbourVest V, and disclaim beneficial ownership of all of these shares except to the extent of their respective pecuniary interest in the shares.

 (7) The address is c/o London Merchant Securities, Carlton House, 33 Robert Adam Street, London WIM 5AH, England, Attn: Iain MacPhail. Each of Lion Investments Limited and Westpool Investment Trust plc is a wholly-owned subsidiary of London Merchant Supplies plc, a publicly traded company in the U.K.

 (8) The address is 120 Long Ridge Road, 3rd Floor, Stamford, Connecticut 06927,
     Attn: Peter Foley. General Electric Capital Corporation is a wholly-owned subsidiary of General Electric Corporation.

 (9) The address is P.O. Box 1376, Great Falls, Montana 59403.

(10) The address is 2061 Norwich Ct., Glenview, Illinois 60025.

(11) The address is Escalon Avenue Apt. 2117, Sunnyvale, California 94086.

(12) The address is 7444 Molt Road, Billings, Montana 59106.

(13) The address is 163 Woodland Estates Rd., Great Falls, Montana 59404.

(14) The address is 242 East 87th Street, Apt. 1K, New York, New York 10128.

(15) The address is 511 Fortress Circle, Leesburg, Virginia 21075.

(16) The address is 2105 Noble Avenue, Springfield, Illinois 62704.

(17) The address is 1617 Outer Park, Springfield, Illinois 62704.

(18) shares of common stock are held by the Rodney A. Weary Revocable Trust Dated 10/25/95 and may be deemed to be beneficially owned by Mr. Weary. In addition, through our stock option plan, Mr. Weary has the right
     to acquire           shares of common stock pursuant to options exercisable
     within 60 days.

(19) The address is c/o Golden Sky Systems, Inc., 4700 Belleview Avenue, Suite 300, Kansas City, Missouri 64112.

(20) Through our stock option plan, Mr. Hager has the right to acquire shares of common stock pursuant to options exercisable within 60 days.

(21) Mr. Gerski beneficially owns           shares of common stock. In addition,
     through our stock option plan, Mr. Gerski has the right to acquire shares of common stock pursuant to options exercisable within 60 days.

(22) Through our stock option plan, Mr. Brown has the right to acquire shares of common stock pursuant to options exercisable within 60 days.

(23) Ms. Linn beneficially owns           shares of common stock. In addition,
     through our stock option plan, Ms. Linn has the right to acquire shares of common stock pursuant to options exercisable within 60 days.

(24) The address is c/o Alta Communications, Inc., One Embarcadero Center, Suite 4050, San Francisco, California 94111. The shares held of record by Alta Subordinated Debt Partners III, L.P., Alta Communications VI, L.P. and Alta-Comm S By S, LLC. Mr. Benbow is a general partner of the respective general partners of Alta Subordinated Debt Partners III, L.P. and Alta Communications VI, L.P. As a general partner, he may be deemed to share voting and investment power with respect to the shares held by the funds. Mr. Benbow disclaims beneficial ownership of the shares held by these funds except to the extent of his proportionate pecuniary interest in the shares. Mr. Benbow also disclaims beneficial ownership of all shares held by Alta Comm S by S, LLC, of which he is not a member.

(25) The address is c/o BancBoston Ventures, Inc., 175 Federal Street, 10th Floor, Boston, Massachusetts 02110. The shares are held of record by BancBoston Ventures Inc., which may be deemed to be beneficially owned by Mr. Charman.

(26) The address is c/o Spectrum Equity Investors, 125 High Street, Suite 2600, Boston, Massachusetts 02110. The shares are held of record by Spectrum Equity Investors L.P. and Spectrum Equity Investors II L.P., which may be deemed to be beneficially owned by Mr. Collatos.

(27) The address is c/o HarbourVest Partners, LLC, One Financial Center, 44th Floor, Boston, Massachusetts 02111. The shares are held of record by HarbourVest Partners V -- Direct Fund L.P., which may be deemed to be beneficially owned by Mr. Johnston.

(28) Mr. Liepold beneficially owns       shares of common stock. In addition,
     through our stock option plan, Mr. Liepold has the right to acquire shares of common stock pursuant to options exercisable within 60 days.

(29) The address is c/o Norwest Equity Partners, 2800 Piper Jaffray Tower, 222 South Ninth Street, Minneapolis, Minnesota 55402-3388. The shares are held of record by Norwest Equity Partners VI, LP, which may be deemed to be beneficially owned by Mr. Torgerson.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCK PURCHASE AGREEMENTS

     On October 3, 1998, Western Montana DBS, Inc. d/b/a Rocky Mountain DBS merged into Golden Sky Systems. In connection with the Western Montana DBS merger, Golden Sky issued an aggregate of 51,000 shares of Series C senior convertible preferred stock and paid an aggregate of $9.8 million in cash to the Western Montana DBS stockholders. The $9.8 million paid by Golden Sky included $1.0 million deposited in an escrow account to secure the Western Montana DBS shareholders' indemnification obligations under the Western Montana DBS merger agreement. At the time of the Western Montana DBS merger, the Golden Sky shareholders listed below were stockholders of Western Montana DBS:

     - Harold Poulson;

     - Jack S. Ramirez and Carol H. Ramirez;

     - Joyce Travis, Trustee of the Travis Living Trust Dated the 5th day of March, 1998;

     - James and Constance R. Hertz;

     - Maxon R. and Kristina Davis;

     - Louise A. Davis;

     - Jay and Maria Downen;

     - Otis J. Downen as Trustee of the Otis J. Downen, June 1992 Trust and Frances Eileen Downen June 1997 Trust as Tenants in Common; and

     - Chris J. Downen.

     On February 19, 1999, Golden Sky Holdings transferred all the outstanding capital stock of Golden Sky Systems and $100 in cash to us in exchange for 100 shares of our common stock.

MERGER OF GOLDEN SKY HOLDINGS INTO GOLDEN SKY DBS

     Immediately prior to completion of this offering, Golden Sky Holdings will be merged with and into Golden Sky DBS. In connection with the merger, each outstanding share of common stock of Golden Sky Holdings will be converted into shares of common stock of Golden Sky DBS, each outstanding share of series A preferred stock of Golden Sky Holdings will be exchanged for shares of common stock of Golden Sky DBS, each outstanding share of series B
preferred stock of Golden Sky Holdings will be exchanged for        shares of
common stock of Golden Sky DBS, each outstanding share of series C preferred
stock of Golden Sky Holdings will be exchanged for        shares of common stock
of Golden Sky DBS and each outstanding option or warrant to purchase shares of Golden Sky Holdings common stock will be converted into a similar right to purchase shares of Golden Sky DBS common stock. In addition, the Stockholders Agreement dated as of November 24, 1997 among Golden Sky Holdings and its stockholders will be terminated and Golden Sky DBS will enter into a registration rights agreement with the former stockholders of Golden Sky Holdings containing the same terms and conditions relating to registration as contained in the Stockholders Agreement described above. See "Shares Eligible For Future Sale -- Registration Rights Agreement."

CONSULTING ARRANGEMENT WITH ROBERT B. LIEPOLD

     Golden Sky Systems has an oral consulting agreement with Robert B. Liepold, a director of Golden Sky Systems, to provide expertise on an "as needed" basis. Golden Sky Systems paid to Mr. Liepold an aggregate of $84,000 in 1998 in connection with these services. In addition, Golden Sky Systems paid Mr. Liepold a commission of $75,000 in October 1998 in connection with a recent acquisition.

PAYMENTS TO AFFILIATES OF RODNEY A. WEARY

     Golden Sky Systems utilizes the air transportation services of a company owned by Rodney A. Weary, Golden Sky Systems' Chief Executive Officer. Golden Sky Systems paid $506,000 to this entity in 1998 in connection with these services.

                          DESCRIPTION OF CAPITAL STOCK

     Effective upon the filing of our amended and restated certificate of incorporation prior to completion of this offering, our authorized capital stock
will consist of           shares of common stock, par value $.01 per share and
          shares of preferred stock, par value $.01 per share. Upon the completion of this offering and after giving effect to the merger of Golden Sky Holdings into Golden Sky DBS and the related conversion of all outstanding shares of capital stock of Golden Sky Holdings into common stock of Golden Sky
DBS,           shares of common stock will be outstanding, excluding
shares of common stock issuable upon the exercise of outstanding options.

COMMON STOCK

     Our stockholders are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the voting power of shares of the outstanding common stock are able to elect all of the directors, in which event the holders of the remaining shares of our common stock would not elect any of the directors.

     Each share of common stock is entitled to participate equally in dividends, if, as and when declared by our board of directors and in the distribution of assets in the event of liquidation. We have never declared or paid cash dividends on our common stock.

     The shares of common stock have no conversion, redemption or preemptive rights or sinking fund provisions. Our certificate of incorporation permits our board of directors to make, alter or repeal our bylaws, subject to the power of our stockholders to alter or repeal any bylaw made by our board of directors.

     The outstanding shares of our common stock are, and any shares of our common stock which may be offered by this prospectus will be, upon issuance and sale, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     Effective upon the filing of our amended and restated certificate of incorporation, our board of directors will have the authority to establish, without stockholder approval, one or more classes or series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that they may designate. We believe that this power to issued preferred stock will provide us with flexibility in connection with possible corporate transactions. The issuance of preferred stock, however, could adversely affect the voting power of holders of our common stock and restrict their rights to receive payments upon any liquidation of our company. It could also have the effect of delaying, deferring or preventing a change in control of our company. As of June 30, 1999, we had no shares of preferred stock outstanding.

DELAWARE LAW AND CHARTER PROVISIONS

     We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder," defined generally as a person owning 15% or more of our outstanding voting stock, from engaging in a "business combination," as defined in Section 203, with us for three years following the date that person becomes an interested stockholder, unless:

          (a) before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

          (b) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding stock held by our directors who also serve as our officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          (c) following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and is authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

     Under Section 203, these restrictions do not apply to business combinations proposed by an interested stockholder following the announcement or notification of one of the extraordinary transactions defined in Section 203 that involves us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

     Effective upon the filing of our amended and restated certificate of incorporation, our board of directors will be divided into three classes. The directors of each class will be elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of stockholders. Stockholders will be able to remove a director only for cause upon the vote of at least 80% of the then outstanding shares of capital stock entitled to vote upon the election of directors. In general, the board of directors, not the stockholders, will have the right to appoint persons to fill vacancies on the board of directors.

     Our amended and restated certificate of incorporation will provide that special meetings of holders of our common stock may be called only by our board of directors and that only business proposed by our board of directors may be considered at special meetings of holders of our common stock.

     Our amended and restated certificate of incorporation will provide that the only business, including election of directors, that may be considered at any annual meeting of holders of our common stock, in addition to business proposed, or persons nominated as directors, by our board of directors, is business proposed, or persons nominated as directors, by the holders of our common stock who comply with the notice and disclosure requirements set forth in our amended and restated certificate of incorporation. In general, our amended and restated certificate of incorporation will require that a stockholder give us notice of proposed business or nominations no later than 60 days before the annual meeting of the holders of our common stock or, if later, ten days after the first public notice of the annual meeting is sent to the holders of our common stock. In general, the notice must contain information about the stockholder proposing the business or nomination, the stockholder's interest in our business and, with respect to nominations for director, information about the nominee of the nature ordinarily required to be disclosed in public proxy statements. The stockholder also must submit a notarized letter from each of the stockholder's nominees stating the nominee's acceptance of the nomination and indicating the nominee's intention to serve as a director if elected.

     Our amended and restated certificate of incorporation will provide that the affirmative vote of at least two-thirds of the then outstanding shares of our capital stock entitled to vote upon the election of directors is required to approve any of the following proposed transactions:

     - a merger or consolidation in which our company will not be the surviving entity or will survive only as a subsidiary of an entity;

     - a sale, lease or exchange or an agreement to sell, lease or exchange all or substantially all of our assets to any other person or entity; or

     - the dissolution or liquidation of our company.

     Our amended and restated certificate of incorporation will authorize our board of directors, without any action by our stockholders, to issue up to shares of preferred stock, in one or more series, and to determine the voting rights, including the right to vote as a series on particular matters, preferences as to dividends and in liquidation and the conversion and other rights of each series. Because the terms of the preferred stock may be fixed by our board of directors without stockholder action, the preferred stock could be issued quickly with terms designed to make more difficult a proposed takeover of our company or the removal of our management, thus affecting the market price of our common stock and preventing stockholders from obtaining any premium offered by a potential acquiror. Our board of directors will make determinations whether to issue shares of our preferred stock based on its judgment as to the best interests of our company and our stockholders.

     The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws requires a greater percentage. Our amended and restated certificate of incorporation will provide that approval by the holders of at least 80% of the then outstanding shares of our capital stock entitled to vote upon the election of directors is required to amend some of the provisions of our certificate of incorporation, including the provisions discussed in this section.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is           .

LISTING

     There is currently no established public trading market for our common stock. We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "GSKY."

                          DESCRIPTION OF INDEBTEDNESS

CREDIT FACILITY

     The Amended and Restated Credit Agreement, dated as of May 8, 1998, among Golden Sky Holdings, Golden Sky Systems, the banks party thereto from time to time, Paribas, formerly known as Banque Paribas, as syndication agent, Fleet National Bank, as administrative agent, and General Electric Capital Corporation, as documentation agent, which governs the Credit Facility was amended in connection with the offering of our 13 1/2% Notes. As amended, the credit facility provides for a $35.0 million term loan facility and a $115.0 million revolving credit facility, with a $40.0 million sublimit for letters of credit. We have fully utilized the term loan availability. All of the proceeds of borrowings under the term loan facility ("Term Loans") were used to repay existing indebtedness and for working capital purposes. The proceeds of borrowings under the revolving credit facility ("Revolving Loans") may be used to effect acquisitions of rural DIRECTV markets and for general corporate, capital expenditure and working capital purposes.

     The term loan facility is to be repaid in 16 consecutive quarterly installments beginning March 31, 2002, with the remaining balance due December 31, 2005. Each of the quarterly payments due from March 31, 2002 through September 30, 2005 will be in the amount of approximately $88,000, with $33.7 million due as a bullet payment at maturity on December 31, 2005. Borrowings under the revolving credit facility will be available until September 30, 2005; however, the total revolving loan commitment will be reduced quarterly commencing March 31, 2001 by approximately $1.2 million at the end of each quarter from March 31, 2001 through December 31, 2001, by approximately $3.4 million at the end of each quarter from March 31, 2002 through December 31, 2002, by $6.9 million at the end of each quarter from March 31, 2003 through December 31, 2003, by approximately $8.6 million at the end of each quarter from March 31, 2004 through December 31, 2004, and by $11.5 million from March 31, 2005 through September 30, 2005. The making of each loan under the credit facility is subject to the satisfaction of specified conditions, which include not exceeding a specified "borrowing base" with respect to the number of paying subscribers within the rural DIRECTV markets served by us and in rural DIRECTV markets to be acquired by us. In addition, the credit facility provides for mandatory repayments from the net proceeds of sales or other dispositions of capital stock or material assets and with a percentage of any excess operating cash flow with respect to any fiscal year equal to 75%.

     Borrowings by Golden Sky Systems under the credit facility are unconditionally and irrevocably guaranteed by Golden Sky Holdings, us and each of our direct and indirect subsidiaries, excluding South Plains DBS Limited Partnership and DCE Satellite Entertainment, LLC. These borrowings are also secured by (i) a pledge by Golden Sky Holdings of all of our capital stock, (ii) a pledge by us of all of the capital stock of Golden Sky Systems, (iii) an equal and ratable pledge of all of the capital stock of Golden Sky Systems' subsidiaries, (iv) a first priority security interest in all of these subsidiaries' assets and (v) a collateral assignment of our NRTC Agreements.

     The credit facility provides that we may elect that all or a portion of the borrowings under the credit facility bear interest at a rate per annum equal to either (i) the base rate plus the applicable margin or (ii) the quoted rate plus the applicable margin. When applying the base rate with respect to revolving loans, the applicable margin will be 2.50% per year, reduced in some cases by a discount based on our then ratio of net adjusted consolidated EBITDA to annualized consolidated EBITDA. When applying the quoted rate with respect to revolving loans, the applicable margin will be 3.75% per year, less a discount based on leverage, if applicable. When applying the base rate with respect to term loans, the applicable margin will be 2.75% per year, less a discount based on leverage, if applicable. When applying the quoted rate with respect to term loans, the applicable margin will be 4.00% per year, less a discount based on leverage, if applicable. As used in this paragraph, the "base rate" means the higher of (i) 0.50% in excess of the Federal Funds rate or (ii) the prime lending rate. As used in this paragraph, the "quoted rate" means (a) the quotation offered to the Administrative Agent in the New York interbank Eurodollar market for U.S. dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the loan of the Administrative Agent for which an interest rate is then being determined with maturities comparable to the interest period applicable to the particular loan as determined by the Administrative Agent's Treasury Funding Management on the date which is two business days prior to the commencement of the interest period in question, divided by (b) a percentage equal to the remainder of 100% minus the then stated maximum rate of all reserve requirements applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D of the Board of Governors of the Federal Reserve System.

     The credit facility contains a number of significant covenants that, among other things, limit our ability and the ability of our subsidiaries to incur additional indebtedness and guaranty obligations, create liens and other encumbrances, make restricted payments, investments, loans and advances, pay dividends or make other distributions in respect of our capital stock, sell or otherwise dispose of assets, make capital expenditures, merge or consolidate with another entity, create subsidiaries, make amendments to organizational documents or transact with affiliates. In addition, the credit facility requires the maintenance of specified financial and operating covenants, including minimum interest coverage ratios and limits on general and administrative expenses.

     Golden Sky Systems is required to pay commitment fees on the unused amounts under the revolving loan commitments. These commitment fees, which will be payable quarterly in arrears, will range from 0.5% per year to 1.25% per year based on our utilization of the commitments.

     Pursuant to an amendment to the NRTC Agreements, we and all other NRTC members and affiliates whose monthly obligations to the NRTC exceed $500,000 in the preceding six-month period are required to keep and maintain in full force and effect a standby letter of credit in favor of the NRTC to secure their respective payment obligations to the NRTC under the NRTC Agreements. The initial amount of the letter of credit issued at our request pursuant to the credit facility is equal to three times our single largest monthly invoice from the NRTC and must be increased as we make additional acquisitions of rural DIRECTV markets and when our obligations to the NRTC exceed the amount of the original letter of credit by 67%.

THE 12 3/8% NOTES

     On July 31, 1998, Golden Sky Systems, our wholly-owned subsidiary, completed an offering of $195 million aggregate principal amount of its 12 3/8% Notes. Interest on the 12 3/8% Notes is payable in cash semi-annually on February 1 and August 1 of each year, with the first interest payment due February 1, 1999. The 12 3/8% Notes mature on August 1, 2006. The 12 3/8% Notes offering resulted in net proceeds of approximately $189.15 million, after payment of underwriting discounts and other issuance costs aggregating approximately $5.85 million. Approximately $45.2 million of the net proceeds of the 12 3/8% Notes offering were placed in an interest reserve account to fund the first four semi-annual interest payments, through August 1, 2000, on the 12 3/8% Notes.

     The 12 3/8% Notes are unsecured senior subordinated obligations of Golden Sky Systems and are subordinated in right of payment to all of its existing and future senior indebtedness. The 12 3/8% Notes rank equally in right of payment with all other existing and future senior subordinated indebtedness, if any, of Golden Sky Systems and senior in right of payment to all existing and future subordinated indebtedness, if any, of Golden Sky Systems. The 12 3/8% Notes are unconditionally guaranteed, on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by Golden Sky Systems' wholly-owned subsidiaries, Argos Support Services Company and PrimeWatch, Inc., and may, under some circumstances, be guaranteed in the future by other subsidiaries of Golden Sky Systems.

     The 12 3/8% Notes are redeemable, in whole or in part, at Golden Sky Systems' option on or after August 1, 2003, at redemption prices decreasing from 112% during the year commencing August 1, 2003 to 108% on or after August 1, 2005, plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to August 1, 2001, Golden Sky Systems may, at its option, redeem up to 35% of the originally issued aggregate principal amount of the 12 3/8% Notes, at a redemption price equal to 112.375% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption solely with the net proceeds of a public equity offering by us, Golden Sky Holdings or Golden Sky

Systems yielding gross proceeds of at least $40.0 million and any subsequent public equity offerings, provided that, in the case of any offering or offerings by Golden Sky Holdings or us, all of the net proceeds are contributed to Golden Sky Systems; and provided, further, that immediately after any redemption the aggregate principal amount of the 12 3/8% Notes outstanding must equal at least 65% of the originally issued aggregate principal amount of the 12 3/8% Notes.

     The indenture governing the 12 3/8% Notes contains restrictive covenants that, among other things, impose limitations on our and our subsidiaries' ability to incur additional indebtedness, pay dividends or make restricted payments, enter into transactions with affiliates, incur debt that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 12 3/8% Notes, incur liens, permit restrictions on the ability of its subsidiaries to pay dividends or make restricted payments to it, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets. In the event of a change of control, as defined in the 12 3/8% Notes indenture, each holder of the 12 3/8% Notes will have the right to require Golden Sky Systems to purchase all or a portion of the holder's 12 3/8% Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

THE 13 1/2% NOTES

     On February 19, 1999, we completed an offering of our 13 1/2% Notes, which mature on March 1, 2007. Interest on these notes is payable in cash semi-annually on March 1 and September 1 of each year, with the first cash interest payment due September 1, 2004. The offering of these notes resulted in net proceeds to us of approximately $95.7 million, after payment of underwriting discounts and other issuance costs aggregating approximately $4.4 million. Approximately $53.0 million of the net proceeds was used to repay outstanding debt under Golden Sky Systems' credit facility and the remainder was used to finance the acquisition of additional DIRECTV markets and for our general corporate purposes and working capital needs.

     The 13 1/2% Notes are our general senior unsecured obligations. These notes were issued at a substantial discount from their $193.1 million aggregate principal amount at maturity and generated gross proceeds to us of $100.0 million.

     The 13 1/2% Notes are redeemable, in whole or in part, at our option on or after March 1, 2004, at redemption prices decreasing from 106.75% during the year commencing March 1, 2004 to 100% on or after March 1, 2006, plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to March 1, 2002, we may, at our option, redeem up to 35% of the originally issued aggregate principal amount of the notes, at a redemption price equal to 113.5% of the accreted value of the notes at the date of redemption solely with the net proceeds of a public equity offering yielding gross proceeds of at least $40.0 million and any subsequent public equity offerings; provided that, immediately after any redemption, the aggregate principal amount of 13 1/2% Notes outstanding must equal at least 65% of the originally issued aggregate principal amount of the 13 1/2% Notes.

     The indenture governing the 13 1/2% Notes contains restrictive covenants that, among other things, impose limitations on our ability to incur additional indebtedness, pay dividends or make restricted payments, enter into transactions with affiliates, incur liens, permit restrictions on the ability of our subsidiaries to pay dividends or make payments to us, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. In the event of a change of control, as defined in the indenture governing the 13 1/2% Notes, each holder of 13 1/2% Notes will have the right to require us to purchase all or a portion of the holder's 13 1/2% Notes at a price equal to 101% of the accreted value of the notes at the date of the change of control.

SELLER NOTES

     On December 22, 1997, in connection with the acquisition of our rural DIRECTV market in Missoula, Montana, we issued a note payable in favor of Western Montana Entertainment Television, Inc. in the principal amount of $3.75 million. The Western Montana note bears interest at an annual rate of

7%. Four annual installments of principal and interest of approximately $1.1 million are payable commencing January 5, 1999. The Western Montana note is secured by a letter of credit.

     On May 8, 1998, in connection with the acquisition of our rural DIRECTV market in Enfield, North Carolina, we issued a note payable in favor of Halifax Electric Membership Corporation in the principal amount of $5.0 million. The Halifax note bears interest at an annual rate of 7%. Interest is payable in quarterly installments. Principal is payable in equal annual installments of $1.0 million on January 1 of each year, commencing January 1, 1999. The installment payment due January 1, 1999 was paid by Golden Sky Systems at the end of December 1998. The Halifax note is secured by a letter of credit.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the completion of this offering and after giving effect to the merger of Golden Sky Holdings into Golden Sky DBS and the related conversion of all outstanding shares of capital stock of Golden Sky Holdings into common stock of
Golden Sky DBS, we will have outstanding           shares of common stock,
assuming no exercise of options granted under our stock option plan. We have
reserved          shares of common stock for issuance under our stock option
plan, of which options to purchase          shares are expected to be
outstanding upon the completion of this offering.

     The shares of common stock sold in this offering will be freely tradeable without restriction or limitation under the Securities Act, except for any shares held by our "affiliates," as defined under Rule 144 of the Securities
Act. Of our remaining           shares:

     - shares are "restricted securities," as defined under Rule 144, that we issued and sold in private transactions and that may be sold publicly only if registered under the Securities Act or exempt from registration; and

     -           shares are freely tradeable.

RULE 144

     In general, under Rule 144, as currently in effect, a person, including an "affiliate" of Golden Sky DBS, who has beneficially owned "restricted securities" for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     - one percent of the then outstanding shares of common stock; and

     - the average weekly trading volume in our common stock during the four calendar weeks immediately preceding filing of notice of the sale with the Securities and Exchange Commission provided that the sellers satisfy various manner of sale and notice requirements and we make available current public information about us.

     Under Rule 144(k), a holder of "restricted securities" who is not an "affiliate" of Golden Sky DBS and has not been an affiliate for at least three months prior to the sale of restricted securities, and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above. As defined under Rule 144, an "affiliate" of an issuer is a person who directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer. Our directors and executive officers may be considered our affiliates under this definition.

LOCK-UP AGREEMENTS

     Subject to some exceptions, we and our executive officers, directors and principal stockholders have agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. See "Underwriting -- No Sales of Similar Securities."

REGISTRATION RIGHTS AGREEMENT

     Under a registration rights agreement to be entered into in connection with the merger of Golden Sky Holdings and Golden Sky DBS, we will agree, subject to specified conditions, to effect up to four demand registrations of our common stock held by the former stockholders of Golden Sky Holdings for a sale to the public under applicable federal and state securities laws. See "Certain Relationships and Related Transactions -- Merger of Golden Sky Holdings into Golden Sky DBS." In addition, the stockholders will have "piggy-back" and other registration rights, subject to specified conditions. In consideration for their registration rights, these stockholders have agreed not to sell or otherwise dispose of shares of our common stock for 180 days following this offering. Our obligations to register shares of common stock under the registration rights agreement will terminate as to any party thereto except us seven years after the offering, or, as to any party holding less than 2% of our outstanding common stock, at any time after the first anniversary of the offering when all of the person's shares of common stock can be legally transferred in a three-month period under Rule 144 under the Securities Act, as reasonably determined by us.

REGISTRATION STATEMENT

     We intend to register the shares of common stock issued, issuable or reserved for issuance under our stock option plan as soon as practicable following the date of this prospectus. These shares then will be freely tradeable in the open market, subject to the lock-up agreements described above and, in the case of sales by "affiliates," to the requirements of Rule 144. As
of             , 1999, options to purchase approximately           shares of
common stock were vested, all of which will be subject to the 180-day lock-up period. See "Management -- Stock Option Plan."

MARKET PRICE

     We cannot estimate the number of shares that may be sold in the future by our stockholders or the effect that sales of shares by our stockholders will have on the market price of our common stock. Sales of substantial amounts of common stock, or the prospect of these sales, could materially adversely affect the market price of our common stock.

                                  UNDERWRITING

GENERAL

     We intend to offer our common stock in the United States and Canada through a number of underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., Banc of America Securities LLC and ING Barings LLC are acting as representatives of each of the underwriters named below. Under a purchase agreement with the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed to purchase from us, the number of shares of our common stock listed opposite its name below.

                                                              NUMBER OF
            UNDERWRITERS                                        SHARES
            ------------                                      ----------
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Bear, Stearns & Co. Inc. ...................................
Banc of America Securities LLC..............................
ING Barings LLC.............................................
                                                              ----------
            Total...........................................
                                                              ==========

     In the purchase agreement, the underwriters have agreed, under the terms of the agreement, to purchase all of the shares of common stock being sold under the agreement if any of the shares of common stock being sold under the agreement are purchased. In the event of a default by an underwriter, the purchase agreement provides that, in some circumstances, the purchase commitments of non-defaulting underwriters may be increased or the purchase agreement may be terminated.

     We have agreed to indemnify the underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to receipt of legal opinions and officers certificates, or waiver of these conditions, as specified in the purchase agreements. The underwriters reserve the right to withdraw, cancel or modify orders and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to dealers at such
price less a concession not in excess of $     per share of common stock. The
underwriters may allow, and the dealers may reallow, a discount of up to $ per share of common stock to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The following table shows the per share and total public offering price, the underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                                  PER SHARE   WITHOUT OPTION   WITH OPTION
                                                  ---------   --------------   -----------
Public offering price...........................  $              $              $
Underwriting discount...........................  $              $              $
Proceeds, before expenses, to Golden Sky DBS....  $              $              $

     The expenses of this offering, exclusive of the underwriting discount, are
estimated at           and are payable by us.

     The offering is subject to customary closing conditions, including delivery of legal opinions and certificates. The underwriters reserve the right to withdraw, cancel or modify offers of our common stock and to reject all or part of orders.

OVER-ALLOTMENT OPTION

     We have granted options to the underwriters, exercisable for 30 days after
the date of this prospectus, to purchase up to        additional shares of
common stock at the public offering price described on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise these options only to cover over-allotments, if any, made on the sale of our common stock. To the extent that the underwriters exercise these options, each underwriter will be obligated, subject to customary closing conditions, to purchase a number of additional shares of common stock proportionate to the underwriter's initial amount reflected in the above table.

RESERVED SHARES

     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares to be sold to directors, officers, employees, business associates and related persons of Golden Sky DBS. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered to the public.

NO SALES OF SIMILAR SECURITIES

     We and our executive officers, directors and principal stockholders have agreed not to sell or transfer any shares of our common stock for 180 days after the date of the prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. In particular, we and all of the foregoing persons have agreed to not, directly or indirectly:

     - offer, pledge, sell or contract to sell any of our common stock;

     - sell any option or contract to purchase our common stock;

     - purchase any option or contract to sell our common stock;

     - grant any option, right or warrant for the sale of our common stock;

     - request or demand that we file a registration statement related to our common stock; or

     - enter into any agreement or transaction that transfers all or any part of the ownership of our common stock.

     This lockup provision applies to common stock as well as any securities which are convertible into or exchangeable or exercisable for common stock. The provision applies to common stock currently held as well as common stock acquired in the future. However, it does not apply to (i) the grant or exercise of options to purchase common stock under our stock option plan, as long as any shares of common stock acquired upon exercise of options are not transferred prior to the end of the 180-day period, or (ii) issuances of common stock in connection with our acquisitions, as long as the shares so issued are not transferred prior to the end of the 180-day period.

     However, a shareholder may without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated transfer shares of our common stock to trusts or similar entities for estate planning purposes or to affiliates as defined in Rule 144 as long as any transferee agrees in writing to be bound by the terms of the lockup agreement. See "Shares Eligible for Future Sale."

NASDAQ NATIONAL MARKET LISTING

     We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "GSKY."

INITIAL PUBLIC OFFERING PRICE

     Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations between the representatives and us. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are:

     - relevant ratios of publicly traded companies that the representatives believe to be comparable to us;

     - our financial information;

     - the history of, and the prospects for, our business and the industry in which we compete; and

     - an assessment of our management, our past and present operations, the prospects for, and timing of, our future revenues and the present state of our development.

     An active trading market may not develop for our common stock and our common stock may not trade in the public market subsequent to this offering at or above the initial public offering price.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase our common stock. As an exception to these rules, the representatives of the underwriters are permitted to engage in transactions that stabilize the price of our common stock. The stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     If the underwriters create a short position in our common stock in connection with this offering, i.e., if they sell more shares of common stock than are listed on the cover page of this prospectus, the representatives may reduce that short position by purchasing common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

     The representatives may also impose a penalty bid on other underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, we and the underwriters cannot assure you that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     The validity of our common stock offered by this prospectus will be passed upon for us by the international law firm of McDermott, Will & Emery. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The following financial statements appearing in this prospectus have been audited by KPMG LLP, independent auditors, as stated in their reports, and are included herein in reliance upon their reports:

          (1) Golden Sky DBS's balance sheet as of February 2, 1999, the date of its inception; and

          (2) our consolidated financial statements for the period from Golden Sky Systems' inception on June 25, 1996, to December 31, 1996, and for the years ended December 31, 1997 and 1998.

     The financial statements of Western Montana DBS, Inc. dba Rocky Mountain DBS as of and for the year ended December 31, 1997 have been audited by Loucks & Glassley, pllp, independent auditors, as stated in their report, and are included herein in reliance upon their report.

     The financial statements of Triangle Communication System, Inc. for each of the years in the three-year period ended December 31, 1997 have been audited by Eide Helmeke PLLP, independent auditors, as stated in their report, and are included herein in reliance upon their report.

     The financial statements of Direct Broadcast Satellite, a segment of Nemont Communications Inc., for the year ended December 31, 1997 have been audited by CHMS, P.C., independent auditors, as stated in their report, and are included herein in reliance upon their report.

     The financial statements of DBS Segment of Cumby Cellular, Inc. for the year ended December 31, 1997 have been audited by Curtis Blakely & Co., P.C., independent auditors, as stated in their report, and are included herein in reliance upon their report.

     The financial statements of Direct Broadcast Satellite, a segment of Volcano Vision, Inc., for the year ended December 31, 1997 have been audited by Moss Adams LLP, independent auditors, as stated in their report and are included herein in reliance upon their report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information described in the registration statement and its exhibits and schedules. The registration statement and its exhibits and schedules may be inspected and copied at prescribed rates at:

     - the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048;

     - the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; or

     - the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549.

The Commission also maintains a web site that contains reports, proxy statements and other information regarding companies, including ours, that electronically file required information with the Commission. The address of the Commission's web site is http://www.sec.gov.

     We are subject to the reporting requirements of the Securities Exchange Act of 1934 and are required to file periodic reports and other information with the Commission. These reports and other information are available for inspection and copying at the Commission's public reference rooms and on its website.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               -----
GOLDEN SKY DBS, INC.
  Independent Auditors' Report..............................     F-2
  Balance Sheet as of February 2, 1999......................     F-3
  Independent Auditors' Report..............................     F-4
  Consolidated Balance Sheets as of December 31, 1997 and
     1998 and March 31, 1999................................     F-5
  Consolidated Statements of Operations for the period from
     inception (June 25, 1996) through December 31, 1996,
     for the years ended December 31, 1997 and 1998, and for
     the three months ended March 31, 1998 and 1999.........     F-6
  Consolidated Statements of Stockholder's Equity (Deficit)
     for the period from inception (June 25, 1996) through
     December 31, 1996, for the years ended December 31,
     1997 and 1998, and for the three months ended March 31,
     1999...................................................     F-7
  Consolidated Statements of Cash Flows for the period from
     inception (June 25, 1996) through December 31, 1996,
     for the years ended December 31, 1997 and 1998, and for
     the three months ended March 31, 1998 and 1999.........     F-8
  Notes to Consolidated Financial Statements................     F-9
FINANCIAL STATEMENTS OF SIGNIFICANT ACQUIRED BUSINESSES
  Triangle Communications System, Inc. .....................    F-33
  Direct Broadcast Satellite (a segment of Nemont
     Communications, Inc.)..................................    F-43
  DBS Segment of Cumby Cellular, Inc. ......................    F-52
  DBS Segment of Cumby Cellular, Inc. (unaudited)...........    F-60
  Direct Broadcast Satellite (a segment of Volcano Vision,
     Inc.)..................................................    F-66
  Direct Broadcast Satellite (a segment of Volcano Vision,
     Inc.) (unaudited)......................................    F-75
  Western Montana DBS, Inc. dba Rocky Mountain DBS..........    F-82
  Western Montana DBS, Inc. dba Rocky Mountain DBS
     (unaudited)............................................    F-91

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Golden Sky DBS, Inc.

     We have audited the accompanying balance sheet of Golden Sky DBS, Inc. (a wholly-owned subsidiary of Golden Sky Holdings, Inc.) as of February 2, 1999. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Golden Sky DBS, Inc. as of February 2, 1999 in conformity with generally accepted accounting principles.

KPMG LLP
February 3, 1999
Kansas City, Missouri

                              GOLDEN SKY DBS, INC.

                                 BALANCE SHEET
                                FEBRUARY 2, 1999

ASSETS
Cash........................................................  $100
                                                              ====

STOCKHOLDER'S EQUITY
Common Stock, par value $.01; 1,000 shares authorized, 100
  shares issued and outstanding.............................  $100
Retained earnings...........................................    --
                                                              ----
          Total stockholder's equity........................  $100
                                                              ====

NOTES TO BALANCE SHEET

  Organization and Nature of Operations

     Golden Sky DBS, Inc. (the "Issuer"), a wholly-owned subsidiary of Golden Sky Holdings, Inc. ("Holdings"), is a Delaware corporation formed on February 2, 1999 for the purpose of effecting an offering of Senior Discount Notes. Holdings transferred to the Issuer all of the capital stock of its wholly-owned subsidiary Golden Sky Systems, Inc.("GSS"). GSS is Delaware corporation formed on June 25, 1996 for the purpose of acquiring, owning and operating rural direct broadcast satellite (DBS) television territories throughout the United States. The transfer was reported at predecessor cost, which at December 31, 1998 was $15.9 million.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Golden Sky DBS, Inc.:

     We have audited the accompanying consolidated balance sheets of Golden Sky DBS, Inc. as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholder's equity and cash flows for the period from inception (June 25, 1996) through December 31, 1996, and for the years ended December 31, 1997 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Golden Sky DBS, Inc. as of December 31, 1997 and 1998 and the results of their operations and their cash flows for the period from inception (June 25, 1996) through December 31, 1996, and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

KPMG LLP

February 22, 1999, except for paragraph seven of Note 5, which is as of March 22, 1999
Kansas City, Missouri

                              GOLDEN SKY DBS, INC.

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1997       1998        1999
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 13,632   $  4,460    $  39,276
  Restricted cash, current portion..........................        --     28,083       22,892
  Subscriber receivables (net of allowance for uncollectible
     accounts of $138, $293 and $252 respectively)..........     3,843      8,632        9,448
  Other receivables.........................................       335      2,465          994
  Inventory.................................................     2,174     10,146        8,683
  Prepaid expenses and other................................       127      1,859          959
                                                              --------   --------    ---------
Total current assets........................................    20,111     55,645       82,252
Restricted cash, net of current portion.....................        --     23,534       11,827
Property and equipment (net of accumulated depreciation of
  $1,061, $3,214 and $3,983 respectively)...................     2,936      4,994        5,914
Intangible assets, net......................................   129,896    233,139      245,773
Deferred financing costs....................................     3,106     10,541       12,471
Other assets................................................       187        218          475
                                                              --------   --------    ---------
          Total assets......................................  $156,236   $328,071    $ 358,712
                                                              ========   ========    =========

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities:
  Trade accounts payable....................................  $  8,471   $ 13,539    $  15,012
  Interest payable..........................................       786     11,009        4,348
  Current maturities of long-term obligations...............     2,538      8,916        2,819
  Unearned revenue..........................................     2,630      5,574        6,392
  Accrued payroll and other.................................     1,859      1,403        1,503
                                                              --------   --------    ---------
Total current liabilities...................................    16,284     40,441       30,074
Long-term obligations, net of current maturities:
  12 3/8% Notes.............................................        --    195,000      195,000
  13 1/2% Notes.............................................        --         --      101,569
  Bank debt.................................................    60,000     67,000       35,000
  Seller notes payable......................................     6,200      6,912        6,912
  Other notes payable and obligations under capital
     leases.................................................       375        376          441
  Minority interest.........................................     2,928      2,420        2,288
                                                              --------   --------    ---------
Total long-term obligations, net of current maturities......    69,503    271,708      341,210
                                                              --------   --------    ---------
Total liabilities...........................................    85,787    312,149      371,284
Commitments and contingencies...............................        --         --           --
Stockholder's Equity (Deficit):
  Common Stock, par value $.01; 1,000 shares authorized;
     1,000 shares issued and outstanding at December 31,
     1997 and 1998; 100 shares issued and outstanding at
     March 31, 1999.........................................        --         --           --
  Additional paid-in capital................................    87,400     97,600       97,913
  Accumulated deficit.......................................   (16,951)   (81,678)    (110,485)
                                                              --------   --------    ---------
Total stockholder's equity (deficit)........................    70,449     15,922      (12,572)
                                                              --------   --------    ---------
          Total liabilities and stockholder's equity
            (deficit).......................................  $156,236   $328,071    $ 358,712
                                                              ========   ========    =========

          See accompanying notes to consolidated financial statements.

                              GOLDEN SKY DBS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                            INCEPTION         YEARS ENDED          THREE MONTHS ENDED
                                             THROUGH         DECEMBER 31,               MARCH 31,
                                           DECEMBER 31,   -------------------   -------------------------
                                               1996         1997       1998        1998          1999
                                           ------------   --------   --------   -----------   -----------
                                                                                (UNAUDITED)   (UNAUDITED)
Revenue:
  DBS services...........................    $   219      $ 16,452   $ 74,910     $13,884      $ 30,502
  Lease and other........................         36           944      1,014         245           197
                                             -------      --------   --------     -------      --------
Total revenue............................        255        17,396     75,924      14,129        30,699
Costs and Expenses:
  Costs of DBS services..................        130         9,304     45,291       8,250        19,186
  System operations......................         26         3,796     11,021       1,787         4,270
  Sales and marketing....................         73         7,316     32,201       4,670        12,809
  General and administrative.............      1,035         2,331      7,431       1,108         2,948
  Depreciation and amortization..........         97         7,300     23,166       4,348         8,220
                                             -------      --------   --------     -------      --------
Total costs and expenses.................      1,361        30,047    119,110      20,163        47,433
                                             -------      --------   --------     -------      --------
Operating loss...........................     (1,106)      (12,651)   (43,186)     (6,034)      (16,734)
Non-operating Items:
  Interest and investment income.........          1            40      1,573          28           823
  Interest expense.......................        (62)       (3,173)   (20,537)     (2,281)       (9,961)
                                             -------      --------   --------     -------      --------
Total non-operating items................        (61)       (3,133)   (18,964)     (2,253)       (9,138)
                                             -------      --------   --------     -------      --------
Loss before income taxes.................     (1,167)      (15,784)   (62,150)     (8,287)      (25,872)
Income taxes.............................         --            --         --          --            --
                                             -------      --------   --------     -------      --------
Loss before extraordinary charge.........     (1,167)      (15,784)   (62,150)     (8,287)      (25,872)
Extraordinary charge on early retirement
  of debt................................         --            --     (2,577)         --        (2,935)
                                             -------      --------   --------     -------      --------
          Net loss.......................    $(1,167)     $(15,784)  $(64,727)    $(8,287)     $(28,807)
                                             =======      ========   ========     =======      ========

          See accompanying notes to consolidated financial statements.

                              GOLDEN SKY DBS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                              ADDITIONAL
                                                     COMMON    PAID-IN     ACCUMULATED
                                                     STOCK     CAPITAL       DEFICIT      TOTAL
                                                     ------   ----------   -----------   --------
Balance at inception (June 25, 1996)...............   $ --     $    --      $      --    $     --
  Issuance of 1,000 shares of Golden Sky Systems
     Common Stock..................................     --           1             --           1
  Net loss.........................................     --          --         (1,167)     (1,167)
                                                      ----     -------      ---------    --------
Balance at December 31, 1996.......................     --           1         (1,167)     (1,166)
  Cancellation of originally issued Golden Sky
     Systems Common Stock..........................     --          (1)            --          (1)
  Issuance of 1,000 shares of new Golden Sky
     Systems Common Stock..........................     --          --             --          --
  Contribution from Golden Sky Holdings, Inc. .....     --      87,400             --      87,400
  Net loss.........................................     --          --        (15,784)    (15,784)
                                                      ----     -------      ---------    --------
Balance at December 31, 1997.......................     --      87,400        (16,951)     70,449
  Contribution from Golden Sky Holdings, Inc. .....     --      10,200             --      10,200
  Net loss.........................................     --          --        (64,727)    (64,727)
                                                      ----     -------      ---------    --------
Balance at December 31, 1998.......................   $ --     $97,600      $ (81,678)   $ 15,922
  Issuance of 100 shares of Golden Sky DBS Common
     Stock.........................................     --          --             --          --
  Deferred compensation pursuant to stock options
     (unaudited)...................................     --         313             --         313
  Net loss (unaudited).............................     --          --        (28,807)    (28,807)
                                                      ----     -------      ---------    --------
Balance at March 31, 1999 (unaudited)..............   $ --     $97,913      $(110,485)   $(12,572)
                                                      ====     =======      =========    ========

          See accompanying notes to consolidated financial statements.

                              GOLDEN SKY DBS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                 INCEPTION          YEARS ENDED           THREE MONTHS ENDED
                                                  THROUGH          DECEMBER 31,                MARCH 31,
                                                DECEMBER 31,   ---------------------   -------------------------
                                                    1996         1997        1998         1998          1999
                                                ------------   ---------   ---------   -----------   -----------
                                                                                       (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss......................................    $(1,167)     $ (15,784)  $ (64,727)   $ (8,287)     $(28,807)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization...............         97          7,300      23,166       4,348         8,220
  Amortization of debt discount, deferred
    financing costs and other.................         --            215         977         252         1,858
  Extraordinary charge on early retirement of
    debt......................................         --             --       2,577          --         2,935
  Change in operating assets and liabilities,
    net of acquisitions:
    Subscriber receivables, net of unearned
      revenue.................................        (13)        (2,501)     (1,757)       (622)           46
    Other receivables.........................       (123)          (161)     (2,130)       (174)        1,471
    Inventory.................................        (31)        (1,604)     (8,049)       (859)        1,463
    Prepaid expenses and other................        (17)          (203)     (1,228)       (160)          683
    Trade accounts payable....................        372          7,515       5,068       3,897         1,473
    Interest payable..........................         53            733      10,223         533        (6,661)
    Accrued payroll and other.................         39          1,391        (708)     (1,305)           81
                                                  -------      ---------   ---------    --------      --------
Net cash used in operating activities.........       (790)        (3,099)    (36,588)     (2,377)      (17,238)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of Rural DIRECTV Markets.........     (2,806)      (120,051)   (104,487)    (27,647)      (20,334)
Offering proceeds and investment earnings
  placed in escrow............................         --             --     (51,617)         --          (709)
Purchases of property and equipment...........       (105)          (998)     (3,317)       (684)       (1,144)
Proceeds from interest escrow account.........         --             --          --          --        12,158
Release of amounts reserved for contingent
  reduction of bank debt......................         --             --          --          --         5,449
Other.........................................       (320)           320        (500)         --           (48)
                                                  -------      ---------   ---------    --------      --------
Net cash used in investing activities.........     (3,231)      (120,729)   (159,921)    (28,331)       (4,628)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from investors' subscriptions to
  purchase preferred stock....................      2,499             --          --          --            --
Proceeds from issuance of Series A Convertible
  Participating Preferred Stock...............         --         34,289          --          --            --
Net proceeds from issuance of 12 3/8% Notes...         --             --     189,150          --            --
Proceeds from issuance of 13 1/2% Notes.......         --             --          --          --       100,049
Borrowings on bank debt.......................         --         75,000      90,000      21,000        21,000
Principal payments on bank debt...............         --        (15,000)    (83,000)         --       (53,000)
Proceeds from issuance of notes payable.......      2,396          2,115          --          --            --
Principal payments on notes payable and
  obligations under capital leases............       (396)        (2,902)     (3,675)        (64)       (6,032)
Proceeds from issuance of Common Stock........          1             --          --          --            --
Contribution from Golden Sky Holdings, Inc....         --         46,800          --          --            --
Increase in deferred financing costs..........         --         (3,321)     (5,138)       (242)       (5,335)
                                                  -------      ---------   ---------    --------      --------
Net cash provided by financing activities.....      4,500        136,981     187,337      20,694        56,682
                                                  -------      ---------   ---------    --------      --------
Net increase (decrease) in cash and cash
  equivalents.................................        479         13,153      (9,172)    (10,014)       34,816
Cash and cash equivalents, beginning of
  period......................................         --            479      13,632      13,632         4,460
                                                  -------      ---------   ---------    --------      --------
Cash and cash equivalents, end of period......    $   479      $  13,632   $   4,460    $  3,618      $ 39,276
                                                  =======      =========   =========    ========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Cash paid for interest........................    $     9      $   2,225   $   9,337    $  1,315      $ 14,390
Property and equipment acquired under
  capitalized lease obligations...............         --            554         609         163            78
Retirement of bank debt from borrowings under
  the Credit Facility.........................         --             --      88,000          --            --
Issuance of seller notes payable in
  acquisitions................................      2,450          8,600      10,157          --            --
Conversion of notes payable and subscriptions
  to Series A Convertible Participating
  Preferred Stock.............................         --          6,311          --          --            --
  Contribution from Golden Sky Holdings, Inc.
    resulting from issuance of its preferred
    stock in acquisitions.....................         --             --      10,200          --            --

          See accompanying notes to consolidated financial statements.

                              GOLDEN SKY DBS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as of March 31, 1999 and for the Three-Month Periods Ended March
                        31, 1999 and 1998 is Unaudited)

1. ORGANIZATION AND NATURE OF OPERATIONS

  Organization and Legal Structure

     Golden Sky DBS, Inc. ("the Company" or "Golden Sky DBS") was formed in February 1999 for the purpose of completing a private offering (the "13 1/2% Notes Offering") of 13 1/2% Senior Discount Notes due 2007 (the "13 1/2% Notes"). The 13 1/2% Notes Offering was consummated pursuant to Rule 144A of the Securities Act of 1933, as amended. In April 1999, Golden Sky DBS filed a registration statement with the Securities and Exchange Commission relating to the exchange of the privately issued 13 1/2% Notes for publicly registered notes with substantially identical terms (including principal amount, interest rate, maturity, security and ranking).

     Upon formation, Golden Sky DBS issued 100 shares of its common stock to Golden Sky Holdings, Inc. ("Holdings") in exchange for $100 and the subsequent transfer of all of the capital stock of Golden Sky Systems, Inc. ("Systems") to Golden Sky DBS. Until February 1999, Systems was a wholly-owned subsidiary of Holdings. Upon completion of the aforementioned transfer, Systems became a wholly-owned subsidiary of Golden Sky DBS. Accordingly, Systems has been treated as the predecessor to Golden Sky DBS and the historical financial statements of Golden Sky DBS are those of Systems.

  Principal Business

     Systems is the second largest independent provider of DIRECTV subscription television services. DIRECTV is the leading direct broadcast satellite ("DBS") company serving the continental United States. Systems was formed on June 25, 1996 ("Inception") and is a non-voting affiliate of the National Rural Telecommunications Cooperative (the "NRTC"). The NRTC has contracted with Hughes Communications Galaxy, Inc. ("Hughes") for the exclusive right to distribute DIRECTV programming to homes in certain rural territories of the United States ("Rural DIRECTV Markets"). As of March 31, 1999, Systems had acquired 51 Rural DIRECTV Markets in 23 states with approximately 1.8 million households. As of that same date, Systems served approximately 263,500 subscribers.

  Significant Risks and Uncertainties

     Substantial Leverage. The Company is highly leveraged, making it vulnerable to changes in general economic conditions and interest rates. As of December 31, 1998 and March 31, 1999, the Company had outstanding long-term debt (including current portion) totaling approximately $278.2 million and $341.7 million, respectively. Substantially all of the Company's and its subsidiaries' assets are pledged as collateral on its long-term debt. Further, the terms associated with the Company's long-term debt obligations significantly restrict its ability to incur additional indebtedness. Thus, it may be difficult for the Company and its subsidiaries to obtain additional debt financing if desired or required in order to further implement the Company's business strategy.

     Expected Operating Losses. Due to the substantial expenditures required to acquire Rural DIRECTV Markets and subscribers, the Company has sustained significant losses since Inception. The Company's operating losses were $1.1 million, $12.7 million and $43.2 million for the periods ended December 31, 1996, 1997 and 1998, respectively. The Company's net losses during those same periods aggregated $1.2 million, $15.8 million and $64.7 million, respectively. During the three months ended March 31, 1998 and 1999, the Company's operating losses totaled $6.0 million and $16.7 million, respectively; net losses totaled $8.3 million and $28.8 million during those same periods. Improvement in the Company's results of operations is principally dependent upon its ability to cost effectively expand its subscriber base, control subscriber churn (i.e., the rate at which subscribers terminate service), and effectively manage its operating and overhead costs.

                              GOLDEN SKY DBS, INC.

No assurance can be given that the Company will be effective with regard to these matters. The Company incurs significant costs to acquire DIRECTV subscribers. The high cost of obtaining new subscribers magnifies the negative effects of subscriber churn. The Company anticipates that it will continue to experience operating losses through at least 1999. There can be no assurance that such operating losses will not continue beyond 1999 or that the Company's operations will generate sufficient cash flows to pay its obligations, including its obligations on its long-term debt.

     Restrictions on Dividends and Other Distributions. The ability of Systems and its subsidiaries to pay dividends and make other distributions and advances is subject to, among other things, the terms of its long-term debt obligations and applicable law. As a result, Systems may be limited in its ability to make dividend payments and other distributions to Golden Sky DBS at the time such distributions are needed by Golden Sky DBS to meet its obligations.

     Reliance on DIRECTV/NRTC. The Company obtains substantially all of its revenue from the distribution of DIRECTV programming services. As a result, the Company would be materially adversely affected by any material change in the assets, financial condition, programming, technological capabilities or services of DIRECTV or Hughes. Further, the Company relies upon DIRECTV to continue to provide programming services on a basis consistent with its past practice. Any change in such practice due to, for example, a failure to replace a satellite upon the expiration of its useful orbital life or a delay in launching a successor satellite may prevent the Company from continuing to provide DBS services and could have a material adverse effect on the Company's financial condition and results of operations. Additionally, the Company's ability to offer DIRECTV programming services depends upon agreements between the NRTC and Hughes and between Systems and the NRTC. The NRTC's interests may differ from the Company's interests. The Company would be materially and adversely affected by the termination of the NRTC's agreement with Hughes and/or the termination of Systems' agreements with the NRTC. Systems' agreements with the NRTC require that it use the NRTC for certain support services including subscriber information and data reporting capability, retail billing services and central office subscriber services. Such services are critical to the operation and management of the Company's business.

     Competition. The subscription television industry is highly competitive. The Company faces competition from companies offering video, audio, data, programming and entertainment services. Many of these competitors have substantially greater financial and marketing resources than the Company. The Company's ability to effectively compete in the subscription television industry will depend on a number of factors, including competitive factors (such as the introduction of new technologies or the entry of additional strong competitors) and the level of consumer demand for such services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Principles of Consolidation

     The consolidated financial statements include the financial statements of Golden Sky DBS and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Minority interest represents the cumulative earnings and losses, after capital contributions, attributable to minority partners and stockholders.

     The unaudited consolidated financial statements as of March 31, 1999 and for the three-month periods ended March 31, 1998 and 1999 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position, results of operations and cash flows. Operating results for the three-month periods ended March 31, 1998 and 1999 are not necessarily indicative of the results that may be expected for the full fiscal years.

                              GOLDEN SKY DBS, INC.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make a number of estimates and assumptions which affect the reported amounts of assets and liabilities, as well as the reported amounts of revenue and expenses during the period. Actual results could differ from these estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997 and 1998 and March 31, 1999, cash and cash equivalents include cash on hand, demand deposits and money market accounts.

  Restricted Cash

     Restricted cash, as reflected in the accompanying consolidated balance sheets, includes cash restricted by the indenture associated with Systems'
12 3/8% Notes (see Note 5), plus investment earnings thereon. Restricted cash, which is held in escrow, is invested in certain permitted debt and other marketable investment securities until disbursed for the express purposes identified in the indenture. As of December 31, 1998, and March 31, 1999, restricted cash was composed entirely of U.S. treasury notes.

  Inventory

     Inventory is stated at the lower of cost (first-in, first-out) or market and consists of receivers, satellite dishes and accessories ("DBS Equipment"). The Company subsidizes the cost to the consumer of such equipment, which is required to receive DIRECTV programming services. Additionally, the Company subsidizes the cost to the consumer of installation of DBS Equipment. Equipment and installation revenues and related expenses are recognized upon delivery and installation of DBS Equipment. Net transaction costs associated with the sale and installation of DBS Equipment are reported as a component of sales and marketing expenses in the accompanying consolidated statements of operations. During the periods ended December 31, 1996, 1997 and 1998, aggregate proceeds from the sale and installation of DBS Equipment totaled $57,000, $3.8 million and $11.0 million, respectively; related cost of sales totaled $68,000, $4.6 million and $25.8 million during those same periods. During the three months ended March 31, 1998 and 1999, aggregate proceeds from the sale and installation of DBS Equipment totaled $2.3 million during each period; related cost of sales totaled $8.8 million and $4.3 million during those same periods.

  Long-lived Assets

     The Company reviews its long-lived assets (e.g., property and equipment) and certain identifiable intangible assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For assets which are held and used in operations, the asset would be impaired if the book value of the asset exceeded the undiscounted future cash flows related to the asset. For those assets which are to be disposed of, the assets would be impaired to the extent the fair value does not exceed the book value. The Company considers relevant cash flow, estimated future operating results, trends and other available information including the fair value of DIRECTV distribution rights owned, in assessing whether the carrying value of assets can be recovered.

  Property and Equipment

     Property and equipment, consisting of computer hardware and software, furniture, vehicles, and office and other equipment, is recorded at cost. Depreciation is recognized on a straight-line basis over the related estimated useful lives, which range from two to five years.

                              GOLDEN SKY DBS, INC.

  DIRECTV Distribution Rights

     DIRECTV distribution rights, which represent the excess of the purchase price over the fair value of net assets acquired, are amortized on a straight-line basis over the periods expected to be benefited, generally up to 12 years. The expected period to be benefited corresponds to the remaining estimated orbital lives of the satellites used by Hughes for distribution of DIRECTV programming services. Hughes' satellites are estimated to have orbital lives of approximately 15 years from the respective launch dates in December 1993, August 1994 and June 1995.

  Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          Cash and cash equivalents: The carrying value approximates fair value as a result of the short maturity of these instruments.

          Receivables and payables: These assets are carried at cost, which approximates fair value as a result of the short-term nature of the instruments.

          Long-term debt and notes payable: Fair value of the 12 3/8% Notes (as defined) is based on quoted market prices. As of December 31, 1998, the carrying value of the 12 3/8% Notes was $195.0 million; the fair value of the 12 3/8% Notes approximated $199.9 million as of that same date. The carrying value of Systems' Credit Facility (as defined) and other notes payable approximate fair value as interest rates are variable or approximate market rates.

  Revenue Recognition

     DBS services revenue is recognized in the month service is provided. Unearned revenue represents subscriber advance billings for one or more months and revenue recognition is deferred until service is provided.

  System Operations Expense

     System operations expense includes payroll and other administrative costs related to the Company's local offices and national call center.

  Advertising Costs

     Advertising costs are expensed as incurred. Such costs aggregated $33,000, $1.4 million and $5.1 million during the periods ended December 31, 1996, 1997 and 1998, respectively. During the three-month periods ended March 31, 1998 and 1999, advertising costs totaled approximately $730,000 and $1.1 million, respectively.

  Income Taxes

     Systems elected to be taxed as an S Corporation for federal income tax purposes in 1996. As an S Corporation, Systems was generally not directly subject to income taxation. On February 12, 1997, Systems terminated its S Corporation status, and thereafter is subject to income taxation as a C Corporation under Subchapter "C" of the Internal Revenue Code. Upon their formation, Holdings and Golden Sky DBS elected to be taxed as C Corporations for federal income tax purposes. Pro forma income taxes have not been presented because the Company has incurred operating losses in all periods.

                              GOLDEN SKY DBS, INC.

  Effects of Recently Issued Accounting Pronouncements

     The Company adopted Statement of Financial Accounting Standards ("FAS") No. 130, "Reporting Comprehensive Income" ("FAS No. 130") during the first quarter of 1998. FAS No. 130 established new rules for the reporting of comprehensive income and its components. FAS No. 130 has no impact on net income or stockholder's equity. The Company has no components of comprehensive income other than net loss and thus, adoption of FAS No. 130 had no effect on its financial statements.

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS No. 133"). As a result of the subsequent issuance of FAS No. 137, FAS No. 133 is now effective for fiscal years beginning after June 15, 2000. FAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Currently, the Company has no derivative instruments or hedging arrangements. Accordingly, adoption of FAS No. 133 is not expected to have a material effect on the Company's financial position or results of operations.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, defines costs related to start-up activities and requires that such costs be expensed as incurred. As the Company previously has expensed all such costs, the adoption of SOP 98-5 is not expected to effect the Company's financial position or results of operations.

  Reclassifications

     Certain amounts from the prior years' consolidated financial statements have been reclassified to conform with the current year presentation.

  Comprehensive Income

     The Company has no components of comprehensive income other than net loss.

  Free Programming Promotions

     Certain DIRECTV national sales promotions offer free programming, generally for one to three months, to new subscribers. The retail price of such free programming promotions is expensed in the month the subscriber activates service. During the three months ended March 31, 1999, sales and marketing expenses attributable to such promotions totaled $1.9 million. Related non-cash revenue is recognized in the month service is provided and totaled $1.7 million during the three months ended March 31, 1999.

3. ACQUISITIONS

     The Company accounts for its acquisitions using the purchase method. The Company's consolidated statements of operations for the periods ended December 31, 1996, 1997 and 1998 and March 31, 1999 include the results of operations of acquired Rural DIRECTV Markets from the respective acquisition dates.

     The aggregate purchase price (including direct acquisition costs) for the acquisitions completed during 1996, 1997 and 1998 and the three months ended March 31, 1999 were allocated as follows (dollars in thousands):

                                         YEARS ENDED DECEMBER 31,
                                       ----------------------------   THREE MONTHS ENDED
                                        1996      1997       1998       MARCH 31, 1999
                                       ------   --------   --------   ------------------
DIRECTV distribution rights..........  $4,664   $116,394   $114,747        $17,200
Customer lists.......................     453      9,450      7,114             --
Non-compete agreements...............      35      4,879      2,587          3,058
Property and equipment...............     135      1,953        204             --
Minority interest....................      --     (2,931)        --             --
Working capital, net.................     (31)       (20)       192             76
                                       ------   --------   --------        -------
                                       $5,256   $129,725   $124,844        $20,334
                                       ======   ========   ========        =======

                              GOLDEN SKY DBS, INC.

     The following summarizes the Company's acquisitions of Rural DIRECTV Markets consummated during 1996, 1997, 1998 and 1999 (dollars in thousands):

                                                                                      AGGREGATE
                 SELLER                    ACQUISITION DATE          STATE          CONSIDERATION
                 ------                   ------------------   ------------------   -------------
Aurora Cable TV.........................  November 15, 1996        Tennessee          $  1,092
TV Tennessee, Inc. .....................  November 22, 1996        Tennessee             4,164
                                                                                      --------
          Total 1996 acquisitions.......                                              $  5,256
                                                                                      ========
Deep East Texas Telecommunications,
  Inc. .................................   February 7, 1997          Texas            $  1,917
Images DBS Kansas, L.C., Images DBS
  Oklahoma, L.C. and Total
  Communications, Inc. .................  February 12, 1997     Kansas/Oklahoma         12,684
Direct Satellite TV, LTD. ..............  February 28, 1997          Texas               3,740
Thunderbolt Systems, Inc. ..............    March 11, 1997          Missouri             6,119
Western Montana DBS, Inc. dba Rocky
  Mountain DBS..........................     May 1, 1997            Colorado             4,767
TEG DBS Services, Inc. .................    June 12, 1997            Nevada              5,229
GVEC Rural TV, Inc. ....................     July 8, 1997            Texas               5,169
Satellite Entertainment, Inc. ..........    July 14, 1997      Minnesota/Michigan        9,626
Direct Vision...........................    July 15, 1997          Minnesota             7,441
Argos Support Services Company..........    August 8, 1997     Florida/Texas/Utah       18,377
JECTV, a segment of Jackson Electric
  Cooperative...........................   August 26, 1997           Texas               9,439
Lakes Area TV...........................  September 2, 1997        Minnesota             1,353
DCE Satellite Entertainment, LLC........   October 13, 1997        Wisconsin               313
Direct Broadcast Satellite, a segment of
  CTS Communication Corporation.........   November 7, 1997         Michigan             4,287
DBS, L.C. ..............................  November 17, 1997           Iowa               1,908
Panora Telecommunications, Inc. ........  November 20, 1997           Iowa               1,129
Souris River Television, Inc.             November 21, 1997       North Dakota           7,266
Cal-Ore Digital TV, Inc. ...............   December 8, 1997    California/Oregon         5,087
NRTC System No. 0093, a segment of Cable
  and Communications Corporation........  December 17, 1997         Montana              3,871
Western Montana Entertainment
  Television, Inc. .....................  December 22, 1997         Montana              7,057
South Plains DBS........................  December 23, 1997          Texas               9,130
Lakeland DBS............................  December 24, 1997         Oklahoma             3,816
                                                                                      --------
          Total 1997 acquisitions.......                                              $129,725
                                                                                      ========

                              GOLDEN SKY DBS, INC.

                                                                                      AGGREGATE
                 SELLER                    ACQUISITION DATE          STATE          CONSIDERATION
                 ------                   ------------------   ------------------   -------------
Direct Broadcast Satellite, a segment of
  Nemont Communications, Inc. ..........   January 14, 1998     Montana/Wyoming       $  8,284
Triangle Communications System, Inc. ...   January 20, 1998         Montana              9,765
Wyoming Mutual Telephone................   January 21, 1998           Iowa                 527
North Willamette Telephone..............    March 10, 1998           Oregon              6,015
Northwest Communications................    March 10, 1998        North Dakota           1,363
Beulahland Communications, Inc. ........    March 19, 1998          Colorado               835
Direct Broadcast Satellite, a segment of
  SCS Communications & Security,
  Inc. .................................    April 20, 1998           Oregon              5,386
PrimeWatch, Inc. .......................     May 8, 1998         North Carolina          7,988
Mega TV.................................     May 11, 1998           Georgia              2,103
Direct Broadcast Satellite, a division
  of Baldwin County Electric Membership
  Corporation...........................    June 29, 1998           Alabama             11,769
Frontier Corporation....................     July 8, 1998          Wisconsin               734
North Texas Communications..............    August 6, 1998           Texas               3,118
SEMO Communications Corporation.........   August 26, 1998          Missouri             2,918
DBS Segment of Cumby Cellular, Inc. ....   August 31, 1998           Texas               7,553
Minburn Telephone.......................  September 18, 1998          Iowa                 447
Western Montana DBS, Inc. dba Rocky
  Mountain DBS..........................   October 2, 1998       Idaho/Montana          20,740
Direct Broadcast Satellite, a segment of
  Volcano Vision, Inc. .................   October 9, 1998         California           31,425
North Central Missouri Electric Coop....   November 2, 1998         Missouri             1,745
Star Search Rural Television, Inc. .....   November 5, 1998         Oklahoma             2,129
                                                                                      --------
          Total 1998 acquisitions.......                                              $124,844
                                                                                      ========
Breda Telephone Corporation.............   January 11, 1999           Iowa            $  8,628
Thunderbolt Systems, Inc................   January 15, 1999         Missouri             2,573
Siskiyou Ruralvision, Inc...............  February 26, 1999        California            4,590
Baraga Telephone Company................    March 3, 1999           Michigan             4,543
                                                                                      --------
          Total 1999 acquisitions.......                                              $ 20,334
                                                                                      ========

     Subsequent to March 31, 1999, the Company acquired the exclusive rights to provide DIRECTV programming in three additional Rural DIRECTV Markets. These Rural DIRECTV Markets served approximately 6,500 subscribers as of the respective acquisition dates. The aggregate purchase price (excluding direct acquisition costs) of these acquisitions, which represent approximately 47,000 television households, totaled $11.6 million.

     The unaudited pro forma information presented below, excluding five acquisitions that were immaterial individually and in the aggregate, reflects the Company's acquisitions of Rural DIRECTV Markets consummated during 1997 and 1998 as if each such acquisition had occurred as of the beginning of the period presented. The Company's acquisitions of Rural DIRECTV Markets during 1999 were not material and have been excluded from the unaudited pro forma information presented below. These results are not necessarily indicative of future operating results or of what would have occurred had the acquisitions been consummated at those times (dollars in thousands).

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
Total revenue...............................................   $ 39,937      $ 87,857
Net loss before extraordinary charge........................    (26,654)      (79,813)

                              GOLDEN SKY DBS, INC.

     During 1997, Systems acquired a controlling interest in DCE Satellite Entertainment, LLC ("DCE"). In April 1999, Systems exercised its option to purchase, for approximately $3.9 million, the remaining ownership interest in DCE that it does not hold. Systems' purchase of the remaining DCE ownership interest is expected to close in June 1999.

4. INTANGIBLE ASSETS

     Intangible assets, which are amortized using the straight-line method over the related estimated useful lives, consist of the following (dollars in thousands):

                                            DECEMBER 31,
                                         -------------------    MARCH 31,     ESTIMATED
                                           1997       1998        1999       USEFUL LIFE
                                         --------   --------   -----------   -----------
                                                               (UNAUDITED)
DIRECTV distribution rights............  $121,969   $236,531    $251,969     10-12 years
Customer lists.........................     9,903     17,018      18,603       5 years
Non-compete agreements.................     4,914      7,501      10,559       3 years
                                         --------   --------    --------
                                          136,786    261,050     281,131
Less accumulated amortization..........    (6,890)   (27,911)    (35,358)
                                         --------   --------    --------
  Intangible assets, net...............  $129,896   $233,139    $245,773
                                         ========   ========    ========

5. LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following (dollars in thousands):

                                                          DECEMBER 31,
                                                       ------------------    MARCH 31,
                                                        1997       1998        1999
                                                       -------   --------   -----------
                                                                            (UNAUDITED)
12 3/8% Notes........................................  $    --   $195,000    $195,000
13 1/2% Notes........................................       --         --     101,569
Bank debt............................................   60,000     67,000      35,000
Seller notes payable.................................    8,600     15,407       9,414
Other notes payable and obligations under capital
  leases.............................................      513        797         758
Minority interest....................................    2,928      2,420       2,288
                                                       -------   --------    --------
Total long-term obligations..........................   72,041    280,624     344,029
Less current maturities..............................   (2,538)    (8,916)    (37,819)
                                                       -------   --------    --------
  Long-term obligations, net of current maturities...  $69,503   $271,708    $306,210
                                                       =======   ========    ========

  12 3/8% Notes

     On July 31, 1998, Systems consummated an offering (the "12 3/8% Notes Offering") of 12 3/8% Senior Subordinated Notes due 2006 (the "12 3/8% Notes"). Interest on the 12 3/8% Notes is payable in cash semi-annually in arrears on February 1 and August 1 of each year, with the first interest payment due February 1, 1999. The 12 3/8% Notes mature on August 1, 2006. The 12 3/8% Notes Offering resulted in net proceeds to the Company of approximately $189.2 million (after payment of underwriting discounts and other issuance costs aggregating approximately $5.8 million). Approximately $45.2 million of the net proceeds of the 12 3/8% Notes Offering were placed in escrow to fund the first four semi-annual interest payments (through August 1, 2000) on the 12 3/8% Notes.

     The 12 3/8% Notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future senior indebtedness of Systems. The 12 3/8% Notes rank pari passu in right of payment with all other existing and future senior subordinated indebtedness, if any, of Systems and senior in right of

                              GOLDEN SKY DBS, INC.

payment to all existing and future subordinated indebtedness, if any, of Systems. The 12 3/8% Notes are guaranteed on a full, unconditional, joint and several basis by Argos Support Services Company ("Argos") and PrimeWatch, Inc. ("PrimeWatch"). Both Argos and PrimeWatch are wholly-owned subsidiaries of the Company.

     The 12 3/8% Notes are redeemable, in whole or in part, at Systems' option on or after August 1, 2003, at redemption prices decreasing from 112% during the year commencing August 1, 2003 to 108% on or after August 1, 2005, plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to August 1, 2001, Systems may, at its option, redeem up to 35% of the originally issued aggregate principal amount of the 12 3/8% Notes, at a redemption price equal to 112.375% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption solely with the net proceeds of a public equity offering of Systems or Holdings yielding gross proceeds of at least $40.0 million and any subsequent public equity offerings (provided that, in the case of any such offering or offerings by Holdings, all the net proceeds thereof are contributed to Systems); provided, further that immediately after any such redemption the aggregate principal amount of Notes outstanding must equal at least 65% of the originally issued aggregate principal amount of the 12 3/8% Notes.

     The indenture related to the 12 3/8% Notes (the "12 3/8% Notes Indenture") contains restrictive covenants that, among other things, impose limitations on Systems' ability to incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 12 3/8% Notes, incur liens, permit restrictions on the ability of subsidiaries to pay dividends or make certain payments to Systems, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of Systems' assets.

     In the event of a change of control, as defined in the 12 3/8% Notes Indenture, each holder of 12 3/8% Notes will have the right to require Systems to purchase all or a portion of such holder's 12 3/8% Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

     The 12 3/8% Notes were issued in a private placement pursuant to Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"). During 1998, Systems filed a registration statement with the Securities and Exchange Commission (the "SEC") relating to the exchange of the privately issued notes for publicly registered notes with substantially identical terms (including principal amount, interest rate, maturity, security and ranking). Because the registration statement was not declared effective within the time period required under the registration rights agreement associated with the 12 3/8% Notes Offering, from December 29, 1998 through March 22, 1999 (the date the registration statement was declared effective). Systems was required to pay liquidated damages of $18,750 per week to holders of the 12 3/8% Notes.

 13 1/2% Notes

     On February 19, 1999, Golden Sky DBS consummated the 13 1/2% Notes Offering, which resulted in net proceeds to Golden Sky DBS of approximately $95.7 million (after initial purchasers' discount and other offering expenses). The 13 1/2% Notes have an aggregate balance due at stated maturity of $193.1 million. Golden Sky DBS contributed to net proceeds of the 13 1/2% Notes Offering to Systems, of which Systems used $53.0 million to repay existing revolving credit indebtedness. Cash interest on the 13 1/2% Notes will not accrue prior to March 1, 2004. Thereafter, cash interest will accrue at a rate of 13 1/2% per annum and be payable in arrears on March 1 and September 1 of each year, commencing September 1, 2004. The 13 1/2% Notes mature on March 1, 2007.

     The 13 1/2% Notes are unsecured and effectively rank below all of the liabilities of Golden Sky DBS's direct and indirect subsidiaries. Golden Sky DBS's ability to pay interest on the notes when interest is due and

                              GOLDEN SKY DBS, INC.

to redeem the notes at maturity will depend on whether its direct and indirect subsidiaries can pay dividends or make other distributions to it under the terms of such subsidiaries indebtedness and applicable law.

     The 13 1/2% Notes are redeemable, in whole or in part, at the option of Golden Sky DBS on or after March 1, 2004, at redemption prices decreasing from 106.75% during the year commencing March 1, 2004 to 103.375% on or after March 1, 2005, plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to March 1, 2002, Golden Sky DBS may, at its option, redeem up to 35% of the originally issued aggregate principal amount of 13 1/2% Notes, at a redemption price equal to 113.5% of the accreted value of the 13 1/2% Notes at the date of redemption solely with the net proceeds of a public equity offering of Golden Sky DBS yielding gross proceeds of at least $40 million and any subsequent public equity offerings; provided, however, that not less than 65% of the originally issued aggregate principal amount of 13 1/2% Notes are outstanding following such redemption.

     The indenture governing the 13 1/2% Notes (the "13 1/2% Notes Indenture") contains restrictive covenants that, among other things, impose limitations on the ability of Golden Sky DBS and its subsidiaries to incur additional indebtedness; pay dividends on, redeem or repurchase capital stock; make investments; issue or sell capital stock of certain subsidiaries; create specific types of liens; sell assets; engage in transactions with affiliates; and consolidate, merge or transfer all or substantially all of their assets. In the event of a change of control, as defined in the 13 1/2% Notes Indenture, each holder of the 13 1/2% Notes will have the right to require Golden Sky DBS to purchase all or a portion of such holder's 13 1/2% Notes at a price equal to 101% of the accreted value of the notes, plus accrued and unpaid interest, if any, to the date of purchase.

 Bank Debt

     During 1997, Systems entered into a credit agreement (the "Credit Agreement") with a group of financial institutions, which provided for borrowings of $100.0 million. Loans outstanding under the Credit Agreement bore interest at variable rates (prime rate or LIBOR plus an applicable margin). At December 31, 1997, the effective rates on these loans ranged from 9% to 11%.

     During May 1998, the Company entered into a seven-year, $150.0 million amended credit facility (the "Credit Facility") with a syndicate of lenders. The Credit Facility provides for a term loan commitment of $35.0 million and a revolving loan commitment of $115.0 million. Borrowings under the Credit Facility bear interest at variable rates (approximately 10% as of December 31, 1998) calculated on a base rate, such as the prime rate or LIBOR, plus an applicable margin. As of December 31, 1998, aggregate borrowings outstanding under the Credit Facility totaled $67.0 million, including $35.0 million borrowed pursuant to the Credit Facility's term loan commitment.

     Upon execution of the Credit Facility, Systems recognized an extraordinary charge of approximately $2.6 million to write-off unamortized deferred financing costs associated with the Credit Agreement.

     In February 1999, Systems' Credit Facility was amended (the "Amended Credit Facility") to permit, among other things, the offering of senior discount notes by Golden Sky DBS. The Amended Credit Facility's term loan commitment amortizes in specified quarterly installments from March 31, 2002 through maturity on December 31, 2005. The availability of revolving loan borrowings under the Amended Credit Facility reduces by specified amounts over the period from March 31, 2001 through maturity on September 30, 2005. In February 1999, Systems repaid all outstanding borrowings under the revolving loan commitment. Such repayment was funded from the contribution by Golden Sky DBS of the net proceeds of the 13 1/2% Notes Offering to Systems and totaled $53.0 million. As of March 31, 1999, no borrowings were outstanding under the Amended Credit Facility's revolving loan commitment. As of that same date, outstanding borrowings under the Amended Credit Facility's term loan commitment totaled $35.0 million. Upon execution of the Amended Credit Facility. Systems recognized an extraordinary charge of approximately $2.9 million to write-off unamortized deferred financing costs associated with the Credit Facility.

                              GOLDEN SKY DBS, INC.

     The Amended Credit Facility contains a number of significant covenants that, among other things, limit Systems' ability to incur additional indebtedness and guaranty obligations, create liens and other encumbrances, make certain payments, investments, loans and advances, pay dividends or make other distributions in respect of Systems' capital stock, sell or otherwise dispose of assets, make capital expenditures, merge or consolidate with another entity, create subsidiaries, make amendments to its organizational documents or transact with affiliates. As of each of December 31, 1997 and 1998 and March 31, 1999, no amounts were available for distribution to Holdings.

     The Amended Credit Facility also contains a number of financial covenants that will require Systems to meet certain financial ratios and financial condition tests. These financial covenants, in certain instances, become effective at different points in time and vary over time. The covenants include limitations on indebtedness per subscriber, limitations on subscriber acquisition costs, maintenance of a minimum fixed charge coverage ratio, maintenance of minimum interest coverage ratios, and limitations on indebtedness to pro forma EBITDA (earnings before interest, taxes, depreciation and amortization) ratios. Revolving credit availability under the Credit Facility depends upon satisfaction of the various covenants as well as minimum subscriber base requirements.

     As of December 31, 1998, the Company was in compliance with all of the covenants under the Amended Credit Facility. For the three months ended March 31, 1999, Systems exceeded the limitation on subscriber acquisition costs (i.e., sales and marketing expenses) prescribed by the Amended Credit Facility. Excluding the effects of DIRECTV's national sales promotions that offered free programming to new subscribers, and higher incremental subscriber acquisition costs associated with the conversion of Primestar subscribers to Systems' DIRECTV service, Systems would have been in compliance with the Amended Credit Facility's limitation on subscriber acquisition costs. In June 1999, Systems received a waiver from the banks of this technical violation. Further, the Amended Credit Facility's limitation on subscriber acquisition costs was increased as part of an amendment that was executed in June 1999.

     Commitment fees are payable on unused amounts available under the Amended Credit Facility. Such commitment fees, which are payable quarterly in arrears, range from 0.50% per annum to 1.25% per annum based on Systems' utilization of such commitments.

 Seller Notes Payable

     In connection with certain 1996 acquisitions, the Company issued seller notes payable totaling $2.5 million and bearing interest at an annual rate of 10%. These notes were repaid during 1997. The Company also issued seller notes payable totaling $8.6 million in connection with certain 1997 acquisitions and $10.2 million in connection with certain 1998 acquisitions. As of December 31, 1998, and March 31, 1999, approximately $13.9 million and $6.9 million, respectively of the outstanding seller notes payable were collateralized by bank letters of credit. The seller notes payable bear interest at rates ranging from 7% to 10%.

 Other Notes Payable

     In November 1996, the Company issued $2.0 million in promissory notes to a group of lenders under a bridge financing agreement. The notes bore interest at the rate of 10% per annum. In February 1997, these notes, along with $1.8 million in additional promissory notes issued in January 1997, were exchanged for Systems' Series A Convertible Participating Preferred Stock. In connection with the bridge agreement, Systems issued warrants exercisable for 5,682 shares of its Common Stock at an exercise price of $.01 per share. These warrants were immediately exercisable and expire on February 12, 2007. At the date of issuance, the fair value of the warrants was not material. These warrants were assumed by Holdings after its formation.

                              GOLDEN SKY DBS, INC.

     Future maturities of amounts outstanding under Systems' long-term obligations as of December 31, 1998 are summarized as follows (dollars in thousands, bank debt amounts reflect February 1999 amendment):

                                             12 3/8%                SELLER NOTES
                                              NOTES     BANK DEBT     PAYABLE      OTHER    TOTAL
                                             --------   ---------   ------------   -----   --------
Year Ending December 31,
  1999.....................................  $     --    $    --      $ 8,495      $421    $  8,916
  2000.....................................        --         --        1,906       322       2,228
  2001.....................................        --         --        1,969        54       2,023
  2002.....................................        --        350        2,037        --       2,387
  2003.....................................        --        350        1,000        --       1,350
  Thereafter...............................   195,000     66,300           --        --     261,300
                                             --------    -------      -------      ----    --------
          Total debt.......................  $195,000    $67,000      $15,407      $797    $278,204
                                             ========    =======      =======      ====    ========

6. STOCKHOLDER'S EQUITY

     During 1996, Systems issued 1,000 shares of Common Stock, par value $.01, for aggregate consideration of $1,000 cash. In February 1997, Systems (i) amended its certificate of incorporation to cancel its outstanding shares of Common Stock, (ii) created new classes of common and preferred stock and (iii) exchanged all of the canceled shares of Systems' Common Stock for an aggregate of ten shares of Systems' Series A Convertible Participating Preferred Stock (the "Series A Preferred Stock").

     In February 1997, Systems issued 24,990 shares of Series A Preferred Stock in fulfillment of an investor's subscription to purchase Series A Preferred Stock that was outstanding at December 31, 1996 (aggregate consideration of $2,499,000). During that same month, Systems issued 100 shares of its Common Stock (par value $.01) for aggregate consideration of $100 cash and a total of 38,107 shares of Series A Preferred Stock upon the conversion of convertible promissory notes (plus accrued interest of approximately $62,000) issued in November 1996 ($2.0 million) and January 1997 ($1.8 million). In February and March 1997, Systems issued 342,893 additional shares of Series A Preferred Stock for cash totaling $34.3 million. Upon the formation of Holdings in September 1997, all shareholders of Systems' Common Stock and Series A Preferred Stock were issued equivalent shares of Holdings' stock. Concurrent therewith, Systems issued 1,000 shares of its Common Stock (par value $0.01) to Holdings for cash proceeds of $10 and all previously outstanding shares of Systems' Common Stock and Series A Preferred Stock were canceled.

7. STOCK INCENTIVE PLAN

     In July 1997 Systems adopted the Golden Sky Systems, Inc. Stock Option and Restricted Stock Purchase Plan (the "Stock Incentive Plan") to provide incentive to attract and retain certain officers, directors and key employees. The options are exercisable during a period of up to ten years after grant. Stock options granted under the Stock Incentive Plan vest over a three-year period. Effective September 9, 1997, Holdings assumed the Stock Incentive Plan. Participants in the Holdings' Stock Incentive Plan received options with terms identical to those under Systems' Stock Incentive Plan and all previously outstanding options were canceled.

                              GOLDEN SKY DBS, INC.

     A summary of incentive stock option activity during 1997 and 1998 is as follows:

                                                                  YEAR ENDED
                                                   -----------------------------------------
                                                          1997                  1998
                                                   -------------------   -------------------
                                                             WEIGHTED-             WEIGHTED-
                                                              AVERAGE               AVERAGE
                                                             EXERCISE              EXERCISE
                                                   OPTIONS     PRICE     OPTIONS     PRICE
                                                   -------   ---------   -------   ---------
Options outstanding, beginning of period.........      --      $  --      62,525     $1.00
Granted..........................................  62,525       1.00      18,693      1.00
Exercised........................................      --         --     (24,831)     1.00
Forfeited........................................      --         --      (7,642)     1.00
                                                   ------      -----     -------     -----
Options outstanding, end of period...............  62,525      $1.00      48,745     $1.00
                                                   ======      =====     =======     =====
Options exercisable, end of period...............   8,684      $1.00       5,595     $1.00
                                                   ======      =====     =======     =====

  Accounting for Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for the Stock Incentive Plan. Under APB 25, because the exercise price of employee stock options granted pursuant to the Stock Incentive Plan is equal to or greater than the fair value of the underlying stock on the date of grant, no compensation expense is recognized. In October 1995, the FASB issued FAS No. 123, "Accounting for Stock-Based Compensation" ("FAS No. 123"), which established an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. The Company elected to not adopt FAS No. 123 for expense recognition purposes.

     Pro forma information regarding net income is required by FAS No. 123 and has been determined as if Systems had accounted for its stock-based compensation using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the corresponding vesting period. All options are initially assumed to vest. Compensation previously recognized is reversed to the extent applicable to forfeitures of unvested options. The fair value of each option grant was estimated at the date of the grant using a Black-Scholes option valuation model with the following weighted-average assumptions:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1997           1998
                                                              ----------     ----------
Risk-free interest rate.....................................       6.0%           6.0%
Dividend yield..............................................       0.0%           0.0%
Volatility factor...........................................       0.0%           0.0%
Expected term of options....................................   10 years       10 years

     The options granted during the years ended December 31, 1997 and 1998 had no net value using the preceding assumptions. Therefore, there was no pro forma effect on Companys' net loss.

8. 401(K) RETIREMENT PLAN

     The Company sponsors a 401(k) Retirement Plan (the "401(k) Plan") for eligible employees. Employer matching contributions to the 401(k) Plan, which became effective as of January 1, 1997, are discretionary. The Company made no discretionary employer matching contributions to the 401(k) Plan during the years ended December 31, 1997 and 1998 and the three-month period ended March 31, 1999. Administrative expenses associated with the 401(k) Plan during those same periods were not material.

                              GOLDEN SKY DBS, INC.

9. INCOME TAXES

     The components of the (provision for) benefit from income taxes are as follows (in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                1997           1998
                                                              ---------     ----------
Current (provision) benefit:
  Federal...................................................   $ 3,777       $ 16,325
  State.....................................................       717          3,097
  Increase in valuation allowance...........................    (4,494)       (19,422)
                                                               -------       --------
Total current (provision) benefit...........................        --             --
Deferred benefit:
  Federal...................................................     1,148          3,243
  State.....................................................       218            615
  Increase in valuation allowance...........................    (1,366)        (3,858)
                                                               -------       --------
Total deferred benefit......................................        --             --
                                                               -------       --------
Total benefit (provision)...................................   $    --       $     --
                                                               =======       ========

     As of December 31, 1998, the Company had net operating loss carryforwards ("NOLs") for federal income tax purposes of approximately $63.4 million. The NOLs expire beginning in the year 2011. Use of the NOLs is subject to statutory and regulatory limitations regarding changes in ownership. FAS No. 109, "Accounting for Income Taxes" ("FAS No. 109"), requires that the potential future tax benefit of NOLs be recorded as an asset. FAS No. 109 also requires that deferred tax assets and liabilities be recorded for the estimated future tax effects of temporary differences between the tax basis and book value of assets and liabilities. Deferred tax assets are offset by a valuation allowance if deemed necessary.

     In 1998, Systems increased its valuation allowance sufficient to fully offset net deferred tax assets arising during the year. Realization of net deferred tax assets is not assured and is principally dependent on generating future taxable income prior to expiration of the NOLs. Management frequently reviews the adequacy of its valuation allowance. Future decreases to the valuation allowance will be made only as changed circumstances indicate that it is more likely than not the additional benefits will be realized. Any future adjustments to the valuation allowance will be recognized as a separate component of Systems' provision for income taxes.

                              GOLDEN SKY DBS, INC.

     The temporary differences that give rise to deferred tax assets and liabilities as of December 31, 1997 and 1998 are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------   --------
Current deferred tax assets:
  Allowance for doubtful accounts...........................  $    52   $    111
  Amortization of intangible assets.........................       54         54
  Accrued expenses..........................................       --         29
                                                              -------   --------
Gross current deferred tax assets...........................      106        194
Valuation allowance.........................................     (106)      (194)
                                                              -------   --------
          Net current deferred tax assets...................       --         --
Non-current deferred tax assets:
  Depreciation..............................................        7         45
  Amortization of intangible assets.........................      951      4,497
  Net operating loss carryforwards..........................    5,095     24,677
                                                              -------   --------
          Total non-current deferred tax assets.............    6,053     29,219
Non-current deferred tax liabilities:
  Amortization of intangible assets.........................     (299)      (271)
                                                              -------   --------
Gross non-current deferred tax assets.......................    5,754     28,948
Valuation allowance.........................................   (5,754)   (28,948)
                                                              -------   --------
          Net non-current deferred tax assets...............       --         --
                                                              -------   --------
          Net deferred tax assets...........................  $    --   $     --
                                                              =======   ========

     The actual income tax benefit (provision) for 1997 and 1998 are reconciled to the amounts computed by applying the statutory federal tax rate to income before income taxes as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                   -----------------------------------
                                                        1997                1998
                                                   ---------------    ----------------
                                                     TAX     RATE       TAX      RATE
                                                   -------   -----    --------   -----
Statutory rate...................................  $ 4,725    34.0%   $ 21,131    34.0%
State income taxes, net of federal benefit.......      617     4.4       2,450     3.9
Non-deductible amortization of intangible
  assets.........................................     (291)   (2.1)       (415)   (0.7)
Other............................................      (12)     --         (27)     --
Increase in valuation allowance..................   (5,039)  (36.3)    (23,139)  (37.2)
                                                   -------   -----    --------   -----
Income taxes.....................................  $    --      --%   $     --      --%
                                                   =======   =====    ========   =====

                              GOLDEN SKY DBS, INC.

10. COMMITMENTS AND CONTINGENCIES

     The Company has non-cancelable operating leases for office, warehouse and storage space that expire at various dates. Future minimum lease payments as of December 31, 1998 are summarized as follows (dollars in thousands):

1999........................................................  $1,522
2000........................................................   1,186
2001........................................................     733
2002........................................................     443
2003........................................................     121
                                                              ------
          Total.............................................  $4,005
                                                              ======

     In November 1999, certain meteoroid events will occur as the earth's orbit passes through the particulate trail of Comet 55P (Tempel-Tuttle). These meteoroid events pose a potential threat to all in-orbit geosynchronous satellites, including DBS satellites. The Company is unable to determine the impact, if any, these meteoroid events could have on the DBS satellites used by Hughes for distribution of DIRECTV programming services. In the event the Hughes DBS satellites are adversely affected by these meteoroid or other events, the Company's business and results of operations could be adversely impacted.

11. RELATED PARTY TRANSACTIONS

     During 1996, Systems purchased the assets of Cable-Video Management, Inc. ("CVM"), an entity owned by Systems' president, for $44,000. Prior to the acquisition of CVM's assets, Systems obtained management and other services from CVM. Aggregate management fees paid to CVM approximated $280,000 during 1996 and are included in general and administrative expenses in the accompanying consolidated statements of operations. Also during 1996, Systems reimbursed CVM for salaries and other miscellaneous expenses aggregating $343,000. In 1997, Systems paid $66,000 to a company affiliated with Systems' president for consulting services received by Systems. Additionally, during 1996, 1997, 1998 and the three month period ended March 31, 1999, Systems paid $5,000, $77,000, $159,000 (including $75,000 paid in connection with a 1998 acquisition) and $21,000, respectively, to one of its directors for consulting services.

     During 1996, the Company's president provided Systems with a short-term loan in the amount of $381,000. In 1997, the Company received an additional $150,000 short-term loan from its president and a $215,000 short-term loan from a shareholder. Each of these loans bore interest at an annual rate of 10% and were repaid during 1997.

     Systems has contracted with an entity owned by its president for air transportation services. Such services include the lease of an aircraft. This lease is cancelable with six months notice and requires monthly payments equal to the greater of $20,000 or an aggregate fixed hourly operating charge. The fixed hourly operating charge is based on prevailing market prices. The total cost of such services received by Systems approximated $31,000, $109,000, $506,000 and $79,000 during 1996, 1997, 1998 and the three months period ended March 31, 1999, respectively.

                              GOLDEN SKY DBS, INC.

12. VALUATION AND QUALIFYING ACCOUNTS

     Systems' valuation and qualifying accounts are as follows (in thousands):

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1996     1997      1998
                                                              -----   ------   --------
Allowance for doubtful accounts, beginning of period........  $ --    $   4    $   138
Charged to costs and expenses...............................     4      417      1,537
Deductions..................................................    --     (283)    (1,382)
                                                              ----    -----    -------
Allowance for doubtful accounts, end of period..............  $  4    $ 138    $   293
                                                              ====    =====    =======

13. CONSOLIDATING FINANCIAL INFORMATION AND SUBSIDIARY GUARANTORS

     Consolidating financial information for Systems, Systems' guarantor subsidiaries and Systems' non-guarantor subsidiaries is as follows (dollars in thousands):

Consolidated Balance Sheet -- December 31, 1997

                                                                                             CONSOLIDATING/
                                                               GUARANTOR     NON-GUARANTOR     ELIMINATING
                                                   SYSTEMS    SUBSIDIARIES   SUBSIDIARIES      ADJUSTMENTS     CONSOLIDATED
                                                   --------   ------------   -------------   ---------------   ------------
ASSETS
Current assets:
Cash and cash equivalents........................  $ 12,146     $ 1,077         $  409          $     --         $ 13,632
  Subscriber receivables, net....................     2,841         633            369                --            3,843
  Other receivables..............................       307          28             --                --              335
  Intercompany receivables.......................     2,570          --             --            (2,570)              --
  Inventory......................................     1,997         106             71                --            2,174
  Prepaid expenses and other.....................       127          --             --                --              127
                                                   --------     -------         ------          --------         --------
Total current assets.............................    19,988       1,844            849            (2,570)          20,111
Property and equipment, net......................     2,759          77            100                --            2,936
Investment in subsidiaries.......................    26,735          --             --           (26,735)              --
Intangible assets, net...........................    96,585      18,302          3,842            11,167          129,896
Deferred financing costs.........................     3,106          --             --                --            3,106
Other assets.....................................        91          86             10                --              187
                                                   --------     -------         ------          --------         --------
        Total assets.............................  $149,264     $20,309         $4,801          $(18,138)        $156,236
                                                   ========     =======         ======          ========         ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Trade accounts payable.........................  $  8,125     $   194         $  152          $     --         $  8,471
  Interest payable...............................       786          --             --                --              786
  Current maturities of long-term obligations....     2,538          --             --                --            2,538
  Unearned revenue...............................     1,857         511            262                --            2,630
  Accrued payroll and other......................     1,372       2,655            402            (2,570)           1,859
                                                   --------     -------         ------          --------         --------
Total current liabilities........................    14,678       3,360            816            (2,570)          16,284
Long-term obligations, net of current maturities:
  Bank debt......................................    60,000          --             --                --           60,000
  Seller notes payable...........................     6,200          --             --                --            6,200
  Other notes payable and obligations under
    capital leases...............................       331          44             --                --              375
  Minority interest..............................        --          --             --             2,928            2,928
                                                   --------     -------         ------          --------         --------
Total long-term obligations, net of current
  maturities.....................................    66,531          44             --             2,928           69,503
                                                   --------     -------         ------          --------         --------
Total liabilities................................    81,209       3,404            816               358           85,787
Stockholder's Equity (Deficit):
  Common Stock...................................        --           6             --                (6)              --
  Additional paid-in capital.....................    87,400       1,967             --            (1,967)          87,400
  Retained earnings (accumulated deficit)........   (19,345)     14,932          3,985           (16,523)         (16,951)
                                                   --------     -------         ------          --------         --------
Total stockholder's equity (deficit).............    68,055      16,905          3,985           (18,496)          70,449
                                                   --------     -------         ------          --------         --------
        Total liabilities and stockholder's
          equity (deficit).......................  $149,264     $20,309         $4,801          $(18,138)        $156,236
                                                   ========     =======         ======          ========         ========

                              GOLDEN SKY DBS, INC.

Consolidated Statement of Operations -- Year Ended December 31, 1997

                                                                                             CONSOLIDATING/
                                                               GUARANTOR     NON-GUARANTOR     ELIMINATING
                                                   SYSTEMS    SUBSIDIARIES   SUBSIDIARIES      ADJUSTMENTS     CONSOLIDATED
                                                   --------   ------------   -------------   ---------------   ------------
Revenue:
  DBS services...................................  $ 13,356      $2,787          $309             $  --          $ 16,452
  Lease and other................................       931          --            13                --               944
                                                   --------      ------          ----             -----          --------
Total revenue....................................    14,287       2,787           322                --            17,396
Costs and Expenses:
  Costs of DBS services..........................     7,514       1,601           189                --             9,304
  System operations..............................     2,830         876           100               (10)            3,796
  Sales and marketing............................     6,597         693            26                --             7,316
  General and administrative.....................     2,260          59            12                --             2,331
  Depreciation and amortization..................     6,312         109            79               800             7,300
                                                   --------      ------          ----             -----          --------
Total costs and expenses.........................    25,513       3,338           406               790            30,047
                                                   --------      ------          ----             -----          --------
Operating loss...................................   (11,226)       (551)          (84)             (790)          (12,651)
Non-operating items:
  Interest and investment income.................        30          10            --                --                40
  Interest expense...............................    (3,170)         (3)           --                --            (3,173)
                                                   --------      ------          ----             -----          --------
Total non-operating items........................    (3,140)          7            --                --            (3,133)
                                                   --------      ------          ----             -----          --------
Loss before income taxes.........................   (14,366)       (544)          (84)             (790)          (15,784)
Income taxes.....................................        --          --            --                --                --
                                                   --------      ------          ----             -----          --------
        Net loss.................................  $(14,366)     $ (544)         $(84)            $(790)         $(15,784)
                                                   ========      ======          ====             =====          ========

Consolidated Statement of Cash Flows -- Year Ended December 31, 1997

                                                                                             CONSOLIDATING/
                                                               GUARANTOR     NON-GUARANTOR     ELIMINATING
                                                   SYSTEMS    SUBSIDIARIES   SUBSIDIARIES      ADJUSTMENTS     CONSOLIDATED
                                                  ---------   ------------   -------------   ---------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss........................................  $ (14,366)     $ (544)         $(84)            $(790)        $ (15,784)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.................      6,312         109            79               800             7,300
  Amortization of deferred financing costs......        215          --            --                --               215
  Change in operating assets and liabilities,
    net of acquisitions:
    Subscriber receivables, net of unearned
      revenue...................................     (1,827)       (615)          (59)               --            (2,501)
    Other receivables...........................       (185)         24            --                --              (161)
    Inventory...................................     (1,499)        (34)          (71)               --            (1,604)
    Prepaid expenses and other..................       (201)          8           (10)               --              (203)
    Trade accounts payable......................      7,683        (320)          152                --             7,515
    Interest payable............................        733          --            --                --               733
    Accrued payroll and other...................     (1,461)      2,460           402               (10)            1,391
                                                  ---------      ------          ----             -----         ---------
Net cash provided by (used in) operating
  activities....................................     (4,596)      1,088           409                --            (3,099)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of Rural DIRECTV Markets...........   (120,051)         --            --                --          (120,051)
Other...........................................        320          --            --                --               320
Purchases of property and equipment.............       (992)         (6)           --                --              (998)
                                                  ---------      ------          ----             -----         ---------
Net cash used in investing activities...........   (120,723)         (6)           --                --          (120,729)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Series A Preferred
  Stock.........................................     34,289          --            --                --            34,289
Borrowings under the Credit Agreement...........     75,000          --            --                --            75,000
Principal payments on the Credit Agreement......    (14,995)         (5)           --                --           (15,000)
Proceeds from issuance of notes payable.........      2,115          --            --                --             2,115
Principal payments on notes payable and
  obligations under capital leases..............     (2,902)         --            --                --            (2,902)
Contribution from Holdings......................     46,800          --            --                --            46,800
Increase in deferred financing costs............     (3,321)         --            --                --            (3,321)
                                                  ---------      ------          ----             -----         ---------
Net cash provided by (used in) financing
  activities....................................    136,986          (5)           --                --           136,981
Net increase in cash and cash equivalents.......     11,667       1,077           409                --            13,153
Cash and cash equivalents, beginning of
  period........................................        479          --            --                --               479
                                                  ---------      ------          ----             -----         ---------
Cash and cash equivalents, end of period........  $  12,146      $1,077          $409             $  --         $  13,632
                                                  =========      ======          ====             =====         =========

                              GOLDEN SKY DBS, INC.

Consolidated Balance Sheet -- December 31, 1998

                                                                                             CONSOLIDATING/
                                                               GUARANTOR     NON-GUARANTOR     ELIMINATING
                                                   SYSTEMS    SUBSIDIARIES   SUBSIDIARIES      ADJUSTMENTS     CONSOLIDATED
                                                   --------   ------------   -------------   ---------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents......................  $    827     $ 1,189         $2,444          $     --         $  4,460
  Restricted cash, current portion...............    28,083          --             --                --           28,083
  Subscriber receivables, net....................     6,815       1,043            774                --            8,632
  Other receivables..............................     2,360          87             18                --            2,465
  Intercompany receivables.......................    11,521          --             --           (11,521)              --
  Inventory......................................     9,255         583            308                --           10,146
  Prepaid expenses and other.....................     1,819          37              3                --            1,859
                                                   --------     -------         ------          --------         --------
Total current assets.............................    60,680       2,939          3,547           (11,521)          55,645
Restricted cash, net of current portion..........    23,534          --             --                --           23,534
Property and equipment, net......................     4,418         381            195                --            4,994
Investment in subsidiaries.......................    34,200          --             --           (34,200)              --
Intangible assets, net...........................   199,867      25,051          3,525             4,696          233,139
Deferred financing costs.........................    10,541          --             --                --           10,541
Other assets.....................................       133          85             --                --              218
                                                   --------     -------         ------          --------         --------
        Total assets.............................  $333,373     $28,456         $7,267          $(41,025)        $328,071
                                                   ========     =======         ======          ========         ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Trade accounts payable.........................  $ 13,482     $    49         $    8          $     --         $ 13,539
  Interest payable...............................    11,009          --             --                --           11,009
  Current maturities of long-term obligations....     8,916          --             --                --            8,916
  Unearned revenue...............................     4,380         789            405                --            5,574
  Accrued payroll and other......................     1,028       6,263          5,633           (11,521)           1,403
                                                   --------     -------         ------          --------         --------
Total current liabilities........................    38,815       7,101          6,046           (11,521)          40,441
Long-term obligations, net of current maturities
  12 3/8% Notes..................................   195,000          --             --                --          195,000
  Bank debt......................................    67,000          --             --                --           67,000
  Seller notes payable...........................     6,912          --             --                --            6,912
  Other notes payable and obligations under
    capital leases...............................       318          58             --                --              376
  Minority interest..............................        --          --             --             2,420            2,420
                                                   --------     -------         ------          --------         --------
Total long-term obligations, net of current
  maturities.....................................   269,230          58             --             2,420          271,708
                                                   --------     -------         ------          --------         --------
Total liabilities................................   308,045       7,159          6,046            (9,101)         312,149
Stockholder's Equity (Deficit):
  Common Stock...................................        --         896             --              (896)              --
  Additional paid-in capital.....................    97,600       1,967             --            (1,967)          97,600
  Retained earnings (accumulated deficit)........   (72,272)     18,434          1,221           (29,061)         (81,678)
                                                   --------     -------         ------          --------         --------
Total stockholder's equity (deficit).............    25,328      21,297          1,221           (31,924)          15,922
                                                   --------     -------         ------          --------         --------
        Total liabilities and stockholder's
          equity (deficit).......................  $333,373     $28,456         $7,267          $(41,025)        $328,071
                                                   ========     =======         ======          ========         ========

                              GOLDEN SKY DBS, INC.

Consolidated Statement of Operations -- Year Ended December 31, 1998

                                                                                             CONSOLIDATING/
                                                               GUARANTOR     NON-GUARANTOR     ELIMINATING
                                                   SYSTEMS    SUBSIDIARIES   SUBSIDIARIES      ADJUSTMENTS     CONSOLIDATED
                                                   --------   ------------   -------------   ---------------   ------------
Revenue:
  DBS services...................................  $ 57,437     $11,172         $ 6,301          $    --         $ 74,910
  Lease and other................................       982          22              10               --            1,014
                                                   --------     -------         -------          -------         --------
Total revenue....................................    58,419      11,194           6,311               --           75,924
Costs and Expenses:
  Costs of DBS services..........................    34,640       6,813           3,838               --           45,291
  System operations..............................     7,683       2,533           1,318             (513)          11,021
  Sales and marketing............................    23,753       5,045           3,403               --           32,201
  General and administrative.....................     7,000         267             164               --            7,431
  Depreciation and amortization..................    19,336         996             340            2,494           23,166
                                                   --------     -------         -------          -------         --------
Total costs and expenses.........................    92,412      15,654           9,063            1,981          119,110
                                                   --------     -------         -------          -------         --------
Operating loss...................................   (33,993)     (4,460)         (2,752)          (1,981)         (43,186)
Non-operating items:
  Interest and investment income.................     1,571           2              --               --            1,573
  Interest expense...............................   (20,497)        (28)            (12)              --          (20,537)
                                                   --------     -------         -------          -------         --------
Total non-operating items........................   (18,926)        (26)            (12)              --          (18,964)
                                                   --------     -------         -------          -------         --------
Loss before income taxes.........................   (52,919)     (4,486)         (2,764)          (1,981)         (62,150)
Income taxes.....................................        --          --              --               --               --
                                                   --------     -------         -------          -------         --------
Loss before extraordinary charge.................   (52,919)     (4,486)         (2,764)          (1,981)         (62,150)
Extraordinary charge on early retirement of
  debt...........................................    (2,577)         --              --               --           (2,577)
                                                   --------     -------         -------          -------         --------
        Net loss.................................  $(55,496)    $(4,486)        $(2,764)         $(1,981)        $(64,727)
                                                   ========     =======         =======          =======         ========

Consolidated Statement of Cash Flows -- Year Ended December 31, 1998

                                                                                             CONSOLIDATING/
                                                               GUARANTOR     NON-GUARANTOR     ELIMINATING
                                                   SYSTEMS    SUBSIDIARIES   SUBSIDIARIES      ADJUSTMENTS     CONSOLIDATED
                                                  ---------   ------------   -------------   ---------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss........................................  $ (55,496)    $(4,486)        $(2,764)         $(1,981)       $ (64,727)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.................     19,336         996             340            2,494           23,166
  Amortization of deferred financing costs......        977          --              --               --              977
  Extraordinary charge on early retirement of
    debt........................................      2,577          --              --               --            2,577
  Change in operating assets and liabilities,
    net of acquisitions:
    Subscriber receivables, net of unearned
      revenue...................................     (1,283)       (222)           (252)              --           (1,757)
    Other receivables...........................     (2,144)         32             (18)              --           (2,130)
    Inventory...................................     (7,335)       (477)           (237)              --           (8,049)
    Prepaid expenses and other..................     (1,189)        (36)             (3)              --           (1,228)
    Trade accounts payable......................      5,357        (145)           (144)              --            5,068
    Interest payable............................     10,223          --              --               --           10,223
    Accrued payroll and other...................    (10,253)      4,827           5,231             (513)            (708)
                                                  ---------     -------         -------          -------        ---------
Net cash provided by (used in) operating
  activities....................................    (39,230)        489           2,153               --          (36,588)
                                                  ---------     -------         -------          -------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of Rural DIRECTV Markets...........   (104,487)         --              --               --         (104,487)
Offering proceeds and investment earnings placed
  in escrow.....................................    (51,617)         --              --               --          (51,617)
Purchases of property and equipment.............     (2,858)       (341)           (118)              --           (3,317)
Other...........................................       (500)         --              --               --             (500)
                                                  ---------     -------         -------          -------        ---------
Net cash used in investing activities...........   (159,462)       (341)           (118)              --         (159,921)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of 12 3/8% Notes.....    189,150          --              --               --          189,150
Borrowings under the Credit Agreement...........     28,000          --              --               --           28,000
Borrowings under the Credit Facility............     62,000          --              --               --           62,000
Principal payments on the Credit Facility.......    (83,000)         --              --               --          (83,000)
Principal payments on notes payable and
  obligations under capital leases..............     (3,639)        (36)             --               --           (3,675)
Increase in deferred financing costs............     (5,138)         --              --               --           (5,138)
                                                  ---------     -------         -------          -------        ---------
Net cash provided by (used in) financing
  activities....................................    187,373         (36)             --               --          187,337
                                                  ---------     -------         -------          -------        ---------
Net increase (decrease) in cash and cash
  equivalents...................................    (11,319)        112           2,035               --           (9,172)
Cash and cash equivalents, beginning of
  period........................................     12,146       1,077             409               --           13,632
                                                  ---------     -------         -------          -------        ---------
Cash and cash equivalents, end of period........  $     827     $ 1,189         $ 2,444          $    --        $   4,460
                                                  =========     =======         =======          =======        =========

                              GOLDEN SKY DBS, INC.

Consolidated Balanced Sheet -- March 31, 1999

                                                                                             CONSOLIDATING/
                                              GUARANTOR     NON-GUARANTOR                      ELIMINATING
                                  SYSTEMS    SUBSIDIARIES   SUBSIDIARIES    GOLDEN SKY DBS     ADJUSTMENTS     CONSOLIDATED
                                  --------   ------------   -------------   --------------   ---------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.....  $ 37,394     $   787         $ 1,095         $     --         $      --       $  39,276
  Restricted cash, current
    portion.....................    22,892          --              --               --                --          22,892
  Subscriber receivables, net...     7,457       1,128             863               --                --           9,448
  Other receivables.............       976          --              18               --                --             994
  Inventory.....................     7,504         921             258               --                --           8,683
  Prepaid expenses and other....       919          37               3               --                --             959
                                  --------     -------         -------         --------         ---------       ---------
Total current assets............    77,142       2,873           2,237               --                --          82,252
Restricted cash, net of current
  portion.......................    11,827          --              --               --                --          11,827
Property and equipment, net.....     5,387         335             192               --                --           5,914
Investment in subsidiaries......    26,296          --              --           84,701          (110,997)             --
Intangible assets, net..........   219,979      24,415           3,524               --            (2,145)        245,773
Deferred financing costs........     8,175          --              --            4,296                --          12,471
Other assets....................       390          85              --               --                --             475
                                  --------     -------         -------         --------         ---------       ---------
        Total assets............  $349,196     $27,708         $ 5,953         $ 88,997         $(113,142)      $ 358,712
                                  ========     =======         =======         ========         =========       =========
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Trade accounts payable........  $ 14,813     $   127         $    72         $     --         $      --       $  15,012
  Interest payable..............     4,348          --              --               --                --           4,348
  Current maturities of
    long-term obligations.......     2,793          26              --               --                --           2,819
  Unearned revenue..............     5,099         857             436               --                --           6,392
  Accrued payroll and other.....     1,060         360               1               --                82           1,503
  Intercompany Payables.........   (11,242)      5,748           4,754               --               740              --
                                  --------     -------         -------         --------         ---------       ---------
        Total current
          liabilities...........    16,871       7,118           5,263               --               822          30,074
Long-term obligations, net of
  current maturities:
  12 3/8% Notes.................   195,000          --              --               --                --         195,000
  13 1/2% Notes.................        --          --              --          101,569                --         101,569
  Bank debt.....................    35,000          --              --               --                --          35,000
  Seller notes payable..........     6,912          --              --               --                --           6,912
  Other notes payable and
    obligations under capital
    leases......................       441          --              --               --                --             441
  Minority interest.............        --          --              --               --             2,288           2,288
                                  --------     -------         -------         --------         ---------       ---------
Total long-term obligations, net
  of current maturities.........   237,353          --              --          101,569             2,288         341,210
                                  --------     -------         -------         --------         ---------       ---------
        Total liabilities.......   254,224       7,118           5,263          101,569             3,110         371,284
Stockholder's Equity (Deficit):
  Common stock..................        --         896              --               --              (896)             --
  Additional paid-in capital....   193,261       1,967              --            8,968          (106,283)         97,913
  Accumulated deficit...........   (98,289)     17,727             690          (21,540)           (9,073)       (110,485)
                                  --------     -------         -------         --------         ---------       ---------
        Total stockholder's
          equity (deficit)......    94,972      20,590             690          (12,572)         (116,252)        (12,572)
                                  --------     -------         -------         --------         ---------       ---------
        Total liabilities and
          stockholder's equity
          (deficit).............  $349,196     $27,708         $ 5,953         $ 88,997         $(113,142)      $ 358,712
                                  ========     =======         =======         ========         =========       =========

                              GOLDEN SKY DBS, INC.

Consolidated Statement of Operations -- Three Months Ended March 31, 1999

                                                                                             CONSOLIDATING/
                                              GUARANTOR     NON-GUARANTOR                      ELIMINATING
                                  SYSTEMS    SUBSIDIARIES   SUBSIDIARIES    GOLDEN SKY DBS     ADJUSTMENTS     CONSOLIDATED
                                  --------   ------------   -------------   --------------   ---------------   ------------
Revenue:
  DBS services..................  $ 23,669      $4,529         $2,304          $    --            $ --           $ 30,502
  Lease and other...............       194           3             --               --              --                197
                                  --------      ------         ------          -------            ----           --------
Total revenue...................    23,863       4,532          2,304               --              --             30,699
Costs and Expenses:
  Costs of DBS services.........    15,098       2,697          1,451               --             (60)            19,186
  System operations.............     3,130         725            415               --              --              4,270
  Sales and marketing...........    11,063       1,107            639               --              --             12,809
  General and administrative....     2,870          50             28               --              --              2,948
  Depreciation and
    amortization................     7,203         681            336               --              --              8,220
                                  --------      ------         ------          -------            ----           --------
Total costs and expenses........    39,364       5,260          2,869               --             (60)            47,433
                                  --------      ------         ------          -------            ----           --------
Operating loss..................   (15,501)       (728)          (565)              --              60            (16,734)
Non-operating Items:
  Interest and investment
    income......................       823          --             --               --              --                823
  Interest expense..............    (8,347)         (2)            --           (1,612)             --             (9,961)
                                  --------      ------         ------          -------            ----           --------
Total non-operating items.......    (7,524)         (2)            --           (1,612)             --             (9,138)
                                  --------      ------         ------          -------            ----           --------
Loss before income taxes........   (23,025)       (730)          (565)          (1,612)             60            (25,872)
Income taxes....................        --          --             --               --              --                 --
                                  --------      ------         ------          -------            ----           --------
Loss before extraordinary
  charge........................   (23,025)       (730)          (565)          (1,612)             60            (25,872)
Extraordinary charge on early
  retirement of debt............    (2,935)         --             --               --              --             (2,935)
                                  --------      ------         ------          -------            ----           --------
        Net loss................  $(25,960)     $ (730)        $ (565)         $(1,612)           $ 60           $(28,807)
                                  ========      ======         ======          =======            ====           ========

                              GOLDEN SKY DBS, INC.

Consolidated Statement of Cash Flows -- Three Months Ended March 31, 1999

                                                                                             CONSOLIDATING/
                                              GUARANTOR     NON-GUARANTOR                      ELIMINATING
                                  SYSTEMS    SUBSIDIARIES   SUBSIDIARIES    GOLDEN SKY DBS     ADJUSTMENTS     CONSOLIDATED
                                  --------   ------------   -------------   --------------   ---------------   ------------
CASH FLOWS FROM OPERATING
  ACTIVITIES
Net loss........................  $(25,960)    $  (730)        $  (565)        $ (1,612)          $ 60           $(28,807)
Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Depreciation and
    amortization................     7,177         681             362               --             --              8,220
  Amortization of debt discount,
    deferred financing costs and
    other.......................       246          --              --            1,612             --              1,858
  Extraordinary charge on early
    retirement of debt..........     2,935          --              --                              --              2,935
  Change in operating assets and
    liabilities, net of
    acquisitions:
    Subscriber receivables, net
      of unearned revenue.......       122         (17)            (59)              --             --                 46
    Other receivables...........     1,385          87              (1)              --             --              1,471
    Inventory...................     1,810        (338)             51               --            (60)             1,463
    Prepaid expenses and
      other.....................       683          --              --               --             --                683
    Trade accounts payable......     1,331          77              65               --             --              1,473
    Interest payable............    (6,661)         --              --               --             --             (6,661)
    Intercompany payable........     1,348        (145)         (1,203)              --             --                 --
    Accrued payroll and other...        83          (3)              1               --             --                 81
                                  --------     -------         -------         --------           ----           --------
Net cash used in operating
  activities....................   (15,501)       (388)         (1,349)              --             --            (17,238)
CASH FLOWS FROM INVESTING
  ACTIVITIES
Acquisitions of Rural DIRECTV
  Markets.......................   (20,334)         --              --               --             --            (20,334)
Offering proceeds and investment
  earnings placed in escrow.....      (709)         --              --               --             --               (709)
Purchases of property and
  equipment.....................    (1,144)         --              --               --             --             (1,144)
Proceeds from interest escrow
  account.......................    12,158          --              --               --             --             12,158
Release of amounts reserved for
  contingent reduction of bank
  debt..........................     5,449          --              --               --             --              5,449
Investment in subsidiary........    95,661          --              --          (95,661)            --                 --
Other...........................       (66)         18              --               --             --                (48)
                                  --------     -------         -------         --------           ----           --------
Net cash provided by (used in)
  investing activities..........    91,015          18              --          (95,661)            --             (4,628)
CASH FLOWS FROM FINANCING
  ACTIVITIES
Proceeds from issuance of
  13 1/2% Notes.................        --          --              --          100,049             --            100,049
Borrowings on bank debt.........    21,000          --              --               --             --             21,000
Principal payments on bank
  debt..........................   (53,000)         --              --               --             --            (53,000)
Principal payments on notes
  payable and obligations under
  capital leases................    (6,000)        (32)             --               --             --             (6,032)
Increase in deferred financing
  costs.........................      (947)         --              --           (4,388)            --             (5,335)
                                  --------     -------         -------         --------           ----           --------
Net cash provided by (used in)
  financing activities..........   (38,947)        (32)             --           95,661             --             56,682
                                  --------     -------         -------         --------           ----           --------
Net increase (decrease) in cash
  and cash equivalents..........    36,567        (402)         (1,349)              --             --             34,816
Cash and cash equivalents,
  beginning of period...........       827       1,189           2,444               --                             4,460
                                  --------     -------         -------         --------           ----           --------
Cash and cash equivalents, end
  of period.....................  $ 37,394     $   787         $ 1,095         $     --           $ --           $ 39,276
                                  ========     =======         =======         ========           ====           ========

                              GOLDEN SKY DBS, INC.

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Systems' quarterly results of operations are summarized as follows (in thousands):

                                                         THREE MONTHS ENDED
                                          ------------------------------------------------
                                          MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                          --------   --------   ------------   -----------
Period Ended December 31, 1997:
  Total revenue.........................  $ 1,255    $  2,248     $  5,634      $  8,259
  Operating loss........................     (766)     (1,966)      (3,918)       (6,001)
  Net loss..............................     (834)     (2,024)      (5,160)       (7,766)
Period Ended December 31, 1998:
  Total revenue.........................  $14,129    $ 16,849     $ 19,912      $ 25,034
  Operating loss........................   (6,034)     (8,806)     (11,462)      (16,884)
  Loss before extraordinary charge......   (8,287)    (11,761)     (17,354)      (24,748)
  Net loss..............................   (8,287)    (14,338)     (17,354)      (24,748)

                      TRIANGLE COMMUNICATION SYSTEM, INC.
                                 HAVRE, MONTANA

                              FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Triangle Communication System, Inc.
Havre, Montana

     We have audited the accompanying balance sheets of Triangle Communication System, Inc. as of December 31, 1997, 1996, and 1995, and the related statements of income, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Triangle Communication System, Inc. at December 31, 1997, 1996, and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            EIDE HELMEKE PLLP
March 6, 1998
Sioux Falls, South Dakota

                      TRIANGLE COMMUNICATION SYSTEM, INC.
                                 HAVRE, MONTANA

                                 BALANCE SHEETS
                       DECEMBER 31, 1997, 1996, AND 1995

                                     ASSETS

                                                                 1997         1996         1995
                                                              ----------   ----------   ----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  175,917   $  356,571   $  234,152
  Accounts receivable.......................................      22,466        7,298          520
  Accounts receivable -- affiliate..........................       9,889           --           --
  Contract receivable.......................................       1,370       17,053        8,649
  Inventory.................................................      45,193       42,228       74,539
  Prepaid expenses..........................................     192,095       67,611        2,824
                                                              ----------   ----------   ----------
          Total current assets..............................     446,930      490,761      320,684
                                                              ----------   ----------   ----------
  Property and equipment (net of accumulated depreciation of
     $379,281 in 1997; $310,553 in 1996, and $283,058 in
     1995)..................................................     152,523      209,260      158,527
                                                              ----------   ----------   ----------
  Intangible assets (net of accumulated amortization of
     $105,354 in 1997; $77,360 in 1996; and $49,367 in
     1995)..................................................     321,926      349,920      377,913
                                                              ----------   ----------   ----------
OTHER ASSETS:
  Investments in marketable equity securities (Note 2)......   1,851,588    1,433,695    1,485,128
  Other investments (Note 3)................................     777,982      517,050      186,719
                                                              ----------   ----------   ----------
          Total other assets................................   2,629,570    1,950,745    1,671,847
                                                              ----------   ----------   ----------
                                                              $3,550,949   $3,000,686   $2,528,971
                                                              ==========   ==========   ==========

                               LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $  250,509   $  135,875   $  140,152
  Accounts payable -- affiliate.............................      11,772      335,021       58,772
  Unearned revenue..........................................     214,848      219,569       17,807
  Customer deposits.........................................       3,590        1,048          840
  Accrued taxes.............................................       1,607        1,286        1,481
  Other current liabilities.................................       1,157           --           --
                                                              ----------   ----------   ----------
          Total current liabilities.........................     483,483      692,799      219,052
                                                              ----------   ----------   ----------
  Deferred income taxes.....................................     656,859      432,702      451,835
                                                              ----------   ----------   ----------
          Total liabilities.................................   1,140,342    1,125,501      670,887
                                                              ----------   ----------   ----------
SHAREHOLDER'S EQUITY:
  Common stock, $100 par value, authorized 53,000 shares;
     issued and outstanding; 1997 -- 10,595 shares, 1996 and
     1995 -- 8,095 shares...................................   1,059,500      809,500      809,500
  Additional paid-in capital................................     315,000      315,000      315,000
  Unrealized gain on equity securities......................   1,108,891      915,155      947,455
  Accumulated deficit.......................................     (72,784)    (164,470)    (213,871)
                                                              ----------   ----------   ----------
          Total stockholder's equity........................   2,410,607    1,875,185    1,858,084
                                                              ----------   ----------   ----------
          Total liabilities and shareholder's equity........  $3,550,949   $3,000,686   $2,528,971
                                                              ==========   ==========   ==========

           The accompanying notes to the financial statements are an integral part of these financial statements.

                      TRIANGLE COMMUNICATION SYSTEM, INC.
                                 HAVRE, MONTANA

                              STATEMENTS OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                              1997         1996         1995
                                                           ----------   ----------   ----------
REVENUES:
  CATV program revenues..................................  $   55,695   $   58,658   $   60,928
  DBS program revenue....................................   2,255,440    1,312,525      501,767
  Cellular revenue.......................................     129,529       62,800           --
  Rural TV service revenue...............................      13,493       16,149       18,446
  Equipment sales........................................     170,863      188,802      449,343
  Other..................................................      50,241       52,030       28,384
                                                           ----------   ----------   ----------
          Total revenues.................................   2,675,261    1,690,964    1,058,868
                                                           ----------   ----------   ----------
COST OF REVENUES:
  CATV program costs.....................................      13,924       14,406       14,767
  DBS program costs......................................   1,263,995      785,954      277,497
  Cellular program costs.................................     109,592       55,550           --
  Rural TV program costs.................................      10,333       12,034       13,250
  Equipment costs........................................     229,404      195,796      459,655
  Rebates and coupon costs...............................     469,207      162,154       61,437
                                                           ----------   ----------   ----------
          Total cost of revenues.........................   2,096,455    1,225,894      826,606
                                                           ----------   ----------   ----------
          Gross profit...................................     578,806      465,070      232,262
                                                           ----------   ----------   ----------
EXPENSES:
  Salaries, wages, and commissions.......................     180,134      129,063       81,954
  Depreciation and amortization..........................      96,721       55,489       49,692
  Bad debt expense.......................................      12,808       13,262        4,810
  Marketing..............................................      75,111       84,097      103,695
  Maintenance and installation...........................      26,709       34,059       19,341
  Other selling, general, and administrative expenses....     106,511       75,955       36,077
                                                           ----------   ----------   ----------
          Total expenses.................................     497,994      391,925      295,569
                                                           ----------   ----------   ----------
NET INCOME BEFORE NONOPERATING INCOME AND TAXES..........      80,812       73,145      (63,307)
                                                           ----------   ----------   ----------
NONOPERATING INCOME (LOSS):
  Interest income........................................       6,470        5,463        1,432
  Loss in equity earnings of affiliate...................     (31,828)          --           --
  Gain on sale of cellular stock.........................          --           --       15,501
                                                           ----------   ----------   ----------
          Total nonoperating income (loss)...............     (25,358)       5,463       16,933
                                                           ----------   ----------   ----------
          NET INCOME BEFORE TAXES........................      55,454       78,608      (46,374)
PROVISION FOR (BENEFIT FROM) INCOME TAX (Note 6).........     (36,232)      29,207      (17,231)
                                                           ----------   ----------   ----------
          NET INCOME.....................................  $   91,686   $   49,401   $  (29,143)
                                                           ==========   ==========   ==========

           The accompanying notes to the financial statements are an integral part of these financial statements.

                      TRIANGLE COMMUNICATION SYSTEM, INC.
                                 HAVRE, MONTANA

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                                   UNREALIZED
                                       COMMON     ADDITIONAL      GAIN (LOSS)
                                     STOCK $100    PAID-IN       ON SECURITIES      ACCUMULATED
                                     PAR VALUE     CAPITAL     AVAILABLE FOR SALE     DEFICIT       TOTAL
                                     ----------   ----------   ------------------   -----------   ----------
Balance, January 1, 1995...........  $  569,500    $315,000        $  951,493        $(184,728)   $1,651,265
  Net income.......................          --          --                --          (29,143)      (29,143)
  Issuance of 2,400 shares of
     stock.........................     240,000          --                --               --       240,000
  Change in unrealized gain on
     securities
     available-for-sale............          --          --            (4,038)              --        (4,038)
                                     ----------    --------        ----------        ---------    ----------
Balance, December 31, 1995.........     809,500     315,000           947,455         (213,971)    1,858,084
  Net income.......................          --          --                --           49,401        49,401
  Change in unrealized gain on
     securities
     available-for-sale............          --          --           (32,300)              --       (32,300)
                                     ----------    --------        ----------        ---------    ----------
Balance, December 31, 1996.........     809,500     315,000           915,155         (164,470)    1,875,185
  Net income.......................          --          --                --           91,686        91,686
  Issuance of 2,500 shares of
     stock.........................     250,000          --                --               --       250,000
  Change in unrealized gain on
     securities
     available-for-sale............          --          --           193,736               --       193,736
                                     ----------    --------        ----------        ---------    ----------
Balance, December 31, 1997.........  $1,059,500    $315,000        $1,108,891        $ (72,784)   $2,160,607
                                     ==========    ========        ==========        =========    ==========

           The accompanying notes to the financial statements are an integral part of these financial statements.

                      TRIANGLE COMMUNICATION SYSTEM, INC.
                                 HAVRE, MONTANA

                            STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                              1997        1996        1995
                                                            ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................  $  91,686   $  49,401   $ (29,143)
  Adjustments to reconcile net loss to net cash provided
     by (used in) operating activities:
     Depreciation and amortization........................     96,721      55,489      49,692
     Noncash equity loss in affiliate.....................     31,828          --          --
     (Gain) on sale of investments........................         --          --     (15,501)
  (Increase) decrease in assets:
     Accounts receivable..................................    (25,057)     (6,778)      1,119
     Contracts receivable.................................     15,683      (8,404)     (8,649)
     Inventory............................................     (2,965)     32,311      10,476
     Other assets.........................................   (124,484)    (64,787)     13,023
  (Decrease) increase in liabilities:
     Accounts payable.....................................    114,634      (4,277)     98,387
     Accounts payable -- associated company...............   (323,249)    276,249      23,039
     Unearned revenue.....................................     (4,721)    201,762      17,807
     Customer deposits....................................      2,542         208        (855)
     Accrued taxes........................................        321        (195)      1,481
     Other current liabilities............................      1,157          --          --
                                                            ---------   ---------   ---------
          Net cash (used in) provided by operating
            activities....................................   (125,904)    530,979     160,876
                                                            ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.....................    (11,990)    (78,229)    (94,052)
  Proceeds from the sale of investments...................         --          --      15,552
  Deposit on PCS license..................................         --    (211,616)         --
  (Increase) in other investments.........................   (292,760)   (118,715)   (182,643)
                                                            ---------   ---------   ---------
          Net cash (used in) investing activities.........   (304,750)   (408,560)   (261,143)
                                                            ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock................................    250,000          --     240,000
                                                            ---------   ---------   ---------
          Net cash provided by financing activities.......    250,000          --     240,000
                                                            ---------   ---------   ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS...................   (180,654)    122,419     139,733
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD............    356,571     234,152      94,419
                                                            ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD..................  $ 175,917   $ 356,571   $ 234,152
                                                            =========   =========   =========

The accompanying notes to the financial statements are an integral part of these financial statements.

                      TRIANGLE COMMUNICATION SYSTEM, INC.
                                 HAVRE, MONTANA

                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Triangle Communication System, Inc. is a rural telecommunications provider, whose purpose is to engage in the business of transmitting television impulses, and installing and maintaining television equipment.

     Triangle Communication System, Inc. is a wholly owned subsidiary of Triangle Telephone Cooperative Association, Inc. which was incorporated under Montana state statute in 1980.

     The company has four areas, of primary interest which include cable television operations, rural television programming service for large satellite dish owners, and a Direct Broadcast Satellite (DBS) franchise, which allows the company to receive a commission from all DBS programming sold to rural customers located throughout their franchise area. The company also receives commissions for the sales and service of cellular phones for Commnet Cellular.

     Property and Equipment -- These assets are stated at cost. The cost of additions to plant includes contracted work, direct labor and materials, and allocable overheads. When units of property are retired, sold, or otherwise disposed of in the ordinary of business, their average book cost less net salvage is charged to accumulated depreciation. Repairs and the replacement and renewal of items determined to be of less than units of property are charged to maintenance.

     Depreciation and Amortization -- Depreciation and amortization is computed using the straight-line method based upon the estimated useful lives of the various classes of property. Such provisions as a percentage of the average balance of plant in service were as follows:

                                                              1997   1996   1995
                                                              ----   ----   ----
CATV plant..................................................  6.2%   6.2%   6.2%
Franchise...................................................  6.6%   6.6%   6.6%

     Investment Securities -- The company's investment securities are classified as "available-for-sale." Accordingly, unrealized gains and losses and the related deferred income tax effects are excluded for earnings and reported as a separate component of stockholders' equity. Realized gains or losses are computed based on specific identification of the securities sold.

     All other investments are stated at cost.

     Cash and Cash Equivalents -- For purposes of reporting cash flows, the company considers all cash deposits, with maturities of less than three months, to be cash and cash equivalents.

     Inventories -- Inventories are stated at the lower of cost or market by using the weighted average as cost.

     Income Taxes -- The company generally provides for income taxes resulting from timing differences between amounts reported for financial accounting and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are received or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income.

     Accounting Estimates -- The preparation of the financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      TRIANGLE COMMUNICATION SYSTEM, INC.
                                 HAVRE, MONTANA

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2 -- INVESTMENT IN MARKETABLE EQUITY SECURITY

     The cost and fair values of this marketable equity security available-for-sale at December 31, 1997, 1996, and 1995, were as follows:

                                       UNREALIZED      1997         1996         1995
                              COST        GAIN      FAIR VALUE   FAIR VALUE   FAIR VALUE
                             -------   ----------   ----------   ----------   ----------
Commnet Cellular, Inc. --
  stock....................  $85,838   $1,765,750   $1,851,588   $1,433,695   $1,485,128
                             =======   ==========   ==========   ==========   ==========

     The market value of the above security increased by $417,893 in 1997. As of December 31, 1997, the unrealized gain of $1,765,750 is included with stockholders equity net of deferred income taxes of $656,859.

NOTE 3 -- OTHER INVESTMENTS

                                                         1997       1996       1995
                                                       --------   --------   --------
Patronage capital credits from affiliated
  companies..........................................  $ 58,071   $ 38,025   $  9,310
Memberships and deposits.............................     1,450      1,450      1,450
Cellular operating companies -- capital stock (at
  cost)..............................................       959        959        959
Montana Advanced Information Network, Inc. -- capital
  stock (at cost)....................................   365,000     15,000    150,000
Vision Net, Inc. -- capital stock (at cost)..........   250,000    250,000     25,000
Montana PCS Alliance LLC (at equity).................    51,695    211,616         --
Skyland Technologies, Inc. (at equity)...............    50,807         --         --
                                                       --------   --------   --------
                                                       $777,982   $517,050   $186,719
                                                       ========   ========   ========

NOTE 4 -- FRANCHISE

     The company purchased the Direct Broadcast System (DBS) franchise rights to provide exclusive franchise rights for distribution of DirecTV satellite television programming. The franchise rights give the company exclusive right to the distribution of DirecTV service within the contract area, which includes thirteen counties in Montana. The company began amortizing the franchise rights in 1994 when programming service began.

                                     FRANCHISE   ACCUMULATED
                                       COST      AMORTIZATION   NET 1997   NET 1996   NET 1995
                                     ---------   ------------   --------   --------   --------
Direct Broadcast System (DBS)......  $427,280      $105,354     $321,926   $349,920   $377,913
                                     ========      ========     ========   ========   ========

                      TRIANGLE COMMUNICATION SYSTEM, INC.
                                 HAVRE, MONTANA

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5 -- PROPERTY AND EQUIPMENT

                                                                1997       1996       1995
                                                              --------   --------   --------
Support equipment...........................................  $ 25,419   $ 24,089   $ 23,090
Cable television equipment..................................   175,844    166,885    166,885
Towers, antennas, and dishes................................    33,917     33,917     33,917
CATV -- cable...............................................   127,051    125,349    125,349
Cellular equipment..........................................   169,573    169,573         --
                                                              --------   --------   --------
  In service................................................   531,804    519,813    349,241
  Under construction........................................        --         --     92,344
                                                              --------   --------   --------
                                                               531,804    519,813    441,585
Less accumulated depreciation...............................   379,281    310,553    283,058
                                                              --------   --------   --------
                                                              $152,523   $209,260   $158,527
                                                              ========   ========   ========

NOTE 6 -- INCOME TAXES

     The company files a consolidated tax return with its parent company, Triangle Telephone Cooperative Association, Inc.; income tax expense is computed by individual company using the separate return method. Details of income tax are as follows:

                                                                1997       1996       1995
                                                              --------   --------   --------
Provision for (benefit from) income taxes:
  Federal tax at statutory rates............................  $ 27,599   $ 25,439   $(15,025)
  State tax at statutory rates..............................     4,870      3,768     (2,206)
  Benefit of net operating loss carryforward used on
     consolidated return with parent........................   (68,701)        --         --
                                                              --------   --------   --------
          Total (benefit from) provision for income taxes...  $(36,232)  $ 29,207   $(17,231)
                                                              ========   ========   ========
The components of deferred tax (assets) and liabilities are
  as follows:
  Deferred tax liabilities:
     Unrealized gain on securities available-for-sale.......  $656,859   $501,403   $520,536
  Deferred tax (assets):
     Net operating loss carryforwards.......................        --    (68,701)   (68,701)
                                                              --------   --------   --------
     Net deferred tax liability.............................  $656,859   $432,702   $451,835
                                                              ========   ========   ========

NOTE 7 -- RELATED PARTY TRANSACTIONS

     Triangle Telephone Cooperative Association, Inc. owns 100% of the issued and outstanding shares of Triangle Communication System, Inc. At December 31, 1997, the company had a receivable of $9,889 from its parent, Triangle Telephone Cooperative Association, Inc. At December 31, 1996 and 1995, the company had an outstanding liability with Triangle Telephone Cooperative Association, Inc. of $320,086 and $47,081, respectively.

     Triangle Communication System, Inc. has an operation and maintenance agreement with Hill County Electric Cooperative, Inc. The agreement provides that the operations of the two companies are, insofar as is possible, to be carried on jointly, and that Hill County Electric Cooperative, Inc. is to operate and manage Triangle Communication System, Inc. Costs incurred in the performance of services under the agreement that relate to joint operations are to be apportioned and Triangle Communication System, Inc. is to reimburse Hill County Electric Cooperative, Inc. at amounts specified in the agreement. Total payments to Hill County

                      TRIANGLE COMMUNICATION SYSTEM, INC.
                                 HAVRE, MONTANA

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Electric Cooperative, Inc. under this agreement in 1997 were approximately $157,000. At December 31, 1997, 1996, and 1995, Triangle Communication System, Inc. owed Hill County Electric Cooperative, Inc. $11,772, $14,935, and $11,691, respectively.

     The maintenance agreement may be terminated by either party by giving a six month notice in writing to the other party.

NOTE 8 -- SUBSEQUENT EVENT

     In January 1998 the company entered into an agreement to sell its Direct Broadcast System (DBS) franchise rights to Golden Sky Systems, Inc. The sale for approximately $9.3 million will yield a net gain of approximately $8.6 million to the company in 1998.

                           DIRECT BROADCAST SATELLITE
                   (A SEGMENT OF NEMONT COMMUNICATIONS INC.)

                              FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

     We have audited the accompanying balance sheets of Direct Broadcast Satellite (the Segment), a segment of Nemont Communications Inc. (NCI), as of December 31, 1997, and the related statements of operations, segment equity, and cash flows for the year then ended. The financial statements are the responsibility of the Segment's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Direct Broadcast Satellite at December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            CHMS, P.C.
                                            Certified Public Accountants
                                            Sidney, Montana

July 31, 1998

                           DIRECT BROADCAST SATELLITE
                   (A SEGMENT OF NEMONT COMMUNICATIONS INC.)

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

                                                                1997
                                                              --------
Current assets
  Cash......................................................  $    925
  Accounts receivable -- Note B.............................    72,645
  Inventory -- Note A.......................................    18,248
                                                              --------
          Total current assets..............................    91,818
Intangible equipment -- net of accumulated
  amortization -- Note D....................................   239,780
Other assets
  Notes receivable -- Note E................................    24,193
  NRTC patronage capital -- Note C..........................    47,249
                                                              --------
          Total other assets................................    71,442
                                                              --------
          Total assets......................................  $403,040
                                                              ========
                     LIABILITIES & SEGMENT EQUITY
Current liabilities
  Accounts payable..........................................  $253,035
  Unearned revenue..........................................    95,171
  Notes payable -- Note F...................................    23,225
                                                              --------
          Total current liabilities.........................   371,431
Segment equity..............................................    31,609
                                                              --------
          Total liabilities and segment equity..............  $403,040
                                                              ========

                See accompanying notes to financial statements.

                          DIRECT BROADCAST SATELLITE.
                   (A SEGMENT OF NEMONT COMMUNICATIONS INC.)

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                                                 1997
                                                              ----------
REVENUES
  Programming revenues......................................  $1,636,584
  Equipment sales...........................................     146,111
  Other revenues............................................       3,921
                                                              ----------
          TOTAL REVENUES....................................   1,786,616
COST OF REVENUES
  Programming costs.........................................   1,214,952
  Equipment costs...........................................     170,007
  Rebate expense............................................      12,546
  Commission expense........................................     525,636
                                                              ----------
          TOTAL COST OF REVENUES............................   1,923,141
                                                              ----------
  GROSS PROFIT..............................................    (136,525)
EXPENSES
  Bad debt expense..........................................       7,866
  Amortization..............................................      38,365
  Marketing.................................................      34,365
  Office expense -- general.................................      52,192
  Salaries..................................................     114,950
                                                              ----------
          TOTAL EXPENSES....................................     247,738
                                                              ----------
  LOSS FROM OPERATIONS......................................    (384,263)
OTHER INCOME
  Interest income...........................................       4,673
  Dividend income...........................................      21,446
                                                              ----------
                                                                  26,119
                                                              ----------
          NET LOSS..........................................  $ (358,144)
                                                              ==========

                See accompanying notes to financial statements.

                          DIRECT BROADCAST SATELLITE.
                   (A SEGMENT OF NEMONT COMMUNICATIONS INC.)

                          STATEMENT OF SEGMENT EQUITY
                          YEAR ENDED DECEMBER 31, 1997

                                                                1997
                                                              ---------
BALANCE AT JANUARY 1, 1997..................................  $ 280,411
  Company contribution to Segment...........................    109,342
  Net Loss..................................................   (358,144)
                                                              ---------
BALANCE AT DECEMBER 31, 1997................................  $  31,609
                                                              =========

                See accompanying notes to financial statements.

                          DIRECT BROADCAST SATELLITE.
                   (A SEGMENT OF NEMONT COMMUNICATIONS INC.)

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

                                                                1997
                                                              ---------
CASH FLOWS FROM OPERATION ACTIVITIES
  Net loss..................................................  $(358,144)
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Amortization...........................................     38,365
     Patronage capital allocation...........................    (15,012)
  Changes in operating assets and liabilities:
     (increase) decrease in accounts receivable.............    (47,408)
     (increase) decrease in inventories.....................      2,336
     Increase (decrease) in accounts payable................     58,513
     Increase (decrease) in unearned revenue................     95,171
                                                              ---------
          NET CASH USED BY OPERATING ACTIVITIES.............   (226,179)
CASH FLOWS FROM INVESTING ACTIVITIES
  Collections on notes receivable...........................     38,402
CASH FLOWS FROM FINANCING ACTIVITIES
  Cash investments by Nemont Communications, Inc............    109,342
  Payments on notes payable.................................     (4,205)
                                                              ---------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.........    105,137
                                                              ---------
          NET DECREASE IN CASH..............................    (82,640)
CASH AT BEGINNING OF YEAR...................................     83,565
                                                              ---------
  CASH AT END OF YEAR.......................................  $     925
                                                              =========

                See accompanying notes to financial statements.

                          DIRECT BROADCAST SATELLITE.
                   (A SEGMENT OF NEMONT COMMUNICATIONS INC.)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Direct Broadcast Satellite (the Segment) is a segment of Nemont Communications, Inc. (the Company). The Company is a wholly-owned subsidiary of Nemont Telephone Cooperative (the Parent). The Segment was formed in 1994 for the purpose of acquiring, owning and operating direct broadcast satellite (DBS) television systems. The Company is an affiliated associate member of the National Rural Telecommunications Cooperative (NRTC). The NRTC has contracted with Hughes Communication Galaxy, Inc. (Hughes), to provide exclusive marketing rights for distribution of DirecTV satellite television programming in the United States. The marketing rights give the owner exclusive rights to distribution of DirecTV service within the contract area. In 1994, Hughes launched the satellites that provide programming for DirecTV. At December 31, 1997, the Company had the operating rights for portions of four counties in northeastern Montana.

     The financial statements presented represent the financial position and operations of the Segment, which operates as part of the Company. Accordingly, the Company funds the operations of the Segment. Were the Segment an independent entity, these funds would have to be obtained from other sources.

  Presentation

     The Segment is not a separate subsidiary of the Company nor has it been operated as a separate entity. The financial statements presented herein have been derived from the records of the Company and have been prepared to present the Segment's financial position, results of operations and cash flows on a stand-alone basis. Accordingly, the financial statements include certain costs and expenses which have been allocated to the Segment by the Company. Such allocated expenses may or may not be indicative of what such expenses would have been had the Segment been operated as a separate entity.

  Revenue Recognition

     Programming revenue is recognized in the month the service is provided to the subscriber. Unearned revenue represents subscriber advances billings and is deferred until the service is provided. Equipment sales are recognized as revenue when the equipment is delivered to the customer. The Company periodically offers rebates and coupons to customers, principally in connection with prepayment plans, rebates are recorded when they are utilized.

  Inventory

     Inventory is stated at the lower of average cost or market and consists entirely of satellite receivers, dishes and accessories.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Segment to make a number of estimates and assumptions which affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from these estimates.

  Fair value of financial instruments

     Financial instruments consisting of receivables and accounts payable are carried at cost, which approximates fair value, as a result of the short-term nature of the instruments.

                          DIRECT BROADCAST SATELLITE.
                   (A SEGMENT OF NEMONT COMMUNICATIONS INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Intangible

     The cost of acquiring the rights to provide DirecTV satellite services are capitalized as intangible assets and are being amortized on a straight-line basis over ten years, which is the expected useful life of the revenue stream of those services. Intangible assets also include a one-time membership fee paid to the NRTC, which is also being amortized on a straight-line basis over ten years.

  Long-lived Asset

     Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of fair value less costs to sell.

  Income Taxes

     The Segment's operating results are consolidated with the Parent's operations for tax filing purposes. No income tax benefit has been provided in the accompanying statements of operations as such benefits are not recoverable from the Parent. There are no significant differences between book and tax basis which would result in deferred tax assets or liabilities.

NOTE B -- ACCOUNTS RECEIVABLE

     Accounts receivable consist of amounts due from subscribers for monthly programming fees.

NOTE C -- NRTC PATRONAGE CAPITAL

     The NRTC declares and the Segment receives a yearly patronage dividend based on the NRTC's profitability. Of the total dividend, 20% is received in cash and 80% is distributed in the form of NRTC patronage capital certificates, which will be redeemed in cash at a future date at the discretion of the NRTC. The Segment has recorded an asset for the noncash portion of the patronage dividend.

NOTE D -- INTANGIBLE ASSETS

NRTC -- DBS Franchise Fee...................................  $ 383,648
  less accumulated amortization.............................   (143,868)
                                                              ---------
                                                              $ 239,780
                                                              =========

NOTE E -- NOTES RECEIVABLE

     Notes receivable consist of amounts due from customers financing the purchase of DBS dishes. Interest is being charged at a rate of 12% per year, due in monthly installments over a term of 36 months.

                          DIRECT BROADCAST SATELLITE.
                   (A SEGMENT OF NEMONT COMMUNICATIONS INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE F -- NOTES PAYABLE

     Non-interest bearing notes with associated companies are as follows:

Northern Electric Cooperative...............................  $ 6,000
  Yellowstone Valley Electric Cooperative...................    7,200
  Sheridan Electric Cooperative.............................   10,025
                                                              -------
                                                              $23,225
                                                              =======

NOTE G -- SUBSEQUENT EVENTS

     During October 31, 1997, the Parent contracted to sell substantially all of the Segment's assets and liabilities to Golden Sky Systems, Inc. The acquisition closed in January 1998.

                      DBS SEGMENT OF CUMBY CELLULAR, INC.
                                  CUMBY, TEXAS

                FINANCIAL STATEMENTS AND ADDITIONAL INFORMATION
                            AS OF DECEMBER 31, 1997
                       WITH INDEPENDENT AUDITOR'S REPORT

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of DBS Segment of Cumby Cellular, Inc.

     We have audited the accompanying balance sheet of DBS Segment of Cumby Cellular, Inc. (the Segment) as of December 31, 1997 and the related statement of income, segment equity, and cash flows for the year then ended. These financial statements are the responsibility of the Segment's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DBS Segment of Cumby Cellular, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     As discussed in Note 9 to the financial statements, on June 10, 1998, the Segment signed a letter of intent to transfer its DirecTV Distribution Business and to sell substantially all of its assets and operations to a third party.

                                            Curtis Blakely & Co., P.C.

Longview, Texas
February 3, 1998
(except for Notes 8 and 9
as to which the date is July 23, 1998)

                      DBS SEGMENT OF CUMBY CELLULAR, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

Current Assets:
  Cash and cash equivalents.................................  $  171,165
  Accounts receivable -- customers..........................      98,168
  Notes receivable..........................................      19,567
  Accounts receivable -- affiliates.........................      71,775
  Inventory.................................................      26,995
  Prepaid income taxes......................................       7,709
                                                              ----------
          Total Current Assets..............................     395,379
                                                              ----------
Property, Plant and Equipment:
  Plant in service..........................................      16,250
  Less: Accumulated depreciation............................       6,318
                                                              ----------
          Net Property, Plant and Equipment.................       9,932
                                                              ----------
DBS Franchise...............................................     583,377
                                                              ----------
NRTC and RTFC equity certificates...........................     139,149
                                                              ----------
          Total Assets......................................  $1,127,837
                                                              ==========

                     LIABILITIES AND SEGMENT EQUITY

Current Liabilities:
  Current maturities of long-term debt......................  $  165,779
  Accounts payable..........................................     134,176
  Accounts payable -- affiliate.............................      12,476
  Deferred revenue..........................................      81,995
  Accrued Interest payable..................................       4,529
                                                              ----------
          Total Current Liabilities.........................     398,955
                                                              ----------
Long-Term Debt:
  Note payable -- RTFC......................................     648,157
                                                              ----------
Segment Equity..............................................      80,725
                                                              ----------
          Total Liabilities and Segment Equity..............  $1,127,837
                                                              ==========

  (The accompanying notes are an integral part of these financial statements.)

                      DBS SEGMENT OF CUMBY CELLULAR, INC.

                     STATEMENT OF INCOME AND SEGMENT EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1997

Operating Revenues:
  Programming revenue.......................................  $  984,956
  Equipment sales revenue...................................      83,679
  Installation revenue......................................       9,021
  Commission revenue........................................      11,128
  DSS repairs revenue.......................................       3,493
  Miscellaneous revenue.....................................       8,566
  Less: Uncollectible revenue...............................     (26,700)
                                                              ----------
          Total Operating Revenues..........................   1,074,143
                                                              ----------
Operating Expenses:
  Programming cost..........................................     681,395
  Cost of sales.............................................     146,508
  Salaries..................................................     100,616
  Amortization and depreciation.............................      94,886
  Telephone.................................................      25,646
  Advertising...............................................      12,702
  Other general and administrative..........................      12,408
  Commissions...............................................      10,157
  Accounting................................................       9,234
  DSS Installation costs....................................       3,989
  Training..................................................       2,008
  Taxes -- other than income taxes..........................         151
                                                              ----------
          Total Operating Expenses..........................   1,099,700
                                                              ----------
Operating Loss..............................................     (25,557)
Interest and Dividend Income................................      17,815
                                                              ----------
          Loss Before Interest and Taxes....................      (7,742)
Income Tax Benefit..........................................      29,613
Interest Expense............................................     (60,500)
                                                              ----------
          Net Loss..........................................     (38,629)
Segment Equity, Beginning...................................     119,354
                                                              ----------
Segment Equity, Ending......................................  $   80,725
                                                              ==========

  (The accompanying notes are an integral part of these financial statements.)

                      DBS SEGMENT OF CUMBY CELLULAR, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

Cash Flows from Operating Activities:
  Net loss..................................................  $(38,629)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................    94,886
     Noncash patronage dividends............................    (6,092)
  Change in assets and liabilities:
     Decrease in accounts receivable........................    23,127
     Decrease in inventory held for sale....................    10,513
     Increase in accounts payable and accruals..............    72,765
                                                              --------
          Total Adjustments.................................   195,199
                                                              --------
Net Cash Provided by Operating Activities...................   156,570
                                                              --------
Cash Flows from Investing Activities:
  Capital expenditures......................................    (5,133)
  Proceeds from sale of certificates of deposit.............   100,881
                                                              --------
Net Cash Provided by Investing Activities...................    95,748
                                                              --------
Cash Flows from Financing Activities:
  Payments of long-term debt................................  (140,971)
  Advances to affiliate.....................................   (39,412)
                                                              --------
Net Cash Used In Financing Activities.......................  (180,383)
                                                              --------
Net Increase in Cash and Cash Equivalents...................    71,935
Cash and Cash Equivalents at Beginning of Year..............    99,230
                                                              --------
Cash and Cash Equivalents at End of Year....................  $171,165
                                                              ========

  (The accompanying notes are an integral part of these financial statements.)

                      DBS SEGMENT OF CUMBY CELLULAR, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Nature of Operations

     DBS Segment Cellular, Inc. (the Segment) is a Segment of Cumby Cellular, Inc. (CCI). CCI is a wholly owned subsidiary of Cumby Telephone Cooperative, Inc. (the Company). The Segment was formed for the purpose of operating direct broadcast satellite (DBS) television systems purchased by the Company. The Company is an affiliated member of the National Rural Telecommunications Cooperative (NRTC). The NRTC has contracted with Hughes Communications Galaxy, Inc. (Hughes) to provide exclusive marketing rights for distribution of DirecTV satellite television programming in the United States. The marketing rights give the owner exclusive rights to distribution of DirecTV service within the contract area. Hughes controls the satellites that provide programming for DirecTV. At December 31, 1997, the Company had the operating rights for two counties in northeast Texas.

     The Segment is not a separate subsidiary of the Company nor has it been operated as a separate entity. The financial statements presented herein have been derived from the records of CCI and have been prepared to present the Segment's financial position, results of operations, and cash flows on a stand-alone basis. Accordingly, the financial statements include certain costs and expenses which have been allocated to the Segment by the Company. Such allocated expenses may or may not be indicative of what such expenses would have been had the Segment been operated as a separate entity.

  Revenue Recognition

     Revenues are earned for monthly direct broadcast satellite services which are billed to subscribers in advance. Subscribers may elect to prepay their service charges for one or more months. Revenue is recognized in the month the service is provided to the subscriber. Subscriber advance billings represent unearned revenues and are deferred until the service is provided. Equipment sales are recognized as revenue when the equipment is delivered to the customer.

  Inventory

     Inventory is stated at the lower of average cost or market and consists of satellite receivers, dishes, and accessories.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Segment to make a number of estimates and assumptions which affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from these estimates.

  Intangible Assets

     The cost of acquiring the rights to provide DirecTV satellite services are capitalized as intangible assets and are being amortized on a straight-line basis over ten years, which is the expected useful life of the revenue stream of those services.

  Income Taxes

     The Segment's operating results are consolidated with CCI's for tax filing purposes. An income tax benefit has been provided in the accompanying statement of operations for taxes recoverable from CCI. There are no significant differences between book and tax basis which would result in deferred tax assets or liabilities.

                      DBS SEGMENT OF CUMBY CELLULAR, INC.

NOTE 2 -- ACCOUNTS RECEIVABLE:

     Accounts receivable consists of amounts due from subscribers for monthly programming fees and for sales of satellite television equipment which have been delivered but not paid for. Accounts receivable as of December 31, 1997 are as follows:

Accounts receivable:
  Programming...............................................  $88,196
  Equipment sales...........................................    9,972
                                                              -------
                                                              $98,168
                                                              =======

NOTE 3 -- NOTES RECEIVABLE:

     The Segment provides customers the option of purchasing DBS equipment on credit. These payment plans have terms of four years and carry interest at 15 percent. Upon default by a customer, the Segment repossesses the equipment, transfers the resale value of the equipment to inventory, and records an allowance for the balance of the unpaid note receivable.

NOTE 4 -- RTFC AND NRTC EQUITY CERTIFICATES:

     The NRTC declares and the Segment receives a yearly patronage dividend based on the NRTC's profitability. Of the total dividend, 20 percent is received in cash and 80 percent is distributed in the form of NRTC patronage capital certificates, which will be redeemed in cash at a future date at the discretion of the NRTC. The Segment purchased an RTFC equity certificate as part of the RTFC loan requirements. This certificate is refunded by RTFC so that it maintains a balance equal to 10 percent of the loan balance. RTFC pays patronage dividends to the Segment.

NOTE 5 -- DBS FRANCHISE:

     The DBS franchise is being amortized over its 10 year life and is stated net of accumulated amortization of $337,745.

NOTE 6 -- LONG-TERM DEBT.

     The Segment is indebted to the Rural Telephone Finance Corporation as follows:

Note payable with Interest at RTFC variable rate (6.9% at
  December 31, 1997) due in quarterly installments through
  August 2002...............................................  $813,936
Current portion.............................................   165,779
                                                              --------
          Long-Term Debt....................................  $648,157
                                                              ========

NOTE 7 -- ADDITIONAL CASH FLOW INFORMATION:

Cash paid during 1997 for:
  Interest..................................................  $61,284
  Income tax................................................       --

NOTE 8 -- RELATED PARTY TRANSACTIONS:

     The Segment is party to various intercompany transactions with the Company. The Company purchased the DBS franchise rights under which the Segment provides DBS programming for $921,122 prior to the

                      DBS SEGMENT OF CUMBY CELLULAR, INC.

commencement of DBS operations in mid-1993. The franchise rights and debt were transferred by the Company to the Segment in 1993.

     The Company also allocates certain salary, benefits and overhead costs associated with operating the Segment to the Segment's expense accounts. These allocated costs totaled $100,810 for 1997. The Segment provided an income tax benefit to the Company of $29,613 in 1997. All other expenses are paid directly from the cash accounts of the Segment.

     Intercompany assets and liabilities included in the Segment's December 31, 1997 balance sheet are as follows:

Accounts receivable.........................................  $71,775
Accounts payable............................................   12,476

NOTE 9 -- SUBSEQUENT EVENTS:

     On June 10, 1998, the Company signed a letter of intent to sell substantially all of the Segment's assets to a third party.

                      DBS SEGMENT OF CUMBY CELLULAR, INC.
                                  CUMBY TEXAS

                              FINANCIAL STATEMENTS
                          AS OF JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                      DBS SEGMENT OF CUMBY CELLULAR, INC.

                                 BALANCE SHEETS
                                    JUNE 30
                                  (UNAUDITED)

                                     ASSETS

                                                                 1998         1997
                                                              ----------   ----------
Current Assets:
  Cash and cash equivalents.................................  $  235,311   $  181,141
  Certificates of deposit...................................          --      102,497
  Accounts receivable.......................................     107,110      140,159
  Accounts receivable -- affiliates.........................      71,775       71,775
  Inventory.................................................      21,115       30,085
  Prepaid income taxes......................................          --       22,144
                                                              ----------   ----------
          Total Current Assets..............................     435,311      547,801
                                                              ----------   ----------
Property, Plant and Equipment:
  Plant in service..........................................      16,250       15,515
  Less: Accumulated depreciation............................       7,943        4,730
                                                              ----------   ----------
          Net Property, Plant and Equipment.................       8,307       10,785
                                                              ----------   ----------
DBS Franchise...............................................     537,321      629,433
NRTC and RTFC equity certificates...........................     115,007      133,058
                                                              ----------   ----------
          Total Assets......................................  $1,095,946   $1,321,077
                                                              ==========   ==========
                           LIABILITIES AND SEGMENT EQUITY
Current Liabilities:
  Current maturities of long-term debt......................  $  169,280   $  145,175
  Accounts payable..........................................      81,372      123,285
  Accounts payable -- affiliate.............................      49,290       95,250
  Deferred revenue..........................................      76,114      127,140
  Accrued interest payable..................................       3,985        4,767
  Prepaid income taxes......................................      16,802           --
                                                              ----------   ----------
          Total Current Liabilities.........................     396,843      495,617
                                                              ----------   ----------
Long-Term Debt:
  Note payable -- RTFC......................................     570,798      740,078
Segment Equity..............................................     128,305       85,382
                                                              ----------   ----------
          Total Liabilities and Segment Equity..............  $1,095,946   $1,321,077
                                                              ==========   ==========

                          (See Selected Information.)

                      DBS SEGMENT OF CUMBY CELLULAR, INC.

                    STATEMENTS OF INCOME AND SEGMENT EQUITY
                        FOR THE SIX MONTHS ENDED JUNE 30
                                  (UNAUDITED)

                                                                1998       1997
                                                              --------   --------
Operating Revenues:
  Programming revenue.......................................  $674,793   $450,912
  Equipment sales revenue...................................    40,422     30,322
  Installation revenue......................................     5,730      4,117
  Commission revenue........................................       436        417
  DSS repairs revenue.......................................       384        870
  Miscellaneous revenue.....................................     6,522      4,601
  Less: Uncollectible revenue...............................   (11,572)   (12,744)
                                                              --------   --------
          Total Operating Revenues..........................   716,715    478,495
                                                              --------   --------
Operating Expenses:
  Programming cost..........................................   438,833    331,988
  Cost of sales.............................................    66,552     46,036
  Amortization and depreciation.............................    47,681     47,242
  Salaries..................................................    36,834     43,597
  Commissions...............................................     8,990      3,979
  Telephone.................................................     5,675     14,180
  Advertising...............................................     5,134      7,098
  Accounting................................................     4,952      4,581
  Other general and administrative..........................     3,801      6,349
  DSS Installation costs....................................     2,651         --
  Training..................................................        --      1,529
                                                              --------   --------
          Total Operating Expenses..........................   621,103    506,579
                                                              --------   --------
Operating Income (Loss).....................................    95,612    (28,084)
Interest and Dividend Income................................     3,297      7,336
                                                              --------   --------
Income (Loss) Before Interest and Taxes.....................    98,909    (20,748)
Income Tax (Expense) Benefit................................   (24,511)    17,500
Interest Expense............................................   (26,817)   (30,723)
                                                              --------   --------
Net Income (Loss)...........................................    47,581    (33,971)
Segment Equity, Beginning...................................    80,724    119,353
                                                              --------   --------
Segment Equity, Ending......................................  $128,305   $ 85,382
                                                              ========   ========

                          (See Selected Information.)

                      DBS SEGMENT OF CUMBY CELLULAR, INC.

                    STATEMENTS OF INCOME AND SEGMENT EQUITY
                        FOR THE SIX MONTHS ENDED JUNE 30
                                  (UNAUDITED)

                                                                1998       1997
                                                              --------   --------
Cash Flows from Operating Activities:
  Net income (loss).........................................  $ 47,581   $(33,971)
  Adjustments to reconcile net income (loss) to net cash
     provided by Operating activities:
     Depreciation and amortization..........................    47,681     47,242
  Change in assets and liabilities:
     Decrease in accounts receivable........................    10,625        693
     Decrease in inventory held for sale....................     5,880      7,422
     Decrease (increase) in prepaids........................     7,709    (17,500)
     (Decrease) increase in accounts payable and accruals...   (42,427)   110,323
                                                              --------   --------
          Total Adjustments.................................    29,468    148,180
                                                              --------   --------
          Net Cash Provided by Operating Activities.........    77,049    114,209
                                                              --------   --------
Cash Flows from Investing Activities:
  Capital expenditures......................................        --     (4,390)
  Purchase of certificate of deposit........................        --     (1,616)
                                                              --------   --------
          Net Cash Used in Investing Activities.............        --     (6,006)
                                                              --------   --------
Cash Flows from Financial Activities:
  Payments of long-tern debt................................   (73,859)   (69,654)
  Receipt of patronage refund...............................    24,142         --
  Advances from affiliate...................................    36,814     43,362
                                                              --------   --------
          Net Cash Used in Financing Activities.............   (12,903)   (26,292)
                                                              --------   --------
Net Increase in Cash and Cash Equivalents...................    64,146     81,911
Beginning Cash and Cash Equivalents.........................   171,165     99,230
                                                              --------   --------
Ending Cash and Cash Equivalents............................  $235,311   $181,141
                                                              ========   ========

                          (See Selected Information.)

                      DBS SEGMENT OF CUMBY CELLULAR, INC.

                              SELECTED INFORMATION
                                 JUNE 30, 1998

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Nature of Operations

     DBS Segment of Cumby Cellular, Inc. (the Segment) is a Segment of Cumby Cellular, Inc. (CCI). CCI is a wholly owned subsidiary of Cumby Telephone Cooperative, Inc. (the Company). The Segment was formed for the purpose of operating direct broadcast satellite (DBS) television systems purchased by the Company. The Company is an affiliated associate member of the National Rural Telecommunications Cooperation (NRTC). The NRTC has contracted with Hughes Communications Galaxy, Inc. (Hughes) to provide exclusive marketing rights for distribution of DirecTV satellite television programming in the United States. The marketing rights give the owner exclusive rights to distribution of DirecTV service within the contract area. Hughes controls the satellites that provide programming for DirecTV. At June 30, 1998, the Company had the operating rights for two counties In northeast Texas.

     The Segment is not a separate subsidiary of the Company nor has it been operated as a separate entity. The financial statements presented herein have been derived from the records of CCI and have been prepared to present the Segment's financial position, results of operations, and cash flows on a stand-alone basis. Accordingly, the financial statements Include certain costs and expenses which have been allocated to the Segment by the Company. Such allocated expenses may or may not be indicative of what such expenses would have been had the Segment been operated as a separate entity.

  Revenue Recognition

     Revenues are earned for monthly direct broadcast satellite services which are billed to subscribers in advance. Subscribers may elect to prepay their service charges for one or more months. Revenue is recognized in the month the service is provided to the subscriber. Subscriber advance billings represent unearned revenues and are deferred until the service is provided. Equipment sales are recognized as revenue when the equipment is delivered to the customer.

  Inventory

     Inventory is stated at the lower of average cost or market and consists of satellite receivers, dishes, and accessories.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Segment to make a number of estimates and assumptions which affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from these estimates.

  Intangible Assets

     The cost of acquiring the rights to provide DirecTV satellite services are capitalized as intangible assets and are being amortized on a straight-line basis over ten years, which is the expected useful life of the revenue stream of those services.

                      DBS SEGMENT OF CUMBY CELLULAR, INC.

  Income Taxes

     The Segment's operating results are consolidated with CCI's for tax filing purposes. An income tax (expense) benefit has been provided in the accompanying statement of operations for taxes (owed) recoverable (to) from CCI. There are no significant differences between book and tax basis which would result in deferred tax assets or liabilities.

NOTE 2 -- SUBSEQUENT EVENTS:

     On June 10, 1998, the Company signed a letter of intent to sell substantially all of the Segment's assets to a third party.

                           DIRECT BROADCAST SATELLITE
                      (A SEGMENT OF VOLCANO VISION, INC.)
                             PINE GROVE, CALIFORNIA

                          INDEPENDENT AUDITOR'S REPORT
                                      AND
                              FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Volcano Vision, Inc.

     We have audited the accompanying balance sheet of Direct Broadcast Satellite (the Segment), a segment of Volcano Vision, Inc., as of December 31, 1997, and the related statements of income, segment deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Segment's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Direct Broadcast Satellite as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            MOSS ADAMS LLP

Stockton, California
July 24, 1998

                           DIRECT BROADCAST SATELLITE
                      (A SEGMENT OF VOLCANO VISION, INC.)

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

CURRENT ASSETS
  Accounts receivable, less allowance for doubtful accounts
     of $35,000.............................................  $  342,119
  Inventory.................................................     173,962
  Prepaid expenses..........................................      10,888
                                                              ----------
          Total current assets..............................     526,969
                                                              ----------
NONCURRENT ASSETS
  Property and equipment (net of accumulated depreciation of
     $184,117)..............................................     347,631
  Intangible assets (net of accumulated amortization of
     $521,760)..............................................     968,983
  NRTC patronage capital certificates.......................      91,230
                                                              ----------
          Net noncurrent assets.............................   1,407,844
                                                              ----------
                                                              $1,934,813
                                                              ==========

                    LIABILITIES AND SEGMENT DEFICIT

CURRENT LIABILITIES
  Account payable -- trade..................................  $  216,913
  Payable to affiliates.....................................     430,350
  Unearned revenue..........................................     330,643
  Customer deposits.........................................       1,705
                                                              ----------
          Total current liabilities.........................     979,611
                                                              ----------
NOTE PAYABLE TO AFFILIATE...................................   1,490,743
                                                              ----------
SEGMENT DEFICIT.............................................    (535,541)
                                                              ----------
                                                              $1,934,813
                                                              ==========

                            See accompanying notes.

                           DIRECT BROADCAST SATELLITE
                      (A SEGMENT OF VOLCANO VISION, INC.)

                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997

REVENUES
  Programming...............................................  $3,650,208
  Equipment and installation sales..........................     274,240
  Lease and other...........................................     112,915
                                                              ----------
          Total revenues....................................   4,037,363
                                                              ----------
COST OF REVENUES
  Programming costs.........................................   2,544,709
  Equipment and installation costs..........................     355,139
  Other costs...............................................      17,211
                                                              ----------
  Total cost of revenues....................................   2,917,059
                                                              ----------
          Gross profit......................................   1,120,304
                                                              ----------
EXPENSES
  Salaries, wages, and commissions..........................     304,585
  Selling, general, and administrative......................     334,032
  Depreciation and amortization.............................     229,015
  Marketing.................................................      74,723
  Bad debt expense..........................................      62,472
                                                              ----------
          Total expenses....................................   1,004,827
                                                              ----------
OPERATING INCOME............................................     115,477
                                                              ----------
OTHER INCOME AND (EXPENSES)
  Patronage dividends.......................................      43,052
  Interest expense..........................................    (104,594)
                                                              ----------
          Total other income and (expenses).................     (61,542)
                                                              ----------
          NET INCOME........................................  $   53,935
                                                              ==========

                            See accompanying notes.

                           DIRECT BROADCAST SATELLITE
                      (A SEGMENT OF VOLCANO VISION, INC.)

                          STATEMENT OF SEGMENT DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                               SEGMENT
                                                               DEFICIT
                                                              ---------
BALANCE AT DECEMBER 31, 1996................................  $(268,556)
  Segment contribution to the Company.......................   (320,920)
  Net income................................................     53,935
                                                              ---------
BALANCE AT DECEMBER 31, 1997................................  $(535,541)
                                                              =========

                            See accompanying notes.

                           DIRECT BROADCAST SATELLITE
                      (A SEGMENT OF VOLCANO VISION, INC.)

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................................  $  53,935
  Adjustments to reconcile net income to net cash from
     operating activities:
     Depreciation and amortization..........................    229,015
     Provision for doubtful accounts........................     35,000
     Patronage dividend -- noncash..........................    (30,137)
     Increase (Decrease) in cash due to changes in assets
      and liabilities:
       Accounts receivable..................................     10,189
       Inventory............................................     38,572
       Prepaid expenses.....................................     (3,803)
       Accounts payable -- trade............................    (99,506)
       Unearned revenue.....................................   (196,887)
       Customer deposits....................................      1,625
                                                              ---------
          Net cash from operating activities................     38,003
                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Change in payable to affiliates...........................    221,646
  Purchase of property and equipment........................    (14,139)
  Sale of property and equipment............................     75,410
                                                              ---------
          Net cash from investing activities................    282,917
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Cash contribution to Volcano Vision, Inc..................   (320,920)
                                                              ---------
          Net cash from financing activities................   (320,920)
                                                              ---------
NET CHANGE IN CASH..........................................         --
CASH, beginning of year.....................................         --
                                                              ---------
CASH, end of year...........................................  $      --
                                                              =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
          Cash paid for interest............................  $      --
                                                              =========

                            See accompanying notes.

                           DIRECT BROADCAST SATELLITE
                      (A SEGMENT OF VOLCANO VISION, INC.)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

     Description of Operations -- Direct Broadcast Satellite (the Segment) is a segment of Volcano Vision, Inc. (the Company). The Company is a wholly-owned subsidiary of Volcano Communications Company (the Parent). The Segment was formed in August 1994 for the purpose of operating direct broadcast satellite
(DBS) television systems. The Company is an affiliated associate member of the National Rural Telecommunications Cooperative (NRTC). The NRTC has contracted with Hughes Communications Galaxy, Inc. (Hughes), to provide exclusive marketing rights for distribution of DirecTV satellite television programming in the United States. The marketing rights give the owner exclusive rights to distribution of DirecTV service within the contract area. In 1994, Hughes launched the satellites that provide programming for DirecTV. At December 31, 1997, the Company had the operating rights for five counties in California and four counties in Nevada.

     The financial statements presented represent the financial position and operations of the Segment, which operates as part of the Company.

     Presentation -- The Segment is not a separate subsidiary of the Company, nor has it been operated as a separate entity. The financial statements presented herein have been derived from the records of the Company and have been prepared to present the Segment's financial position, results of operations, and cash flows on a stand-alone basis. Accordingly, the financial statements include certain costs and expenses that have been allocated to the Segment by the Company. Such allocated expenses may or may not be indicative of what such expenses would have been had the Segment been operated as a separate entity.

     Revenue Recognition -- Programming revenue is recognized in the month the service is provided to the subscriber. Unearned revenues represent subscriber advance billing and are deferred until the service is provided. Equipment and installation sales and related costs are recognized when the equipment is delivered to the customer.

     Inventory -- Inventory is stated at the lower of average cost or market and consists of satellite receivers, dishes, and accessories.

     Accounts Receivable -- Accounts receivable consist primarily of amounts due from subscribers for monthly programming and equipment lease billings.

     Customer Billing and Digital Satellite TV (DSTV) Services -- The National Rural Telecommunications Cooperative (NRTC), under contractual arrangements with the Company, performs the billing and national marketing functions for the DSTV service provided to customers. The sales revenue and the customer receivables for the DSTV services, as reflected in the financial statements, are recorded from the monthly billing reports provided by NRTC.

     Intangible Assets -- The cost of acquiring the rights to provide DirecTV satellite services are capitalized as intangible assets and are being amortized on a straight-line basis over ten years, which is the expected useful life of the satellites providing DBS services.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- As a result of their short-term nature, financial instruments consisting of receivables and accounts payable are carried at cost, which approximates fair value.

     Long-lived Assets -- Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount

                           DIRECT BROADCAST SATELLITE
                      (A SEGMENT OF VOLCANO VISION, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by that asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

     Property and Equipment -- Property and equipment is recorded at cost and is depreciated over the estimated useful lives using the straight-line method. Estimated useful lives range from 5 to 32 years.

     Income taxes -- The Segment's operating results are included in the Company's operations and consolidated with the Parent's return for tax filing purposes. The Segment is not directly subject to income taxes, as it is operated as a segment of the Company. The Company did not allocate tax expense to the Segment and, accordingly, no provision for income taxes has been made.

NOTE 2 -- LEASING ARRANGEMENT FOR SUBSCRIBER EQUIPMENT

     In addition to selling satellite television equipment, the Segment also leases the equipment to customers at fixed monthly rental charges. These leases are month-to-month without a minimum lease term in which the customer may return the equipment at any time.

     These leases qualify as operating leases and, accordingly, the leased units are either purchased direct or transferred from the Segment's inventory of existing units at average cost and included in property and equipment at cost. Leased units are depreciated on a straight-line basis over a five-year period. Rental income is recognized in the month earned.

     The carrying amount of leased equipment included in property and equipment at December 31, 1997, is as follows:

                                                                1997
                                                              ---------
Cost........................................................  $ 295,364
Accumulated depreciation....................................   (137,805)
                                                              ---------
                                                              $ 157,559
                                                              =========

     Lease income under the above arrangements is recognized when billed to the customer, and totaled $76,202 in 1997.

NOTE 3 -- NRTC PATRONAGE DIVIDENDS

     The NRTC declares and the Segment receives a yearly patronage dividend based on the NRTC's profitability. Of the total dividend, 20% is received in cash, and 80% is distributed in the form of NRTC patronage capital certificates, which will be redeemed in cash at a future date at the discretion of the NRTC. The Segment has recorded an asset and dividend income for the noncash portion of the patronage dividend.

                           DIRECT BROADCAST SATELLITE
                      (A SEGMENT OF VOLCANO VISION, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- RELATED-PARTY TRANSACTIONS

     The Segment is party to various intercompany transactions with the Parent and one of its subsidiaries, The Volcano Telephone Company, for payroll-related charges and administrative expenses. Accordingly, the financial statements include the following intercompany liabilities at December 31, 1997:

                                                                 1997
                                                              ----------
Accounts payable............................................  $  117,294
Accrued interest............................................     313,056
Long-term debt..............................................   1,490,743
                                                              ----------
                                                              $1,921,093
                                                              ==========

     Long-term debt includes $1,490,743 due to the Parent for the purchase of DBS franchise rights in 1994. This debt carries a fixed interest rate of 7%.

NOTE 5 -- SUBSEQUENT EVENTS

     On July 10, 1998, the Company entered into an agreement to sell its franchise rights and related DBS assets and liabilities to Golden Sky Systems, Inc. The acquisition is expected to close no later than February 27, 1999.

                           DIRECT BROADCAST SATELLITE
                      (A SEGMENT OF VOLCANO VISION, INC.)
                             PINE GROVE, CALIFORNIA

                              FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 1998 AND FOR THE
                 NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                           DIRECT BROADCAST SATELLITE
                      (A SEGMENT OF VOLCANO VISION, INC.)

                                 BALANCE SHEET
                               SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                     ASSETS

                                                                 1998
                                                              ----------
CURRENT ASSETS
  Accounts receivable, less allowance for doubtful accounts
     of $35,000.............................................  $  604,239
  Inventory.................................................     152,512
  Prepaid expenses..........................................       2,753
                                                              ----------
          Total current assets..............................     759,504
                                                              ----------
NONCURRENT ASSETS
  Property and equipment (net of accumulated depreciation of
     $244,348)..............................................     288,667
  Intangible assets (net of accumulated amortization of
     $633,566)..............................................     857,177
  NRTC patronage capital certificates.......................     119,323
                                                              ----------
          Net noncurrent assets.............................   1,265,167
                                                              ----------
                                                              $2,024,671
                                                              ==========

                    LIABILITIES AND SEGMENT DEFICIT

CURRENT LIABILITIES
  Account payable -- trade..................................  $  549,284
  Payable to affiliates.....................................     613,226
  Unearned revenue..........................................     289,612
  Customer deposits.........................................       7,319
                                                              ----------
          Total current liabilities.........................   1,459,441
                                                              ----------
NOTE PAYABLE TO AFFILIATE...................................   1,490,743
                                                              ----------
SEGMENT DEFICIT.............................................    (925,513)
                                                              ----------
                                                              $2,024,671
                                                              ==========

                            See accompanying notes.

                           DIRECT BROADCAST SATELLITE
                      (A SEGMENT OF VOLCANO VISION, INC.)

                              STATEMENT OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                                 1998         1997
                                                              ----------   ----------
REVENUES
  Programming...............................................  $3,789,373   $2,578,499
  Equipment and installation sales..........................     172,680      130,389
  Lease and other...........................................      56,615       69,123
                                                              ----------   ----------
          Total revenues....................................   4,018,668    2,778,011
                                                              ----------   ----------
COST OF REVENUES
  Programming costs.........................................   2,568,911    1,766,200
  Equipment and installation costs..........................     212,297      193,389
  Other costs...............................................       1,863       10,436
                                                              ----------   ----------
          Total cost of revenues............................   2,783,071    1,970,025
                                                              ----------   ----------
          Gross profit......................................   1,235,597      807,986
                                                              ----------   ----------
EXPENSES
  Salaries, wages, and commissions..........................     256,199      190,388
  Selling, general and administrative.......................     235,308      182,873
  Depreciation and amortization.............................     172,037      178,373
  Marketing.................................................      27,744       57,239
  Bad debt expense..........................................          --       19,894
                                                              ----------   ----------
          Total expenses....................................     691,288      628,767
                                                              ----------   ----------
OPERATING INCOME............................................     544,309      179,219
                                                              ----------   ----------
OTHER INCOME AND (EXPENSES)
  Patronage dividends.......................................      40,134       43,052
  Interest expense..........................................     (77,944)     (78,478)
                                                              ----------   ----------
          Total other income and (expenses).................     (37,810)     (35,426)
                                                              ----------   ----------
          NET INCOME........................................  $  506,499   $  143,793
                                                              ==========   ==========

                            See accompanying notes.

                           DIRECT BROADCAST SATELLITE
                      (A SEGMENT OF VOLCANO VISION, INC.)

                              STATEMENT OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                                1998        1997
                                                              ---------   ---------
BALANCE BEGINNING...........................................  $(535,541)  $(269,359)
  Segment contribution to the Company.......................   (896,471)   (447,773)
  Net income................................................    506,499     143,793
                                                              ---------   ---------
BALANCE ENDING..............................................  $(925,513)  $(573,339)
                                                              =========   =========

                            See accompanying notes.

                           DIRECT BROADCAST SATELLITE
                      (A SEGMENT OF VOLCANO VISION, INC.)

                            STATEMENT OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                                1998        1997
                                                              ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................................  $ 506,499   $ 143,793
  Adjustments to reconcile net income to net cash from
     operating activities:
     Depreciation and amortization..........................    172,037     178,373
     Patronage dividend -- noncash..........................    (28,093)    (30,137)
     Increase (Decrease) in cash due to changes in assets
      and liabilities:
       Accounts receivable..................................   (262,120)     51,595
       Inventory............................................     21,450       8,295
       Prepaid expenses.....................................      8,135       7,085
       Accounts payable -- trade............................    332,371      85,462
       Unearned revenue.....................................    (41,031)   (126,862)
       Customer deposits....................................      5,614       1,280
                                                              ---------   ---------
          Net cash from operating activities................    714,862     318,884
                                                              ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Change in payable to affiliates...........................    182,876      77,461
  Purchase of property and equipment........................     (1,267)    (13,549)
  Sale of property and equipment............................         --      64,977
                                                              ---------   ---------
          Net cash from investing activities................    181,609     128,889
                                                              ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Cash contribution to Volcano Vision, Inc..................   (896,471)   (447,773)
                                                              ---------   ---------
          Net cash from financing activities................   (896,471)   (447,773)
                                                              ---------   ---------
NET CHANGE IN CASH..........................................         --          --
CASH, beginning of year.....................................         --          --
                                                              ---------   ---------
CASH, end of year...........................................  $      --   $      --
                                                              =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $      --   $      --
                                                              =========   =========

                            See accompanying notes.

                           DIRECT BROADCAST SATELLITE
                      (A SEGMENT OF VOLCANO VISION, INC.)

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying financial statements reflect all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of the changes in financial position, results of operations, and cash flows for the interim periods reported.

     The results of operations for the nine months ended September 30, 1998 and 1997, are not necessarily indicative of the results to be expected for the full year.

NOTE 2 -- DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

     Description of Operations -- Direct Broadcast Satellite (the Segment) is a segment of Volcano Vision, Inc. (the Company). The Company is a wholly-owned subsidiary of Volcano Communications Company (the Parent). The Segment was formed in August 1994 for the purpose of operating direct broadcast satellite
(DBS) television systems. The Company is an affiliated associate member of the National Rural Telecommunications Cooperative (NRTC). The NRTC has contracted with Hughes Communications Galaxy, Inc. (Hughes), to provide exclusive marketing rights for distribution of Direct satellite television programming in the United States. The marketing rights give the owner exclusive rights to distribution of DirecTV service within the contract area. In 1994, Hughes launched the satellites that provide programming for DirecTV. At December 31, 1997, the Company had the operating rights for five counties in California and four counties in Nevada.

     The financial statements presented represent the financial position and operations of the Segment, which operates as part of the Company.

     Presentation -- The Segment is not a separate subsidiary of the Company, nor has it been of operated as a separate entity. The financial statements presented herein have been derived from the records of the Company and have been prepared to present the Segment's financial position, results of operations, and cash flows on a stand-alone basis. Accordingly, the financial statements include certain cost and expenses that have been allocated to the Segment by the Company. Such allocated expenses may or may not be indicative of what such expenses would have been had the Segment been operated as a separate entity.

     Revenue Recognition -- Programming revenue is recognized in the month the service is provided to the subscriber. Unearned revenues represent subscriber advance billing and are deferred until the service is provided. Equipment and installation sales and related costs are recognized when the equipment is delivered to the customer.

     Inventory -- Inventory is stated at the lower of average cost or market and consists of satellite receivers, dishes, and accessories.

     Accounts Receivable -- Accounts receivable consist primarily of amounts due from subscribers for monthly programming and equipment lease billings.

     Customer Billing and Digital Satellite TV (DSTV) Services -- The National Rural Telecommunications Cooperative (NRTC), under contractual arrangements with the Company, performs the billing and national marketing functions for the DSTV services provided to customers. The sales revenue and the customer receivables for the DSTV services, as reflected in the financial statements, are recorded from the monthly billing reports provided by NRTC.

                           DIRECT BROADCAST SATELLITE
                      (A SEGMENT OF VOLCANO VISION, INC.)

             NOTES TO UNAUDITED FINANCIAL STATEMENTS -- (CONTINUED)

     Intangible Assets -- The cost of acquiring the rights to provide DirecTV satellite services are capitalized as intangible assets and are being amortized on a straight-line basis over ten years, which is the expected useful life of the satellites providing DBS services.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- As a result of their short-term nature, financial instruments consisting of receivables and accounts payable are carried at cost, which approximates fair value.

     Long-lived Assets -- Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by that asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     Property and Equipment -- Property and equipment is recorded at cost and is depreciated over the estimated useful lives using the straight-line method. Estimated useful lives range from 5 to 32 years.

     Income taxes -- The Segment's operating results are included in the Company's operations and consolidated with the Parent's return for tax filing purposes. The Segment it is not directly subject to income taxes, as it is operated as a segment of the Company. The Company did not allocate tax expense to the Segment and, accordingly, no provision for income taxes has been made.

NOTE 3 -- SUBSEQUENT EVENTS

     On July 10, 1998, the Company entered into an agreement to sell its franchise rights and related DBS assets and liabilities to Golden Sky Systems, The acquisition is expected to close no later than February 27, 1999.

                           WESTERN MONTANA DBS, INC.
                             dba ROCKY MOUNTAIN DBS

                              FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Western Montana DBS, Inc.
dba Rocky Mountain DBS:

     We have audited the accompanying balance sheet of Western Montana DBS, Inc. dba Rocky Mountain DBS as of December 31, 1997, and the related statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Montana DBS, Inc. dba Rocky Mountain DBS as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            LOUCKS & GLASSLEY, PLLP

June 19, 1998
Great Falls, Montana

                           WESTERN MONTANA DBS, INC.
                             dba ROCKY MOUNTAIN DBS

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                     ASSETS

CURRENT ASSETS
  Cash and Equivalents (Note 4).............................  $  198,909
  Trade Receivables, net of allowance for doubtful accounts
     of $6,000 (Note 3).....................................     194,202
  Inventories...............................................      22,442
  Prepaid Expenses..........................................       1,559
  Due from Golden Sky Systems, Inc. (Note 2)................   2,585,000
                                                              ----------
          Total Current Assets..............................   3,002,112
                                                              ----------
FURNITURE AND EQUIPMENT
  Furniture and Equipment...................................      79,817
  Accumulated Depreciation..................................     (28,751)
                                                              ----------
          Net Furniture and Equipment.......................      51,066
                                                              ----------
INTANGIBLE ASSETS
  Franchise Costs...........................................   1,046,171
  Accumulated Amortization..................................    (383,606)
                                                              ----------
                                                                 662,565
OTHER ASSETS
  NRTC Patronage Capital (Note 5)...........................     128,275
                                                              ----------
                                                                 128,275
                                                              ----------
                                                              $3,844,018
                                                              ==========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Trade Payables............................................  $  184,672
  Unearned Revenues.........................................     250,854
  Accrued Salaries and Other................................     111,808
                                                              ----------
          Total Current Liabilities.........................     547,334
                                                              ----------
STOCKHOLDERS' EQUITY
  Common Stock, No Par Value, Authorized 50,000 Shares,
     10,463 Shares Issued and Outstanding...................   1,124,739
  Retained Earnings.........................................   2,171,945
                                                              ----------
          Total Stockholders' Equity........................   3,296,684
                                                              ----------
                                                              $3,844,018
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                           WESTERN MONTANA DBS, INC.
                             dba ROCKY MOUNTAIN DBS

                                INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997

Revenues
  DSS programming revenues..................................   $3,943,940
  DSS equipment sales.......................................      113,153
  Other DSS sales...........................................       34,894
                                                               ----------
                                                                4,091,987
Cost of revenues
  Programming costs.........................................    2,242,450
  DSS equipment costs.......................................      113,153
  Other DSS cost of revenues................................       13,970
  Rebates...................................................      308,699
                                                               ----------
                                                                2,678,272
                                                               ----------
          Gross profit......................................    1,413,715
                                                               ----------
Selling, general & administrative expenses
  Salaries, wages and commissions...........................      449,121
  Amortization and depreciation.............................      121,013
  Bad debt expense..........................................       28,024
  Marketing and advertising.................................      181,469
  Other selling, general and administrative.................      168,028
                                                               ----------
                                                                  947,655
                                                               ----------
          Operating income..................................      466,060
                                                               ----------
Other income (expenses)
  Patronage income (Note 5).................................       36,545
  Interest income...........................................      255,889
  Interest expense..........................................         (218)
  Gain on sale of Colorado franchise territories (Note 2)...    4,654,996
                                                               ----------
                                                                4,947,212
                                                               ----------
          Net income........................................   $5,413,272
                                                               ==========

   The accompanying notes are an integral part of these financial statements.

                           WESTERN MONTANA DBS, INC.
                             dba ROCKY MOUNTAIN DBS

                         STATEMENT OF RETAINED EARNINGS
                            AS OF DECEMBER 31, 1997

Balance, Beginning of Year..................................   $  (484,136)
  Net Income (Loss).........................................     5,413,272
  Dividends and Distributions...............................    (2,757,191)
                                                               -----------
Balance, End of Year........................................   $ 2,171,945
                                                               ===========

   The accompanying notes are an integral part of these financial statements.

                           WESTERN MONTANA DBS, INC.
                             dba ROCKY MOUNTAIN DBS

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

Cash Flows from Operating Activities
  Net income................................................  $ 5,413,272
  Adjustments to Reconcile Net Income to Net Cash Provided
     by Operating Activities:
     Depreciation and Amortization..........................      121,013
     Gain on Sale of Colorado Franchise Territories.........   (4,654,996)
     (Increase) decrease in:
       Trade Accounts Receivable............................       83,627
       Inventories..........................................      (10,026)
       Prepaids.............................................         (139)
       NRTC Patronage Capital...............................      (36,545)
       Accrued Interest -- Golden Sky Systems...............     (235,000)
     Increase (decrease) in:
       Trade Accounts Payable...............................     (171,159)
       Accrued Expenses.....................................       86,535
       Unearned Revenues....................................     (297,489)
                                                              -----------
          Net Cash Provided by Operating Activities.........      299,093
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of Property, Plant and Equipment.................      (44,931)
  Proceeds from Sale of Franchise Territories...............    2,450,336
                                                              -----------
          Net Cash Provided by Investing Activities.........    2,405,405
                                                              -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Distributions to Stockholders.............................   (2,757,191)
                                                              -----------
          Net Cash Used by Financing Activities.............   (2,757,191)
Net Decrease in Cash........................................      (52,693)
Cash, Beginning of Year.....................................      251,602
                                                              -----------
Cash, End of Year...........................................  $   198,909
                                                              ===========
SUPPLEMENTAL DISCLOSURES:
  Cash paid during the year for interest....................  $       218
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                           WESTERN MONTANA DBS, INC.
                             dba ROCKY MOUNTAIN DBS

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Nature of Operations

     Western Montana DBS, Inc., dba Rocky Mountain DBS (the Company) was formed in June 1993 for the purpose of acquiring and operating direct broadcast satellite television operating rights. The Company is an affiliated associate member of the National Rural Telecommunications Cooperative (NRTC). The NRTC has contracted with Hughes Communications Galaxy, Inc. (Hughes), to provide exclusive marketing rights for distribution of DirecTV satellite television programming in the United States. The marketing rights give the owner exclusive rights to distribution of DirecTV service within the contract area. In 1994, Hughes launched the satellites that provide programming for DirecTV. At December 31, 1997, the Company had the operating rights for five counties in Montana and three counties in Idaho. The operating rights for three counties in Colorado were sold in 1997 (Note 2).

  Revenue Recognition

     Revenues are earned for monthly direct broadcast satellite services which are billed to subscribers in advance. Subscribers may elect to prepay their service charges for one or more months. Revenue is recognized in the month the service is provided to the subscriber. Subscriber advance billings represent unearned revenues and are deferred until the service is provided. Coupons issued by NRTC may be used, with some restrictions, to pay a portion of a customer's account receivable. No provision is made for the subsequent use of these coupons.

  Inventories

     Inventories are stated at the lower of average cost or market and consist of receivers, satellite dishes, and satellite TV accessories.

  Use of Estimates

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Fair Value of Financial Instruments

     Financial instruments consisting of receivables and accounts payable are carried at cost, which approximates fair value, as a result of the short-term nature of the instruments.

  Intangible Assets

     The cost of acquiring the rights to provide DirecTV satellite services are capitalized as intangible assets and are being amortized on a straight-line basis over ten years, which is the expected useful life of the revenue stream of those services.

                           WESTERN MONTANA DBS, INC.
                             dba ROCKY MOUNTAIN DBS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Income Taxes

     Effective January 1, 1995, the Company elected to be taxed as a Subchapter S Corporation. As such, any income tax is payable by the shareholders and not the Company, therefore there is no income tax expense recorded.

  Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with and original maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 1997.

  Major Suppliers/Economic Dependency

     The Company's sole supplier is the NRTC. In addition, NRTC provides all computer services relative to customer service, accounts receivable billing, and the determination of unearned revenue.

  Property, Plant and Equipment

     Property, plant and equipment consists principally of office equipment, computer equipment and a vehicle. The assets are being depreciated over five to seven years using accelerated depreciation methods. Depreciation expense for the year ended December 31, 1997 is $9,475.

  Marketing and Advertising

     Advertising costs are charged to expense as incurred. The Company often subsidizes the cost of equipment for new subscribers by providing such equipment at a sales price below the Company's cost. The Company records the cost of the equipment up to the amount of the sales price to the subscriber. Any excess cost over sales price is recorded in sales and marketing expense.

NOTE 2 -- GAIN ON SALE OF COLORADO FRANCHISE TERRITORIES

     In May of 1997, the Company contracted to sell its Colorado subscribers to Golden Sky Systems, Inc. for $4,700,000. The Company estimates these customers comprise some 21% of the customer base and account for some 31% of total subscriber revenues ($402,000 from January 1, 1997, to May 1, 1997). Golden Sky purchased the accounts receivable for the Colorado subscribers as well as assuming the unearned revenue liability for those subscribers. Since the unearned revenues exceeded the accounts receivable, there was an effective increase in purchase price over the amount paid in cash. The Company had no other assets related to the Colorado operations.

NOTE 3 -- ACCOUNTS RECEIVABLE

     Trade receivables consist of amounts due from subscribers for monthly programming fees. These unsecured receivables arise solely from customers in the franchise territories listed in Note 1.

NOTE 4 -- CONCENTRATION OF CREDIT RISK

     The Company maintains cash balances at various banks. Cash accounts at the banks are insured by the FDIC for up to $100,000. Amounts in excess of the insured limits were approximately $342,012 at December 31, 1997.

                           WESTERN MONTANA DBS, INC.
                             dba ROCKY MOUNTAIN DBS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5 -- NRTC PATRONAGE CAPITAL

     The Company is a non-voting affiliate of NRTC and receives annual patronage capital credits which are recorded as income. These cumulative capital credits are not marketable and the value is dependent on the future financial position of NRTC.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

     The Company occupies its offices on a month to month to month rental arrangement. Rent expense was $9,923. A shareholder has sued the Company, claiming a finders fee on the sale of the Colorado franchise territories to Golden Sky Systems, Inc. Management is vigorously contesting this action both as to liability and damages. No provision has been made in the financial statement for this claim.

NOTE 7 -- SUBSEQUENT EVENT

     The Company has signed a letter of intent to be acquired by Golden Sky Systems, Inc. Company shareholders will receive both cash and shares in Golden Sky Holdings, Inc. in this transaction.

                           WESTERN MONTANA DBS, INC.
                             dba ROCKY MOUNTAIN DBS

                              FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                           WESTERN MONTANA DBS, INC.
                             dba ROCKY MOUNTAIN DBS

                                 BALANCE SHEETS
                       AS OF SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                     ASSETS

                                                                 1998         1997
                                                              ----------   ----------
Current Assets
  Cash and Equivalents......................................  $    4,521   $  871,182
  Trade Receivables, net of allowance for doubtful accounts
     of $6,000
     in 1998................................................     226,549      163,191
  Inventories...............................................      17,288       21,449
  Due from Golden Sky Systems, Inc..........................          --    2,496,875
                                                              ----------   ----------
          Total Current Assets..............................     248,358    3,552,697
Furniture and Equipment
  Furniture and Equipment...................................      82,431       40,174
  Accumulated Depreciation..................................     (43,670)     (23,505)
                                                              ----------   ----------
          Net Furniture and Equipment.......................      38,761       16,669
                                                              ----------   ----------
Intangible Assets
  Franchise Costs...........................................   1,046,171    1,046,171
  Accumulated Amortization..................................    (462,069)    (345,515)
                                                              ----------   ----------
                                                                 584,102      700,656
                                                              ----------   ----------
Other Assets
  Prepaid Expenses..........................................          --          546
  NRTC Patronage Capital....................................     128,275       91,730
                                                              ----------   ----------
                                                                 128,275       92,276
                                                              ----------   ----------
                                                              $  999,496   $4,362,298
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Trade Payables............................................  $  227,831   $  272,362
  Unearned Revenues.........................................     198,818      397,781
  Accrued Salaries and Other................................       2,832        8,972
                                                              ----------   ----------
          Total Current Liabilities.........................     429,481      679,115
                                                              ----------   ----------
Stockholders' Equity
  Common Stock, No Par Value, Authorized 50,000 Shares,
     10,463 Shares Issued and Outstanding...................   1,124,739    1,124,739
  Retained Earnings (Deficit)...............................    (554,724)   2,558,444
                                                              ----------   ----------
          Total Stockholders' Equity........................     570,015    3,683,183
                                                              ----------   ----------
                                                              $  999,496   $4,362,298
                                                              ==========   ==========

                           See Selected Information.

                           WESTERN MONTANA DBS, INC.
                             dba ROCKY MOUNTAIN DBS

                               INCOME STATEMENTS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                                 1998         1997
                                                              ----------   ----------
REVENUES
  DSS Programming Revenues..................................  $3,168,112   $2,820,182
  DSS Equipment Sales.......................................     110,314       78,494
  Other DSS Sales...........................................      25,876       19,008
                                                              ----------   ----------
                                                               3,304,302    2,917,684
                                                              ----------   ----------
COST OF REVENUES
  Programming Costs.........................................   1,775,655    1,187,346
  DSS Equipment Costs.......................................      99,426       78,494
  Other DSS Cost of Revenues................................      18,812       11,861
  Rebates...................................................          --      357,379
                                                              ----------   ----------
                                                               1,893,893    1,635,080
                                                              ----------   ----------
          Gross Profit......................................   1,410,409    1,282,604
                                                              ----------   ----------
SELLING, GENERAL & ADMINISTRATIVE EXPENSES
  Salaries, Wages and Commissions...........................     289,736      206,105
  Amortization and Depreciation.............................      93,381       89,613
  Bad Debt Expense..........................................      21,146       27,140
  Marketing and Advertising.................................      72,118       75,627
  Other General and Administrative..........................     156,785      102,656
                                                              ----------   ----------
                                                                 633,166      501,141
                                                              ----------   ----------
          Operating Income..................................     777,243      781,463
                                                              ----------   ----------
OTHER INCOME (EXPENSE)
  Interest Income...........................................     159,122      163,541
  Interest Expense..........................................      (1,458)        (228)
  Gain on Sale of Colorado Franchise Territories............          --    4,654,996
                                                              ----------   ----------
                                                                 157,664    4,818,309
                                                              ----------   ----------
NET INCOME..................................................  $  934,907   $5,599,772
                                                              ==========   ==========

                           See Selected Information.

                           WESTERN MONTANA DBS, INC.
                             dba ROCKY MOUNTAIN DBS

                        STATEMENTS OF RETAINED EARNINGS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                                 1998           1997
                                                              -----------    -----------
Balance, Beginning of Period................................  $ 2,171,945    $  (484,136)
  Net Income................................................      934,907      5,599,772
  Dividends and Distributions...............................   (3,661,576)    (2,557,192)
                                                              -----------    -----------
Balance, End of Period......................................  $  (554,724)   $ 2,558,444
                                                              ===========    ===========

                           See Selected Information.

                           WESTERN MONTANA DBS, INC.
                             dba ROCKY MOUNTAIN DBS

                            STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                                 1998           1997
                                                              -----------    -----------
Cash Flows from Operating Activities
  Net income................................................  $   934,907    $ 5,599,772
  Adjustments to Reconcile Net Income to Net Cash Provided
     by Operating Activities:
     Depreciation and Amortization..........................       93,381         89,613
     Gain on Sale of Colorado Franchise Territories.........           --     (4,654,996)
     (Increase) decrease in:
       Trade Accounts Receivable............................      (32,347)       114,638
       Inventories..........................................        5,154         (4,872)
       Prepaids.............................................        1,559            874
       Accrued Interest -- Golden Sky Systems...............      235,000       (146,875)
     Increase (decrease) in:
       Trade Accounts Payable...............................       43,159        (83,469)
       Accrued Expenses.....................................     (108,976)       (16,301)
       Unearned Revenues....................................      (52,035)      (150,562)
                                                              -----------    -----------
          Net Cash Provided by Operating Activities.........    1,119,802        747,822
                                                              -----------    -----------
Cash Flows from Investing Activities
  Purchase of Property, Plant and Equipment.................       (2,614)        (5,288)
  Proceeds from Sale of Franchise Territories...............    2,350,000      2,434,238
                                                              -----------    -----------
          Net Cash Provided by Investing Activities.........    2,347,386      2,428,950
                                                              -----------    -----------
Cash Flows from Financing Activities
  Distributions to Stockholders.............................   (3,661,576)    (2,557,192)
                                                              -----------    -----------
          Net Cash Used by Financing Activities.............   (3,661,576)    (2,557,192)
                                                              -----------    -----------
Net Increase (Decrease) in Cash.............................     (194,388)       619,580
Cash, Beginning of Period...................................      198,909        251,602
                                                              -----------    -----------
Cash, End of Period.........................................  $     4,521    $   871,182
                                                              ===========    ===========
SUPPLEMENTAL DISCLOSURES:
  Cash paid during the period for interest..................  $     1,458    $       228
                                                              ===========    ===========

                           See Selected Information.

                           WESTERN MONTANA DBS, INC.
                             dba ROCKY MOUNTAIN DBS

                              SELECTED INFORMATION
                          SEPTEMBER 30, 1998 AND 1997

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Nature of Operations --

     Western Montana DBS, Inc., dba Rocky Mountain DBS (the Company) was formed in June 1993 for the purpose of acquiring and operating direct broadcast satellite television operating rights. The Company is an affiliated associate member of the National Rural Telecommunications Cooperative (NRTC). The NRTC has contracted with Hughes Communications Galaxy, Inc. (Hughes), to provide exclusive marketing rights for distribution of DirecTV satellite television programming in the United States. The marketing rights give the owner exclusive rights to distribution of Direct service within the contract area. In 1994, Hughes launched the satellites that provided programming for DirecTV. At December 31, 1997, the Company had the operating rights for five counties in Montana and three counties in Idaho. The operating rights for three counties in Colorado were sold in 1997.

  Revenue Recognition --

     Revenues are earned for monthly direct broadcast satellite services which are billed to subscribers in advance. Subscribers may elect to prepay their service charges for one or more months. Revenue is recognized in the month the service is provided to the subscriber. Subscriber advance billings represent unearned revenues and are deferred until the service is provided. Coupons issued by NRTC may be used, with some restrictions, to pay a portion of a customer's account receivable. No provision is made for the subsequent use of these coupons.

  Use of Estimates --

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Fair Value of Financial Instruments --

     Financial instruments consisting of receivables and accounts payable are carried at cost, which approximates fair value, as a result of the short-term nature of the instruments.

  Intangible Assets --

     The cost of acquiring the rights to provide DirecTV satellite services are capitalized as intangible assets and are being amortized on a straight-line basis over ten years, which is the expected useful life of the revenue stream of those services.

  Income Taxes --

     Effective January 1, 1995, the Company elected to be taxed as a Subchapter S Corporation. As such, any income tax is payable by the shareholders and not the Company, therefore there is no income tax expense recorded.

                           WESTERN MONTANA DBS, INC.
                             dba ROCKY MOUNTAIN DBS

                      SELECTED INFORMATION -- (CONTINUED)

  Cash and Cash Equivalents --

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with and original maturity of three months or less to be cash equivalents. There were no cash equivalents at September 30, 1998 or 1997.

  Major Suppliers/Economic Dependency --

     The Company's sole supplier is the NRTC. In addition, NRTC provides all computer services relative to customer service, accounts receivable billing, and the determination of unearned revenue.

  Discontinued Operations --

     In May of 1997, the Company sold its Colorado subscribers to Golden Sky Systems, Inc. for $4,700,000. The Company estimates these customers comprise some 21% of the customer base and accounted for some 31% of total subscriber revenues ($402,000 from January 1, 1997, to May 1, 1997).

  Subsequent Event --

     On October 2, 1998, the Company was acquired by Golden Sky Systems, Inc. Company shareholders will receive both cash and shares in Golden Sky Holdings, Inc. in this transaction.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Through and including             , 1999 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                             SHARES
                               [GOLDEN SKY LOGO]

                              GOLDEN SKY DBS, INC.

                                  COMMON STOCK

                             ----------------------

                                   PROSPECTUS
                             ----------------------

                              MERRILL LYNCH & CO.

                          DONALDSON, LUFKIN & JENRETTE

                            BEAR, STEARNS & CO. INC.

                         BANC OF AMERICA SECURITIES LLC

                                ING BARINGS LLC

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the expenses of the issuance and distribution of the securities being registered, all of which will be paid by us:

SEC registration fee......................................  $ 47,955
NASD filing fee...........................................    17,750
Nasdaq National Market listing fee........................    22,500*
Transfer agent and registrar's fees.......................     5,000*
Printing expenses.........................................   300,000*
Fees and expenses of counsel..............................   225,000*
Fees and expenses of accountants..........................   250,000*
Miscellaneous.............................................     6,795*
                                                            --------
          Total...........................................  $875,000*
                                                            ========

---------------

* estimated

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Delaware General Corporation Law (Section 102) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of the director's fiduciary duty as a director, except in the case where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct, knowingly violated a law, authorized the payment of a dividend, approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation contains a provision that eliminates the personal liability of our directors as set forth above.

     Section 145 of the General Corporation Law of the State of Delaware ("DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     In accordance with Section 145 of the DGCL, the registrant has adopted a by-law that provides that, to the fullest extent permitted by DGCL, the registrant shall indemnify any person serving as a director or officer of the registrant and every such director or officer serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for expenses incurred in the defense of, or in connection with, any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative. Under Section 145 of the DGCL and the registrant's by-laws, such indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     The registrant has also entered into Director Indemnification Agreements with each member of the registrant's board of directors. The indemnification rights of the directors under these agreements are substantially similar to the indemnification provisions contained in the registrant's by-laws.

     The registrant has purchased and maintains insurance to protect persons entitled to indemnification pursuant to its by-laws and the DGCL against expenses, judgments, fines and amounts paid in settlement, to the fullest extent permitted by the DGCL.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Upon our formation on February 2, 1999, we issued and sold 100 shares of our common stock to Golden Sky Holdings, Inc. in exchange for $100 and all of the capital stock of Golden Sky Systems, Inc., which had previously been a wholly-owned subsidiary of Golden Sky Holdings, Inc.

     On February 19, 1999, we sold $193.1 million aggregate principal amount at maturity of our 13 1/2% senior discount notes due 2007 to qualified institutional buyers and to persons outside the United States pursuant to a Purchase Agreement dated February 11, 1999, between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Montgomery Securities LLC, Donaldson, Lufkin & Jenrette Securities Corporation and Fleet Securities, Inc. as initial purchasers.

     The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the certificates issued in such transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

         NUMBER                                  DESCRIPTION
         ------                                  -----------
        1.1              -- Purchase Agreement.+
        2.1              -- Stock Purchase Agreement, dated as of July 11, 1997,
                            among Golden Sky Systems, Inc., Argos Support Services
                            Company and the several shareholders named therein
                            (incorporated by reference to Exhibit 2.1 to Amendment
                            No. 1 to Golden Sky Systems, Inc.'s Registration
                            Statement filed on Form S-4 (Commission File No.
                            333-64367) which became effective on March 22, 1999).
        2.2              -- Asset Purchase Agreement, dated as of July 10, 1998, by and between Golden Sky Systems, Inc. and Volcano Vision,
                            Inc. (incorporated by reference to Exhibit 2.2 to
                            Amendment No. 1 to Golden Sky Systems, Inc.'s
                            Registration Statement filed on Form S-4 (Commission File
                            No. 333-64367) which became effective on March 22, 1999).
        2.3              -- Agreement and Plan of Merger, dated as of September 1,
                            1998, among Golden Sky Holdings, Inc., Golden Sky
                            Systems, Inc., Western Montana DBS, Inc. d/b/a Rocky
                            Mountain DBS and the stockholders of Western Montana DBS,
                            Inc. named therein (incorporated by reference to Exhibit
                            2.3 to Amendment No. 1 to Golden Sky Systems, Inc.'s
                            Registration Statement filed on Form S-4 (Commission File
                            No. 333-64367) which became effective on March 22, 1999).

         NUMBER                                  DESCRIPTION
         ------                                  -----------
        2.4              -- Agreement and Plan of Merger between Golden Sky DBS, Inc.
                            and Golden Sky Holdings, Inc.+
        3.1              -- Amended and Restated Certificate of Incorporation of the
                            registrant.+
        3.2              -- Amended and Restated By-Laws of the registrant.+
        5.1              -- Opinion of McDermott, Will & Emery as to the legality of the securities being registered.+
       10.1              -- Purchase Agreement, dated as of February 11, 1999, among the registrant, Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated, NationsBanc Montgomery Securities LLC,
                            Donaldson, Lufkin & Jenrette Securities Corporation and
                            Fleet Securities, Inc., relating to the issuance and sale
                            of $193,100,000 aggregate principal amount at maturity of
                            the registrant's 13 1/2% Senior Discount Notes due 2007,
                            Series A (incorporated by reference to Exhibit 10.1 to
                            the registrant's Registration Statement filed on Form S-4
                            (Commission File No. 333-76413)).
       10.2              -- Purchase Agreement, dated as of July 24, 1998, among
                            Golden Sky Systems, Inc., Merrill Lynch, Pierce, Fenner &
                            Smith Incorporated and NationsBanc Montgomery Securities
                            LLC, relating to the issuance and sale of $195,000,000
                            aggregate principal amount of Golden Sky Systems, Inc.'s
                            12 1/8% Senior Subordinated Notes due 2006, Series A
                            (incorporated by reference to Exhibit 10.1 to Golden Sky
                            Systems, Inc.'s Registration Statement filed on Form S-4
                            (Commission File No. 333-64367) which became effective on
                            March 22, 1999).
       10.3              -- Indenture, dated as of July 31, 1998, by and among Golden
                            Sky Systems, Inc., as issuer, Argos Support Services
                            Company, as guarantor, PrimeWatch, Inc., as guarantor,
                            and State Street Bank and Trust Company of Missouri,
                            N.A., as trustee, relating to Golden Sky Systems, Inc.'s
                            12 1/8% Senior Subordinated Notes due 2006, Series A and
                            12 1/8% Senior Subordinated Notes due 2006, Series B
                            (incorporated by reference to Exhibit 4.1 to Golden Sky
                            Systems, Inc.'s Registration Statement filed on Form S-4
                            (Commission File No. 333-64367) which became effective on
                            March 22, 1999).
       10.4              -- Form of 12 1/8% Senior Subordinated Note due 2006, Series
                            B of Golden Sky Systems, Inc. (included as Exhibit A-2 in
                            Exhibit 10.3) (incorporated by reference to Exhibit 4.1
                            to Golden Sky Systems, Inc.'s Registration Statement
                            filed on Form S-4 (Commission File No. 333-64367) which
                            became effective on March 22, 1999).
       10.5              -- Indenture, dated as of February 19, 1999, between the
                            registrant, as issuer, and United States Trust Company of
                            New York, as trustee, relating to the registrant's
                            13 1/2% Senior Discount Notes due 2007, Series A, and
                            13 1/2% Senior Discount Notes due 2007, Series B
                            (incorporated by reference to Exhibit 4.1 to the
                            registrant's Registration Statement filed on Form S-4
                            (Commission File No. 333-76413)).
       10.6              -- Form of 13 1/2% Senior Discount Note due 2007, Series B,
                            of the registrant (included as Exhibit A-2 in Exhibit
                            4.1) (incorporated by reference to Exhibit 4.1 to the
                            registrant's Registration Statement filed on Form S-4
                            (Commission File No. 333-76413)).
       10.7              -- Registration Rights Agreement, dated as of February 19,
                            1999, by and among the registrant and Merrill Lynch,
                            Pierce, Fenner & Smith Incorporated, NationsBanc
                            Montgomery Securities LLC, Donaldson, Lufkin & Jenrette
                            Securities Corporation and Fleet Securities, Inc., as
                            initial purchasers (incorporated by reference to Exhibit
                            4.3 to the registrant's Registration Statement filed on
                            Form S-4 (Commission File No. 333-76413)).
       10.8-10.13        -- Reserved.

         NUMBER                                  DESCRIPTION
         ------                                  -----------
       10.14             -- Employment Agreement, dated as of November 3, 1997,
                            between Golden Sky Systems, Inc. and William J. Gerski
                            (incorporated by reference to Exhibit 10.8 to Amendment
                            No. 1 to Golden Sky Systems, Inc.'s Registration
                            Statement filed on Form S-4 (Commission File No.
                            333-64367) which became effective on March 22, 1999).
       10.15             -- Employment Agreement, dated as of August 24, 1998,
                            between Golden Sky Systems, Inc. and John R. Hager
                            (incorporated by reference to Exhibit 10.10 to Amendment
                            No. 1 to Golden Sky Systems, Inc.'s Registration
                            Statement filed on Form S-4 (Commission File No.
                            333-64367) which became effective on March 22, 1999).
       10.16             -- Non-Competition Agreement between Golden Sky Systems,
                            Inc. and Rodney A. Weary (incorporated by reference to
                            Exhibit 10.11 to Amendment No. 1 to Golden Sky Systems,
                            Inc.'s Registration Statement filed on Form S-4
                            (Commission File No. 333-64367) which became effective on
                            March 22, 1999).
       10.17             -- Non-Competition Agreement between Golden Sky Systems,
                            Inc. and Jo Ellen Linn (incorporated by reference to
                            Exhibit 10.12 to Amendment No. 1 to Golden Sky Systems,
                            Inc.'s Registration Statement filed on Form S-4
                            (Commission File No. 333-64367) which became effective on
                            March 22, 1999).
       10.18             -- Non-Competition Agreement, dated as of August 24, 1998, between Golden Sky Systems, Inc. and John R. Hager
                            (incorporated by reference to Exhibit 10.13 to Amendment
                            No. 1 to Golden Sky Systems, Inc.'s Registration
                            Statement filed on Form S-4 (Commission File No.
                            333-64367) which became effective on March 22, 1999).
       10.19             -- Form of Director Indemnification Agreement, dated as of
                            February 12, 1997, between Golden Sky Holdings, Inc. and
                            each of the members of Golden Sky Holdings, Inc.'s board
                            of directors (incorporated by reference to Exhibit 10.14
                            to Amendment No. 1 to Golden Sky Systems, Inc.'s
                            Registration Statement filed on Form S-4 (Commission File
                            No. 333-64367) which became effective on March 22, 1999).
       10.20             -- Confidentiality and Proprietary Rights Agreements, dated as of August 24, 1998, between Golden Sky Systems, Inc.
                            and John R. Hager (incorporated by reference to Exhibit
                            10.15 to Amendment No. 1 to Golden Sky Systems, Inc.'s
                            Registration Statement filed on Form S-4 (Commission File
                            No. 333-64367) which became effective on March 22, 1999).
       10.21             -- Exchange Agency Agreement, dated as of November 24, 1998, between the registrant and State Street Bank and Trust
                            Company of Missouri, N.A., as Exchange Agent
                            (incorporated by reference to Exhibit 10.16 to Amendment
                            No. 1 to Golden Sky Systems, Inc.'s Registration
                            Statement filed on Form S-4 (Commission File No.
                            333-64367) which became effective on March 22, 1999).
       10.22             -- First Amendment to Amended and Restated Credit Agreement,
                            dated as of February 10, 1999, among Golden Sky Holdings,
                            Inc., Golden Sky Systems, Inc., various banks, Paribas
                            (formerly known as Banque Paribas), as Syndication Agent,
                            Fleet National Bank, as Administrative Agent, and General
                            Electric Capital Corporation, as Documentation Agent
                            (incorporated by reference to Exhibit 10.17 to Amendment
                            No. 4 to Golden Sky Systems, Inc.'s Registration
                            Statement filed on Form S-4 (Commission File No.
                            333-64367) which became effective on March 22, 1999).
       10.23             -- Office Building Lease, dated as of January 27, 1999,
                            between Belletower Partners, L.L.C. and Golden Sky
                            Systems, Inc. (incorporated by reference to Exhibit 10.18
                            to Amendment No. 4 to Golden Sky Systems, Inc.'s
                            Registration Statement filed on Form S-4 (Commission File
                            No. 333-64367) which became effective on March 22, 1999).

         NUMBER                                  DESCRIPTION
         ------                                  -----------
       10.24             -- Amendment and Waiver, dated as of June 14, 1999, among
                            Golden Sky Holdings, Inc., Golden Sky Systems, Inc.,
                            various banks, Paribas (formerly known as Banque
                            Paribas), as Syndication Agent, Fleet National Bank, as
                            Administrative Agent, and General Electric Capital
                            Corporation, as Documentation Agent (incorporated by
                            reference to Exhibit 10.24 to Amendment No. 2 to the
                            registrant's Registration Statement on Form S-4
                            (Commission File No. 333-76413)).
       10.25             -- Employment Agreement, dated as of May 17, 1999, between
                            Golden Sky Systems, Inc. and Gordon Smith (incorporated
                            by reference to Exhibit 10.25 to Amendment No. 1 to the
                            registrant's Registration Statement on Form S-4
                            (Commission File No. 333-76413)).
       10.26             -- Non-Competition Agreement, dated as of May 17, 1999,
                            between Golden Sky Systems, Inc. and Gordon Smith
                            (incorporated by reference to Exhibit 10.26 to Amendment
                            No. 1 to the registrant's Registration Statement filed on
                            Form S-4 (Commission File No. 333-76413)).
       21.1              -- Subsidiaries of the registrant.
       23.1              -- Consent of McDermott, Will & Emery (included in Exhibit
                            5.1).
       23.2              -- Consent of KPMG LLP.
       23.3              -- Consent of Eide Bailly LLP (formerly known as Eide
                            Helmeke PLLP).
       23.4              -- Consent of Loucks & Glassley, PLLP.
       23.5              -- Consent of Moss Adams LLP.
       23.6              -- Consent of Curtis Blakely & Co., P.C.
       23.7              -- Consent of CHMS P.C.
       24.1              -- Power of Attorney of the members of the Board of
                            Directors of Golden Sky DBS, Inc. (included within the
                            signature page hereto).
       99.1              -- Stock Purchase Agreement, dated as of February 12, 1997, among Golden Sky Systems, Inc., Rodney A. Weary and the
                            investors named therein (incorporated by reference to
                            Exhibit 99.3 to Golden Sky Systems, Inc.'s Registration
                            Statement filed on Form S-4 (Commission File No.
                            333-64367) which became effective on March 22, 1999).
       99.2              -- Stock Purchase Agreement, dated as of November 24, 1997, by and among Golden Sky Holdings, Inc., Golden Sky
                            Systems, Inc., Rodney A. Weary, and the investors named
                            therein (incorporated by reference to Exhibit 99.4 to
                            Golden Sky Systems, Inc.'s Registration Statement filed
                            on Form S-4 (Commission File No. 333-64367) which became
                            effective on March 22, 1999).
       99.3              -- Stockholders Agreement, dated as of November 24, 1997, by and among Golden Sky Holdings, Inc. and the investors and
                            other stockholders named therein (incorporated by
                            reference to Exhibit 99.5 to Golden Sky Systems, Inc.'s
                            Registration Statement filed on Form S-4 (Commission File
                            No. 333-64367) which became effective on March 22, 1999).

---------------

+ To be filed by amendment.

     (b) Financial Statement Schedules.

     None.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on July 9, 1999.

                                            GOLDEN SKY DBS, INC.

                                            By:      /s/ JOHN R. HAGER
                                              ----------------------------------
                                                        John R. Hager
                                                   Chief Financial Officer

     The undersigned directors and officers of Golden Sky DBS, Inc., hereby appoint Rodney A. Weary and John R. Hager, or either of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-1 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                         TITLE                       DATE
                      ---------                                         -----                       ----
                 /s/ RODNEY A. WEARY                   Chairman of the Board and Chief          July 9, 1999
-----------------------------------------------------    Executive Officer (Principal
                   Rodney A. Weary                       Executive Officer)

                  /s/ JOHN R. HAGER                    Chief Financial Officer (Principal       July 9, 1999
-----------------------------------------------------    Financial and Accounting Officer)
                    John R. Hager

                /s/ ROBERT F. BENBOW                   Director                                 July 9, 1999
-----------------------------------------------------
                  Robert F. Benbow

               /s/ WILLIAM O. CHARMAN                  Director                                 July 9, 1999
-----------------------------------------------------
                 William O. Charman

               /s/ WILLIAM P. COLLATOS                 Director                                 July 9, 1999
-----------------------------------------------------
                 William P. Collatos

               /s/ WILLIAM A. JOHNSTON                 Director                                 July 9, 1999
-----------------------------------------------------
                 William A. Johnston

                      SIGNATURE                                         TITLE                       DATE
                      ---------                                         -----                       ----
                /s/ ROBERT B. LIEPOLD                  Director                                 July 9, 1999
-----------------------------------------------------
                  Robert B. Liepold

                /s/ ERIK M. TORGERSON                  Director                                 July 9, 1999
-----------------------------------------------------
                  Erik M. Torgerson

                                 EXHIBIT INDEX

         NUMBER                                  DESCRIPTION
         ------                                  -----------
        1.1              -- Purchase Agreement.+
        2.4              -- Agreement and Plan of Merger between Golden Sky DBS, Inc.
                            and Golden Sky Holdings, Inc.+
        3.1              -- Amended and Restated Certificate of Incorporation of the
                            registrant.+
        3.2              -- Amended and Restated By-Laws of the registrant.+
        5.1              -- Opinion of McDermott, Will & Emery as to the legality of the securities being registered.+
       21.1              -- Subsidiaries of the registrant.
       23.1              -- Consent of McDermott, Will & Emery (included in Exhibit
                            5.1).
       23.2              -- Consent of KPMG LLP.
       23.3              -- Consent of Eide Bailly LLP (formerly known as Eide
                            Helmeke PLLP).
       23.4              -- Consent of Loucks & Glassley, PLLP.
       23.5              -- Consent of Moss Adams LLP.
       23.6              -- Consent of Curtis Blakely & Co., P.C.
       23.7              -- Consent of CHMS P.C.
       24.1              -- Power of Attorney of the members of the Board of
                            Directors of Golden Sky DBS, Inc. (included within the
                            signature page hereto).

---------------

+ To be filed by amendment.